Exhibit 10.26

LEASE

between

ONE PENN PLAZA LLC,

Landlord,

and

LB PHARMACEUTICALS, INC.,

Tenant.

One Penn Plaza (a/k/a PENN 1)

New York, New York 10119

As of May 20, 2024

i

4.10	Building Amenities	36
4.11	Labor Harmony	36
4.12	No Other Services	37

Article 5 ELECTRICITY		37
5.1	Capacity	37
5.2	Electricity for the Building	37
5.3	Submetering	37
5.4	Termination of Electric Service	40

Article 6 INITIAL CONDITION OF THE PREMISES		40
6.1	Condition of Premises	40
6.2	Landlord’s Work	41
6.3	Notices to Tenant Regarding Landlord’s Work	45

Article 7 ALTERATIONS		45
7.1	General	45
7.2	Basic Alterations	46
7.3	Approval Process	46
7.4	Performance of Alterations	48
7.5	Financial Integrity	49
7.6	Effect on Building	51
7.7	Time for Performance of Alterations	51
7.8	Removal of Alterations and Tenant’s Property	52
7.9	Contractors and Supervision	53
7.10	Pantry	53
7.11	Window Coverings	53
7.12	Air-Cooled HVAC Installations	54

Article 8 REPAIRS		54
8.1	Landlord’s Repairs	54
8.2	Tenant’s Repairs	54
8.3	Certain Limitations	55
8.4	Overtime	55

Article 9 ACCESS; LANDLORD’S CHANGES		56
9.1	Access	56
9.2	Landlord’s Obligation to Minimize Interference	57
9.3	Reserved Areas	57
9.4	Ducts, Pipes and Conduits	58
9.5	Keys	58
9.6	Landlord’s Changes	58

Article 10 UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE		59
10.1	Unavoidable Delays	59
10.2	Interruption of Services	60
10.3	Rent Credit	60

Article 11 REQUIREMENTS		61
11.1	Tenant’s Obligation to Comply with Requirements	61
11.2	Landlord’s Obligation to Comply with Requirements	62
11.3	Certificate of Occupancy	62

Article 12 QUIET ENJOYMENT		63
12.1	Quiet Enjoyment	63

Article 13 SUBORDINATION		63
13.1	Subordination	63
13.2	Attornment	64
13.3	Amendments to this Lease	66
13.4	Tenant’s Estoppel Certificate	66
13.5	Landlord’s Estoppel Certificate	67
13.6	Rights to Cure Landlord’s Default	67
13.7	Zoning Lot Merger Agreement	67
13.8	Tenant’s Financial Statements	68

Article 14 INSURANCE		69
14.1	Tenant’s Insurance	69
14.2	Landlord’s Insurance	70
14.3	Mutual Waiver of Subrogation	71
14.4	Evidence of Insurance	71
14.5	No Concurrent Insurance	72
14.6	Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance	72

Article 15 CASUALTY		72
15.1	Notice	72
15.2	Landlord’s Restoration Obligations	72
15.3	Rent Abatement	73
15.4	Landlord’s Termination Right	74
15.5	Tenant’s Termination Right	74
15.6	Termination Rights at End of Term	75
15.7	No Other Termination Rights	76

Article 16 CONDEMNATION		76
16.1	Effect of Condemnation	76
16.2	Condemnation Award	77
16.3	Temporary Taking	78

Article 17 ASSIGNMENT AND SUBLETTING		78
17.1	General Limitations	78
17.2	Landlord’s Expenses	80
17.3	Recapture Procedure	80
17.4	Certain Transfer Rights	84
17.5	Preliminary Approval	86

17.6	Transfer Taxes	87
17.7	Transfer Profit	87
17.8	Permitted Transfers	89
17.9	Special Occupants	91

Article 18 LANDLORD’S RIGHT TO RELOCATE TENANT		92
18.1	Landlord’s Rights	92

Article 19 DEFAULT		94
19.1	Events of Default	94
19.2	Termination	96

Article 20 TENANT’S INSOLVENCY		96
20.1	Assignments pursuant to the Bankruptcy Code	96
20.2	Replacement Lease	97
20.3	Insolvency Events	98
20.4	Effect of Stay	99
20.5	Rental for Bankruptcy Purposes	100

Article 21 REMEDIES AND DAMAGES		100
21.1	Certain Remedies	100
21.2	No Redemption	101
21.3	Calculation of Damages	101

Article 22 EXPENSES AND LATE CHARGES		102
22.1	Landlord’s Costs	102
22.2	Tenant’s Costs	103
22.3	Interest on Late Payments	103

Article 23 SECURITY		104
23.1	Security Deposit	104
23.2	Landlord’s Rights	105
23.3	Return of Security	106
23.4	Transfer of Letter of Credit	106
23.5	Renewal of Letter of Credit	106

Article 24 END OF TERM		106
24.1	End of Term	106
24.2	Holdover	107

Article 25 NO WAIVER		107
25.1	No Surrender	107
25.2	No Waiver by Landlord	107
25.3	No Waiver by Tenant	108

Article 26 JURISDICTION		109
26.1	Governing Law	109
26.2	Submission to Jurisdiction	109
26.3	Waiver of Trial by Jury; Counterclaims	109

Article 27 NOTICES		110
27.1	Addresses; Manner of Delivery	110

Article 28 BROKERAGE		111
28.1	Broker	111

Article 29 INDEMNITY		111
29.1	Tenant’s Indemnification of the Landlord Indemnitees	111
29.2	Landlord’s Indemnification of the Tenant Indemnitees	112
29.3	Indemnification Procedure	113

Article 30 LANDLORD’S CONSENTS; ARBITRATION		115
30.1	Certain Limitations	115
30.2	Expedited Arbitration	115

Article 31 ADDITIONAL PROVISIONS		116
31.1	Tenant’s Property Delivered to Building Employees	116
31.2	Not Binding Until Execution	116
31.3	No Third Party Beneficiaries	117
31.4	Extent of Landlord’s Liability	117
31.5	Extent of Tenant’s Liability	117
31.6	Survival	117
31.7	Recording	118
31.8	Entire Agreement	118
31.9	Counterparts and Electronic Signatures	118
31.10	Exhibits	118
31.11	Gender; Plural	118
31.12	Divisibility	118
31.13	Vault Space	118
31.14	Adjacent Excavation	119
31.15	Captions	119
31.16	Parties Bound	119
31.17	Authority	119
31.18	Rent Control	120
31.19	Consequential Damages	120
31.20	Tenant’s Advertising	120
31.21	Specially Designated Nationals; Blocked Persons; Embargoed Persons	121

v

DEFINED TERMS

Term	Page

Affiliate	4
Affiliate Occupant Threshold	91
Allocation and Protocol Notice	25
Alterations	45
Alterations Notice	46
Alterations Rules	27
Amortized Transfer Expenses	81
Anticipated Relocation Date	92
Applicable Rate	4
Architect	41
Assessed Valuation	18
Average Cost per Kilowatt Hour	12
Average Cost per Peak Demand Kilowatt	12
Bank Requirements	104
Bankruptcy Code	96
Base Electrical Capacity	37
Base Operating Expense Year	6
Base Operating Expenses	6
Base Rate	4
Base Tax Year	18
Base Taxes	18
Basic Alteration	46
Basic Sublease Provisions	86
Broker	111
Broker’s Cooperating Broker	111
Building	1
Building Change	51
Building Hours	31
Building Standard Installations	41
Building Systems	31
Business Days	4
Carbon Emissions Limits	24
Casualty Statement	74
Claim	113
Claim Against Landlord	111
Claim Against Tenant	112
Commencement Date	1
Condominium Board	63
Condominium Declaration	63
Consumer Price Index	4

Contractor’s Liability Policy	48
Control	5
Decorative Alterations	45
Deficiency	101
Delivery Outside Date	2
Delivery Termination Date	2
Delivery Termination Notice	2
Delivery Termination Notice Date	2
Delivery Termination Outside Date	2
Electricity Additional Rent	38
Electricity Inclusion Charge	39
Embargoed Person	121
Escalation Rent	5
Event of Default	94
Excluded Amounts	18
Expedited Arbitration Proceeding	115
Expiration Date	1
Final Plans	42
Final Space Plan	41
Fixed Expiration Date	1
Fixed Rent	3
GAAP	5
Governmental Authority	61
Green Building Certification and Health & Safety Certification	30
Holidays	5
HVAC	31
HVAC Systems	31
Indemnitee	113
Indemnitor	113
Initial Alterations	45
Insolvency Events	99
Insolvency Party	96
ISO	69
Landlord	1
Landlord Indemnitees	112
Landlord’s Carbon Emission Determination	25
Landlord’s Property Policy	71
Landlord’s Relocation Work	93
Landlord’s Work	41
Lease	1
Lessor	63
Letter of Credit	104
Licensed Area	5
List	121

Local Law 97	24
Local Law 97 Costs	25
Long Lead Work	43
Measurement Protocol	24
Monthly Operating Expense Payment Amount	14
Monthly Tax Payment Amount	19
Mortgage	64
Mortgagee	64
Net Worth Assignment Requirement	88
New Premises	92
Occupancy Agreement	78
OFAC	121
Old Premises	92
Operating Expense Payment	10
Operating Expense Statement	10
Operating Expense Year	10
Operating Expenses	6
Out-of-Pocket Costs	5
Overtime Freight Allocation	32
Overtime Periods	31
Performance Bond/Payment Bond Threshold	49
Permitted Party	78
Person	6
Plan Deadline	41
Plan Requirements	41
Predecessor Tenant	98
Premises	1
Property Management Charge	6
Proposed Transfer Terms	80
Prospective Operating Expense Statement	14
Prospective Tax Statement	19
Qualified Alteration	53
Real Property	1
Recapture Date	81
Recapture Procedure	80
Recapture Sublease	81
Recapture Sublease Notice	81
Recapture Subtenant	81
Recapture Termination	83
Recapture Termination Notice	83
Relocation Date	93
Relocation Effective Notice	93
Relocation Effective Notice Delivery Date	93
Relocation Notice	92

Relocation Option	92
Rent Commencement Date	3
Rentable Area	6
Rental	6
Requirements	61
Reserved Areas	57
Revision Deadline	42
Risers	28
RPAPL	96
Rules	28
Second Bite Date	75
Security Amount	104
Settlement	114
Short-Term Sublease	81
Special Occupant	91
Specialty Alteration Approval Request	52
Specialty Alterations	46
Substantial Completion	46
Successor	64
Superior Lease	64
Sustainability and Certification Costs	30
Sustainability Practices	30
Swing Space License Agreement	6
Tax Payment	19
Tax Statement	19
Tax Year	19
Taxes	18
Tenant	1
Tenant Changes	44
Tenant Extra Work	42
Tenant Indemnitees	112
Tenant Obligor	99
Tenant Work Delays	44
Tenant’s Auto Policy	69
Tenant’s Carbon Emission Allocation	24
Tenant’s Initial Plans	41
Tenant’s Liability Policy	69
Tenant’s Operating Expense Share	10
Tenant’s Property	46
Tenant’s Property Policy	69
Tenant’s Statements	68
Tenant’s Tax Payment Commencement Date	19
Tenant’s Tax Share	19
Tenant’s Worker’s Compensation Policy	69

Term	1
Term Sheet	86
Transfer	78
Transfer Date	80
Transfer Expenses	80
Transfer Inflow	88
Transfer Notice	80
Transfer Outflow	88
Transfer Profit	87
Transferee	80
Transferor	80
Unavoidable Delay	59
Usable Area	6
Utility Company	13
Work Access	56
Work Deposit	50
Work Letter	41

x

EXHIBITS

Exhibit “A” - Premises

Exhibit “3.3” - Rules

Exhibit “4.4” - Cleaning Specifications

Exhibit “6.2-1” - Final Space Plan

Exhibit “6.2-2” - Work Letter

THIS LEASE (this “Lease”), dated as of the 20th day of May 2024, by and between ONE PENN PLAZA LLC, a New York limited liability company, having an address at c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019, as landlord, and LB PHARMACEUTICALS, INC., a Delaware corporation, having an address at 575 Madison Avenue, 10th Floor, New York, New York 10022, as tenant (the Person that holds the interest of the landlord hereunder at any particular time being referred to herein as “Landlord”; subject to Section 17.1(F) hereof, the Person that holds the interest of the tenant hereunder at any particular time being referred to herein as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord wishes to demise and let unto Tenant, and Tenant wishes to hire and take from Landlord, on the terms and subject to the conditions set forth herein, the premises located on a portion of the tenth (10th) floor of the building that is known as PENN 1 and by the street address of One Penn Plaza, New York, New York 10119, as more particularly shown cross-hatched on Exhibit “A” attached hereto and made a part hereof (such premises being referred to herein as the “Premises”; such building being referred to herein as the “Building”; the Building, together with the plot of land on which the Building is constructed, being collectively referred to herein as the “Real Property”).

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:

Article 1

DEMISE, TERM, FIXED RENT

1.1 Demise.

Subject to the terms hereof, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord the Premises for the term to commence on the Commencement Date and to end on the last day of the calendar month during which occurs the day immediately preceding the date that is seven (7) years after the Rent Commencement Date (the “Fixed Expiration Date”; the Fixed Expiration Date, or such earlier date that the term of this Lease otherwise terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the “Expiration Date”; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the “Term”).

1.2 Commencement Date.

(A) The Term shall commence on the later to occur of (i) July 19, 2024 and (ii) the date that Landlord delivers vacant and exclusive possession of the Premises to Tenant with Landlord’s Work Substantially Complete and otherwise in broom-clean condition (such later date being referred to herein as the “Commencement Date”).

(B) Landlord shall endeavor to Substantially Complete Landlord’s Work and deliver the Premises to Tenant on or prior to September 15, 2024; provided, however, in no event shall Landlord have any obligation to employ contractors or labor at overtime or premium pay rates or to incur any other overtime costs or expenses whatsoever to complete Landlord’s Work on or by any particular date. If the Commencement Date shall not occur or be deemed to have occurred on or prior to November 1, 2024, as such date shall be delayed by periods of any Unavoidable Delay not to exceed ninety (90) days in the aggregate and/or periods of any Tenant Work Delays (such date, as the same may be so delayed, the “Delivery Outside Date”), then as Tenant’s sole and exclusive remedy therefor (subject to this Section 1.2), Tenant shall receive a credit against the Fixed Rent in an amount equal to the product obtained by multiplying (i) Two Thousand and 80/100 Dollars ($2,000.80), by (ii) the number of days in the period commencing on the Delivery Outside Date until the day immediately preceding the date on which the Commencement Date shall occur or be deemed to have occurred. Any credit against the Fixed Rent to which Tenant is entitled pursuant to this Section 1.2(B) shall be applied, until fully depleted, against the Fixed Rent due and payable under this Lease from and after the Rent Commencement Date.

(C) Notwithstanding the foregoing to the contrary, if the Commencement Date shall not occur or shall not be deemed to occur on or prior to the ninetieth (90th) day following the Delivery Outside Date, as such date may be delayed by periods of any Unavoidable Delay not to exceed ninety (90) days in the aggregate and/or periods of any Tenant Work Delays (such ninetieth (90th) day following the Delivery Outside Date, as the same may be so delayed, the “Delivery Termination Outside Date”), then as Tenant’s sole and exclusive remedy therefor (subject to the terms of this Section 1.2), Tenant shall have the right to terminate this Lease by giving notice thereof (the “Delivery Termination Notice”) to Landlord on or prior to the fifth (5th) Business Day following the Delivery Termination Outside Date (such fifth (5th) Business Day following the Delivery Termination Outside Date, the “Delivery Termination Notice Date”), TIME BEING OF THE ESSENCE (but prior to the date that the Commencement Date shall occur or shall be deemed to occur). If (i) Tenant timely exercises Tenant’s right to terminate this Lease by delivering the Delivery Termination Notice to Landlord on or prior to the Delivery Termination Notice Date and (ii) the Commencement Date shall not occur or shall not be deemed to occur by the tenth (10th) Business Day following the date that Tenant gives such Delivery Termination Notice to Landlord (such tenth (10th) Business Day, the “Delivery Termination Date”), then (a) this Lease shall automatically terminate on the Delivery Termination Date, (b) from and after the Delivery Termination Date, subject to the terms hereof, neither party shall have any right or obligation to the other hereunder, except for those rights and obligations that expressly survive the Expiration Date, and (c) Landlord shall promptly return to Tenant any prepaid Fixed Rent and the unapplied portion of the Letter of Credit; it being understood, however, that if the Commencement Date shall occur or shall be deemed to have occurred on or before the Delivery Termination Date, then (x) the Delivery Termination Notice shall be deemed null and void, (y) this Lease shall remain in full force and effect and (z) Tenant shall have no further right to terminate this Lease pursuant to this Section 1.2(C).

1.3 Rent Commencement Date.

The term “Rent Commencement Date” shall mean the one hundred eighty-third (183rd) day after the Commencement Date.

1.4 Fixed Rent.

The annual fixed rent for the Premises (the annual fixed rent payable hereunder for the Premises at any particular time being referred to herein as the “Fixed Rent”) shall be an amount equal to:

(1) Seven Hundred Thirty Thousand Two Hundred Ninety-Two and 00/100 Dollars ($730,292.00) per annum ($60,857.67 per month) for the period commencing on the Rent Commencement Date and ending on day immediately preceding the date that is three (3) years after the Rent Commencement Date; and

(2) Seven Hundred Seventy-Four Thousand Eight Hundred Twenty-Two and 00/100 Dollars ($774,822.00) per annum ($64,568.50 per month) for the period commencing on the date that is three (3) years after the Rent Commencement Date and ending on the Fixed Expiration Date.

1.5 Payments of Fixed Rent.

(A) Subject to Section 1.5(E) hereof, Tenant shall pay the Fixed Rent in lawful money of the United States of America that is legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments, in advance, on the first (1st) day of each calendar month during the Term commencing on the Rent Commencement Date, (i) at the office of Landlord or such other place as Landlord may designate from time to time on at least thirty (30) days of advance notice to Tenant or (ii) by wire transfer in accordance with the provisions of this Section 1.5, without any set-off, offset, abatement or deduction whatsoever (except to the extent otherwise expressly set forth herein).

(B) Landlord shall have the right to require Tenant to pay the Fixed Rent and any other items of Rental when due by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant.

(C) Subject to Section 1.5(B) hereof, Tenant shall have the right to pay the Fixed Rent and any other items of Rental by wire transfer of immediately available funds to an account that Landlord designates from time to time on at least thirty (30) days of advance notice to Tenant. Landlord shall so designate an account within thirty (30) days after Tenant’s request therefor from time to time.

(D) If the Rent Commencement Date is not the first (1st) day of a calendar month, then (x) the Fixed Rent due hereunder for the calendar month during which the Rent Commencement Date occurs shall be adjusted appropriately based on the number of days in such calendar month, and (y) subject to Section 1.5(E) hereof, Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on the Rent Commencement Date. If the Expiration Date is not the last day of a calendar month, then the Fixed Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.

(E) Tenant shall pay to Landlord on the date hereof an amount equal to Sixty Thousand Eight Hundred Fifty-Seven and 67/100 Dollars ($60,857.67), which Landlord shall apply to the Fixed Rent that first comes due hereunder from and after the Rent Commencement Date until such amount is exhausted.

(F) Unless another due date or time period is provided in this Lease, any additional rent shall be paid by Tenant to Landlord within thirty (30) days after Landlord gives Tenant a statement, invoice or demand therefor. If Tenant shall fail to pay any additional rent when the same shall be due and payable in accordance with the terms of this Lease, Landlord shall have all rights, powers and remedies with respect hereto as are provided herein or by law in the case of nonpayment of any Fixed Rent.

1.6 Certain Definitions.

(A) The term “Affiliate” shall mean a Person that (1) Controls, (2) is under the Control of, or (3) is under common Control with, the Person in question.

(B) The term “Applicable Rate” shall mean, at any particular time, the lesser of (x) four hundred (400) basis points above the Base Rate at such time, and (y) the maximum rate permitted by applicable law at such time.

(C) The term “Base Rate” shall mean the rate of interest announced publicly from time to time by Citibank, N.A., or its successor, as its “prime lending rate” (or such other term as may be used by Citibank, N.A. (or its successor), from time to time, for the rate presently referred to as its “prime lending rate”).

(D) The term “Business Days” shall mean all days, excluding Saturdays, Sundays and Holidays.

(E) The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, All Items (1982-84 = 100), seasonally adjusted, for the most specific area that includes the location of the Building (which the parties acknowledge is currently New York – Northern New Jersey – Long Island, NY – NJ – CT – PA), or any successor index thereto. If the Consumer Price Index is converted to a different standard reference base or otherwise revised, then the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish such conversion factor, formula or table, then with the use of such conversion factor, formula or table as may be published by

Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, then Landlord and Tenant shall use diligent efforts, in good faith, to agree upon a substitute index for the Consumer Price Index. Either party shall have the right to submit the issue of the designation of such substitute index to an Expedited Arbitration Proceeding.

(F) The term “Control” shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract.

(G) The term “Escalation Rent” shall mean the Rental payable to Landlord under Article 2 hereof.

(H) The term “GAAP” shall mean generally accepted accounting principles, consistently applied, except that if, at any time from and after the date hereof, the American Institute of Certified Public Accountants adopts international financial reporting standards as the basis for financial reporting in the United States, then references in this Lease to GAAP shall be deemed to be references to such international financial reporting standards, consistently applied.

(I) The term “Holidays” shall mean all days observed as legal holidays by either (x) the State of New York, (y) the United States of America, or (z) the labor unions that service the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (x) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC System does not observe such day as a holiday, and (y) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).

(J) The term “Licensed Area” shall have the meaning ascribed to such term in the Swing Space License Agreement.

(K) The term “Out-of-Pocket Costs” shall mean costs that a Person pays to a third party that is not an Affiliate of such Person (and, accordingly, Out-of-Pocket Costs shall not include (i) the costs that such Person incurs in compensating its own employees to perform a service or supervise work within the scope of their employment, or (ii) the administrative costs that such Person incurs in operating its own offices).

(L) The term “Person” shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and a limited liability company.

(M) The term “Rentable Area” shall mean, with respect to a particular floor area, the area thereof (expressed as a particular number of square feet), as determined in accordance with the standards that the parties used to calculate that the area of the Premises is eight thousand nine hundred six (8,906) square feet in the aggregate.

(N) The term “Rental” shall mean, collectively, the Fixed Rent, the Escalation Rent and the additional rent payable by Tenant to Landlord hereunder, and all other amounts payable by Tenant to Landlord hereunder.

(O) The term “Swing Space License Agreement” shall mean that certain license agreement, dated on or about the date hereof, between Landlord, as licensor, and Tenant, as licensee.

(P) The term “Usable Area” shall mean, with respect to a particular floor area, the usable area thereof (expressed as a particular number of square feet), as determined in accordance with The Recommended Method of Floor Measurement of Office Buildings, Effective January 1, 1987, Revised December 2003, as published by The Real Estate Board of New York, Inc.

Article 2

ESCALATION RENT

2.1 Operating Expense Definitions.

(A) The term “Base Operating Expenses” shall mean the Operating Expenses for the Base Operating Expense Year.

(B) The term “Base Operating Expense Year” shall mean the 2024 calendar year.

(C) The term “Operating Expenses” shall mean, subject to the terms of this Section 2.1 and to Section 2.2(F) hereof, the expenses paid or incurred by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Real Property (and employing personnel therefor) and for the operations thereof as reflected on Landlord’s books (which Landlord shall keep in accordance with GAAP). Landlord shall have the right to include in Operating Expenses for a particular Operating Expense Year a property management charge in an amount equal to the product obtained by multiplying (i) three percent (3%), by (ii) the gross rents that Landlord collects from Tenant and the other tenants in the Building during such Operating Expense Year (such amount being referred to herein as the “Property Management Charge”). Operating Expenses shall exclude:

(1) Taxes,

(2) Excluded Amounts,

(3) subject to Section 2.2(F) hereof, payments of interest or principal in respect of Landlord’s debt (including, without limitation, any debt that is secured by Mortgages),

(4) expenses that relate to leasing space in the Building (including, without limitation, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), the cost of performing improvements to prepare a particular portion of the Building for occupancy by a tenant, the cost of rent concessions, advertising expenses, leasing commissions, the cost of lease buy-outs and legal fees incurred in connection therewith),

(5) expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property,

(6) the cost of any repairs, replacements or improvements to the Building that are required to be capitalized by GAAP (including, without limitation, lease obligations that are required to be capitalized under GAAP) (except in each case as otherwise provided in Section 2.2(F) hereof),

(7) depreciation or amortization expense (subject, however, to Section 2.2(F) hereof),

(8) the cost of electricity that is furnished to the portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building (it being understood that Operating Expenses shall include the cost of electricity that is required to operate the Building Systems as provided in Section 2.2(B) hereof),

(9) salaries and the cost of benefits in either case for personnel above the grade of building manager,

(10) charges for the general overhead costs that Landlord incurs in managing, operating, maintaining, or staffing its offices that are not located at the Building other than the salaries and the costs of benefits of Persons providing services to and properly allocable to the Building,

(11) rent paid or payable under Superior Leases (except to the extent that (I) such rent that is paid or payable under any such Superior Lease is for Taxes or Operating Expenses, and (II) Landlord has not otherwise included such Taxes or Operating Expenses in the calculation of Escalation Rent under this Article 2),

(12) subject to Section 2.2 hereof, any expense for which Landlord is otherwise compensated, whether by virtue of insurance proceeds, condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord for Landlord’s services in the Building or otherwise (other than by virtue of other tenants in the Building making payments to Landlord for Operating Expenses as escalation rental),

(13) the cost of providing any level of service that exceeds the level of service that Landlord furnishes to Tenant hereunder,

(14) legal or arbitration fees and disbursements that are paid or incurred in connection with the negotiation of, or disputes arising out of, any lease for space in the Real Property,

(15) costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty or after a partial condemnation thereof (other than the amount of any retained losses),

(16) costs that Landlord incurs in performing, or correcting defects in, Landlord’s Work,

(17) advertising, entertainment and promotional costs that are paid or incurred for the Building,

(18) management fees that Landlord pays to a property manager (it being understood, however, that nothing in this clause (18) limits Landlord’s right to include in Operating Expenses the Property Management Charge),

(19) the expenses paid or incurred by or on behalf of Landlord in owning, maintaining, repairing, managing and operating the portion of the Real Property that is used for retail purposes,

(20) any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship,

(21) interest, penalties and late charges that in any such case are paid or incurred as a result of late payments made by Landlord or by reason of Landlord’s failure to comply with Requirements (to the extent that Landlord is required to comply with such Requirements pursuant to the terms hereof),

(22) costs incurred in operating any sign or other similar device designed principally for advertising or promotion to the extent that Landlord leases or licenses to a third party such sign or device, or the portion of the Building where such sign or device is installed,

(23) the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord (other than liability for amounts otherwise includible in Operating Expenses hereunder) and all expenses incurred in connection therewith,

(24) amounts payable by Landlord for withdrawal liability or unfunded pension liability to a multi-employer pension plan (under Title IV of the Employee Retirement Income Security Act of 1974, as amended),

(25) costs incurred by Landlord which result from Landlord’s breach of this Lease or Landlord’s negligence or willful misconduct,

(26) costs that Landlord incurs to correct a representation made by Landlord in this Lease,

(27) fines or penalties that are assessed against Landlord by a Governmental Authority by virtue of violations at the Building of applicable Requirements,

(28) fees, dues or contributions that Landlord pays voluntarily to civic organizations, charities, political parties or political action committees,

(29) the cost of providing HVAC during Overtime Periods to portions of the Building that Landlord has leased, that Landlord is offering for lease, or that otherwise constitutes leasable space that is not used for the general benefit of the occupants of the Building (except that Landlord shall have the right to include in Operating Expenses the cost of providing HVAC during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(30) the cost of providing freight elevator or loading dock service during Overtime Periods (except that Landlord shall have the right to include in Operating Expenses the cost of providing freight elevator or loading dock service during Overtime Periods that Landlord ordinarily supplies to the Building generally in accordance with good management practices),

(31) the cost of objects of fine art that Landlord installs in the Building (with the understanding, however, that (x) Landlord shall have the right to include in Operating Expenses the cost of fine art that Landlord installs in the Building to the extent that such installation is required by applicable Requirements (subject, however, to Section 2.2(F) hereof), and (y) nothing contained in this clause (31) precludes Landlord from including in Operating Expenses the cost of maintaining and repairing objects of fine art that Landlord installs in the common areas of the Building),

(32) costs associated with the construction, installation, repair or operation of any broadcasting facility, conference center, luncheon club, athletic facility, child care facility, auditorium, cafeteria, or any other similar specialty facility, except to the extent that any such facility exists in the Building for the general benefit of tenants in the Building with no separate charge or with a charge at a reduced/subsidized rate,

(33) costs that Landlord incurs in operating an ancillary service in the Building in respect of which users pay a separate charge (such as a shoe shine stand, a newsstand, a stationery store or a parking facility),

(34) costs that are duplicative of any other cost that is included in Operating Expenses,

(35) costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located,

(36) the portion of any costs that are properly allocable to any building other than the Building,

(37) in-house accounting fees,

(38) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests, and

(39) costs incurred in connection with expanding the Rentable Area of the Building.

(D) The term “Operating Expense Payment” shall mean, with respect to any Operating Expense Year, the product obtained by multiplying (i) the excess (if any) of (A) the Operating Expenses for such Operating Expense Year, over (B) the Base Operating Expenses, by (ii) Tenant’s Operating Expense Share.

(E) The term “Operating Expense Statement” shall mean a statement that shows the Operating Expense Payment for a particular Operating Expense Year.

(F) The term “Operating Expense Year” shall mean the Base Operating Expense Year and each subsequent calendar year.

(G) The term “Tenant’s Operating Expense Share” shall mean, subject to the terms hereof, four thousand one hundred ninety-eight ten-thousandths percent (0.4198%).

2.2 Calculation of Operating Expenses.

(A)

(1) Subject to the terms of this Section 2.2(A), if the entire Rentable Area of the Building (other than the retail portion thereof) is not occupied by Persons conducting business therein for the entire Operating Expense Year, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which the Building is so occupied by the amount that Landlord would have included in Operating Expenses if the entire Rentable Area of the Real Property (other than the retail portion thereof) was occupied by Persons conducting business therein for the entire Operating Expense Year.

(2) Subject to the terms of this Section 2.2(A), if (i) for any particular period, Landlord performs a particular service or a particular level of service for the benefit of Tenant in operating the Real Property, (ii) Tenant does not otherwise pay to Landlord additional rent for the costs incurred by Landlord in performing such service or such level of service, (iii) Landlord includes the cost of performing such service or such level of service in Operating Expenses for purposes of calculating the Operating Expense Payment for the applicable Operating Expense Year, and (iv) Landlord does not perform such service or such level of service for the benefit of all of the other portions of the Real Property that are occupied by Persons conducting business therein for the applicable period, then, for purposes of calculating the Operating Expense Payment, Landlord shall have the right to increase Operating Expenses that vary based on the extent to which Landlord performs such service or such level of service for the benefit of occupants of the Building by the amount that Landlord would have included in Operating Expenses if Landlord performed such service or such level of service for the entire Rentable Area of the Real Property (other than the retail portion thereof) that is occupied by Persons conducting business therein for the applicable period.

(3) Subject to the terms of this Section 2.2(A), if Landlord does not collect rents for all or any portion of the leasable space in the Building for any particular Operating Expense Year (or a portion thereof), then Landlord shall have the right to increase Operating Expenses to reflect the Property Management Charge that Landlord would have incurred if Landlord had collected rents for the entire applicable Operating Expense Year for all of the leasable area in the Building. If (x) a lease for the leasable space in the Building (or a portion thereof) is in effect, and (y) Landlord does not collect rent therefor for any reason (including, without limitation, the effectiveness of a rent abatement or the tenant’s default under the applicable lease), then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the rental rate that applies thereunder (it being understood that if a rental abatement is in effect, then the Property Management Charge shall be calculated at the rental rate that applies immediately after the last day of the abatement period). If a lease for the leasable space in the Building (or a portion thereof) is not in effect, then Landlord shall calculate the Property Management Charge as provided in this Section 2.2(A)(3) at the average rent for all other space in the Building for which a lease is in effect.

(4) Subject to the terms of this Section 2.2(A), if Landlord, during a particular Operating Expense Year (or a portion thereof), does not perform repair and maintenance on a particular element of the Building because such element of the Building is out of service or not fully in use, then Landlord shall have the right to increase Operating Expenses to reflect the amount of expenses that Landlord would have incurred if Landlord had performed such repair and maintenance for the entire Operating Expense Year. Accordingly, if, for example, during a particular Operating Expense Year, Landlord does not incur costs to repair and maintain the finishes in the lobby of the Building because the lobby is not in service for such Operating Expense Year, then Landlord shall have the right to include in Operating Expenses for such Operating Expense Year the costs that Landlord would have incurred in repairing and maintaining the finishes in the lobby of the Building for the entire Operating Expense Year.

(5) If Landlord shall increase the Operating Expenses for any Operating Expense Year as described in this Section 2.2(A), then Landlord shall increase the Operating Expenses for the Base Operating Expense Year as described in this Section 2.2(A). For purposes of calculating the Operating Expenses for the Base Operating Expense Year, any fee or expenditure that otherwise constitutes an Operating Expense and that is paid or payable to any Affiliate of Landlord shall not be less than the amount that would be reasonably expected to be paid in the absence of such relationship.

(B) Landlord shall have the right to include in Operating Expenses (and Landlord shall include in Base Operating Expenses), for the electricity supplied to the Building Systems and other common elements of the Building, an amount equal to one hundred percent (100%) of the sum of:

(1) the product obtained by multiplying (i) the Average Cost per Peak Demand Kilowatt, by (ii) the number of kilowatts that constituted the peak demand for electricity for the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined from time to time by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatts as described in clause (ii) above shall not include the number of kilowatts that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make(s) separate payment to Landlord therefor), and

(2) the product obtained by multiplying (i) the Average Cost per Kilowatt Hour, by (ii) the number of kilowatt hours of electricity used by the Building Systems and the other common elements of the Building for the applicable period (as registered on a submeter or submeters, or, at Landlord’s option, as determined by a survey prepared by an independent and reputable electrical consultant) (it being understood that such number of kilowatt hours as described in clause (ii) above shall not include the number of kilowatt hours that are attributable to the operation of the Building Systems to the extent that Tenant (or other tenants in the Building) make separate payment to Landlord therefor).

(C) The term “Average Cost per Peak Demand Kilowatt” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period, by (y) the number of kilowatts that constituted such peak demand, as reflected on the electric meter or meters for the Building.

(D) The term “Average Cost per Kilowatt Hour” shall mean, with respect to any particular period, the quotient obtained by dividing (x) the aggregate charge imposed by the Utility Company for the electricity supplied to the Building for such period (other than the aggregate charge imposed by the Utility Company for the Utility Company’s making available electricity that satisfies the Building’s peak demand for electricity during such period), by (y) the number of kilowatt hours of electricity used in the Building during such period, as reflected on the electric meter or meters for the Building.

(E) The term “Utility Company” shall mean, collectively, the local electrical energy distribution company and the competitive energy provider that provides electric service for the Building; provided, however, that if Landlord makes arrangements to produce electricity to satisfy all or a portion of the requirements of the Building, then (I) Utility Company shall also refer to the producer of such electricity, and (II) the charges imposed by such producer shall be included in the calculation of Average Cost per Kilowatt Hour and Average Cost per Peak Demand Kilowatt to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building’s electrical requirements from a local electrical energy distribution company and a competitive energy provider.

(F) If (i) Landlord makes an improvement to the Real Property or a replacement of equipment at the Real Property in either case in connection with the maintenance, repair, management or operation thereof, (ii) GAAP requires Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement, (b) in lieu of repairs, or (c) for the purpose of saving or reducing Operating Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs), then Landlord shall have the right to include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion thereof that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the useful life of such improvement or such equipment as determined in accordance with GAAP (until the cost of such improvement or such equipment is amortized fully); provided, however, that (I) for any such improvement or replacement that Landlord makes for the purpose of saving or reducing Operating Expenses, Landlord shall have the right to include in Operating Expenses for each Operating Expense Year the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion of the cost of such improvement or replacement that is calculated at two hundred (200) basis points in excess of the Base Rate, in equal annual installments over the period that Landlord reasonably determines that the cost of such improvement or replacement (and such interest) will equal the aggregate amount of the reduction in other Operating Expenses for each Operating Expense Year that derives from such improvement or such replacement (with the understanding, however, that such period shall in no event exceed the useful life of such improvement or replacement as determined in accordance with GAAP), and (II) for any such improvement or replacement that Landlord makes in lieu of a repair (and that Landlord does not make to comply with a Requirement or for the purpose of saving or reducing Operating Expenses), the aforesaid amount that Landlord includes in Operating Expenses for any particular Operating Expense Year shall not exceed the cost of the repairs that Landlord would have otherwise made if Landlord did not make such improvement or replacement.

2.3 Operating Expense Payment.

(A) Tenant shall pay the Operating Expense Payment to Landlord in accordance with the terms of this Section 2.3.

(B) Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Operating Expense Payment for a particular Operating Expense Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Operating Expense Statement”; one-twelfth (1/12th) of the Operating Expense Payment shown on a Prospective Operating Expense Statement being referred to herein as the “Monthly Operating Expense Payment Amount”). If Landlord gives to Tenant a Prospective Operating Expense Statement (or Landlord is deemed to have given to Tenant a Prospective Operating Expense Statement pursuant to Section 2.3(C) hereof), then Tenant shall pay to Landlord, as additional rent, on account of the Operating Expense Payment due hereunder for such Operating Expense Year, the Monthly Operating Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Operating Expense Year, in the same manner as the monthly installments of the Fixed Rent hereunder (it being understood that Tenant shall not be required to commence such payments of the Monthly Operating Expense Payment Amount (x) before the first (1st) day of the Operating Expense Year to which relates the applicable Monthly Operating Expense Payment Amount, or (y) earlier than the thirtieth (30th) day after the date that Landlord gives the Prospective Operating Expense Statement to Tenant). If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement after the first (1st) day of the applicable Operating Expense Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Operating Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Operating Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Operating Expense Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Operating Expense Payment for such Operating Expense Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Operating Expense Statement for a particular Operating Expense Year, then Landlord shall also provide to Tenant, within two hundred seventy (270) days after the last day of such Operating Expense Year, an Operating Expense Statement for such Operating Expense Year.

(C) Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Operating Expense Payment as reflected on an Operating Expense Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment (if any) as contemplated by Section 2.3(B) hereof, within thirty (30) days after the date that Landlord gives such Operating Expense Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Operating Expense Payment as contemplated by Section 2.3(B) hereof, over (ii) the Operating Expense Payment as reflected on such Operating Expense Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant an Operating Expense Statement, then, unless Landlord otherwise specifies in such Operating Expense Statement, Landlord shall be deemed to have given to Tenant a Prospective Operating

Expense Statement for the Operating Expense Year immediately succeeding the Operating Expense Year that is covered by such Operating Expense Statement, that reflects an Operating Expense Payment for such immediately succeeding Operating Expense Year in an amount equal to the Operating Expense Payment for such Operating Expense Year that is covered by such Operating Expense Statement.

(D) If the Rent Commencement Date occurs later than the first (1st) day of the Operating Expense Year that immediately succeeds the Base Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Rent Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Rent Commencement Date was the first (1st) day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Rent Commencement Date and ending on the last day of such Operating Expense Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(E) If the Expiration Date is not the last day of an Operating Expense Year, then the Operating Expense Payment for the Operating Expense Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Operating Expense Payment that would have been due hereunder if the Expiration Date was the last day of such Operating Expense Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Operating Expense Year is a leap year).

(F) Landlord’s failure to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any Operating Expense Year shall not impair Landlord’s right to give Tenant an Operating Expense Statement or a Prospective Operating Expense Statement for any other Operating Expense Year.

(G) Landlord shall have the right to give to Tenant an Operating Expense Statement at any time after the last day of the Base Operating Expense Year that reflects the Base Operating Expenses (regardless of whether such Operating Expense Statement reflects a payment that is due from Tenant on account of the Operating Expense Payment).

(H) If the Operating Expenses for the Base Operating Expense Year are redetermined at any time after the date that Landlord gives an Operating Expense Statement to Tenant for an Operating Expense Year, then Landlord shall give to Tenant a revised Operating Expense Statement that recalculates the Operating Expense Payment for an Operating Expense Year (using the Operating Expenses that reflect such redetermination for the Base Operating Expense Year). If such revised Operating Expense Statement indicates that Tenant has underpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall pay to Landlord an amount equal to the amount of such underpayment within thirty (30) days after Landlord gives such revised Operating Expense Statement to Tenant. If such revised Operating

Expense Statement indicates that Tenant has overpaid the Operating Expense Payment for any Operating Expense Year, then Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the amount of such overpayment; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that (I) Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date, and (II) nothing contained in this Section 2.3(H) limits Tenant’s rights under Section 2.4 hereof).

(I) If, during any particular Operating Expense Year, Landlord receives a reimbursement, rebate or refund of an Operating Expense that Landlord incurred in a prior Operating Expense Year that occurs after the Base Operating Expense Year, then Landlord shall (x) adjust the Operating Expenses for such Operating Expense Year retroactively, and (y) give promptly to Tenant a revised Operating Expense Statement for such Operating Expense Year. If such revised Operating Expense Statement indicates that Tenant overpaid the Operating Expense Payment for such Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder, together with interest thereon calculated at the Base Rate from the date that Tenant paid such overpayment to Landlord to the date that Tenant uses such credit. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.3(I), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

2.4 Auditing of Operating Expense Statements.

(A) Any Operating Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within ninety (90) days after the date that Landlord gives Tenant such Operating Expense Statement, Tenant gives a notice to Landlord objecting to such Operating Expense Statement. Tenant’s right to give such notice (and conduct the audit contemplated by this Section 2.4(A)) shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the ninetieth (90th) day after the date that Landlord gives the applicable Operating Expense Statement to Tenant). Tenant shall have the right to audit the Base Operating Expenses as contemplated by this Section 2.4(A) only after receiving the first Operating Expense Statement that sets forth the Base Operating Expenses (including, without limitation, an Operating Expense Statement that Landlord gives to Tenant as described in Section 2.3(G) hereof), and, accordingly, once Tenant’s right to so audit Base Operating Expenses lapses, Tenant shall not have the right to thereafter audit Base Operating Expenses, notwithstanding that Base Operating Expenses is included in the calculation of the Operating Expense Payment for subsequent Operating Expense Years). If Tenant gives such notice to Landlord, then, subject to the terms of this Section 2.4(A), Tenant may examine Landlord’s books and records relating to such Operating Expense Statement to determine the accuracy thereof, provided that Tenant uses Tenant’s diligent efforts to consummate such examination within a reasonable period after the date that Tenant gives such notice to Landlord. Tenant may perform such examination on reasonable advance notice to

Landlord, at reasonable times, in Landlord’s office or, at Landlord’s option, at the office of Landlord’s managing agent or accountants. Tenant shall not have the right to conduct an audit of Landlord’s books and records as described in this Section 2.4 during the period that an Event of Default has occurred and is continuing. Tenant shall have the right to conduct such examination using Tenant’s own employees. Tenant, in performing such examination, shall also have the right to be accompanied by a certified public accountant from one of the “big-4” firms of certified public accountants (or their successors), or, at Tenant’s option, a certified public accountant from a reputable regional or local certified public accounting firm that is reasonably acceptable to Landlord; provided, however, that Tenant shall not be entitled to be so accompanied by such representative unless Tenant and such certified public accounting firm shall certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such certified public accounting firm is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Operating Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless Tenant delivers to Landlord a statement, in a form reasonably designated by Landlord, signed by Tenant and Tenant’s certified public accounting firm to which such books and records are proposed to be disclosed, pursuant to which Tenant and such certified public accounting firm agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant’s certified public accounting firm derive from such examination as required by law or to Tenant’s counsel or other professional advisors that in either case agree to maintain such information in confidence).

(B) If it is determined ultimately that (i) Landlord, in an Operating Expense Statement, overstated the Operating Expense Payment, and (ii) Tenant overpaid the Operating Expense Payment for a particular Operating Expense Year, then Tenant shall be entitled to credit the amount of such overpayment of the Operating Expense Payment against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.4(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If it is ultimately determined that Landlord overstated Operating Expenses for an Operating Expense Year by five percent (5%) or more, then Landlord shall reimburse Tenant for the reasonable Out-of-Pocket Costs paid or incurred by Tenant in performing Tenant’s audit of Landlord’s books and records; provided, however, that the amount so payable to Tenant shall not exceed fifty percent (50%) of the amount of such overpayment by Tenant. Landlord shall make such reimbursement promptly following Landlord’s receipt of Tenant’s invoice therefor, together with reasonable supporting documentation substantiating such reasonable Out-of-Pocket Costs set forth therein.

(C) Nothing contained in this Section 2.4 shall constitute an extension of the date by which Tenant is required to pay the Operating Expense Payment to Landlord hereunder.

2.5 Tax Definitions.

(A) The term “Assessed Valuation” shall mean the amount for which the Real Property is assessed pursuant to applicable provisions of the New York City Charter and of the Administrative Code of The City of New York, in either case for the purpose of calculating all or any portion of the Taxes.

(B) The term “Base Taxes” shall mean the quotient obtained by dividing (i) the Taxes for the Base Tax Period, by (ii) the number of Tax Years in the Base Tax Period.

(C) The term “Base Tax Period” shall mean the period consisting of two (2) fiscal years commencing on July 1, 2023 and ending on June 30, 2025.

(D) The term “Excluded Amounts” shall mean (w) any taxes imposed on Landlord’s income, (x) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (y) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, and (z) any other similar taxes imposed on Landlord.

(E) Subject to the terms of this Section 2.5(E), the term “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments that in each case are imposed upon the Real Property, including, without limitation, (i) assessments made for “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property (except that Taxes shall not include assessments made for “air” or “development” rights that Landlord acquires from and after the date hereof), (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults or vault spaces that in either case are appurtenant to the Real Property (except that Taxes shall not include such fee, tax or charge to the extent that Landlord leases or licenses such vaults or vault spaces to a third party), and (iii) any taxes, fees or assessments levied, in whole or in part, for public benefits to the Real Property (including, without limitation, any business improvement district taxes, fees and assessments and taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building). Taxes shall be calculated without taking into account (a) any discount that Landlord receives by virtue of any early payment of Taxes, (b) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (c) any Excluded Amounts, (d) any real estate taxes that are separately assessed against a sign or billboard that is affixed to the Building or otherwise located on the Real Property, and (e) any exemption, abatement or deferral of Taxes to which the Real Property is entitled under any program that a Governmental Authority adopts to promote the improvement or redevelopment of real property or as a result of the tax-exempt status of any tenant or occupant of the Real Property (or any portion thereof). If, because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution for any of the Taxes (to the extent that such substitution is evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof, or other documents or evidence that reasonably demonstrate that the applicable Governmental Authority intended for such tax or assessment to constitute a substitution for any Taxes), then such other tax or assessment to the extent substituted shall be included in Taxes for purposes hereof (calculated assuming that the Real Property is Landlord’s sole asset and the income therefrom is Landlord’s sole income). If any such real estate taxes or assessments are payable in installments without interest, premium or penalty, then Landlord shall include in Taxes for any particular Tax Year only the installment of such real estate taxes or assessments that the applicable Governmental Authority requires Landlord to pay (and that Landlord actually pays) during such Tax Year.

(F) The term “Tax Payment” shall mean, with respect to any Tax Year, the product obtained by multiplying (i) the excess of (A) Taxes for such Tax Year, over (B) the Base Taxes, by (ii) Tenant’s Tax Share (it being understood that the Tax Payment shall be due with respect to each Tax Year following the first Tax Year in the Base Tax Period).

(G) The term “Tax Statement” shall mean a statement that shows the Tax Payment for a particular Tax Year.

(H) The term “Tax Year” shall mean the first period from July 1 through June 30 (or such other period as hereafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes) in the Base Tax Period and each subsequent period from July 1 through June 30 (or such other period as hereafter may be duly adopted by the Governmental Authority then imposing Taxes as its fiscal year for real estate tax purposes).

(I) The term “Tenant’s Tax Payment Commencement Date” shall mean the date that shall be first (1st) anniversary of the Commencement Date.

(J) The term “Tenant’s Tax Share” shall mean, subject to the terms hereof, three thousand six hundred sixty-one ten-thousandths percent (0.3661%).

2.6 Tax Payment.

(A) Subject to the provisions of this Section 2.6, Tenant shall pay to Landlord, as additional rent, the Tax Payment. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to make a Tax Payment until Tenant’s Tax Payment Commencement Date.

(B) Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord’s good faith estimate of the Tax Payment for a particular Tax Year (any such statement that Landlord gives to Tenant being referred to herein as a “Prospective Tax Statement”; one-twelfth (1/12th) of the Tax Payment shown on a Prospective Tax Statement being referred to herein as the “Monthly Tax Payment Amount”). If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement, then, subject to the terms of this Section 2.6(B), Tenant shall pay to Landlord, as additional rent, on account of the Tax Payment due hereunder for such Tax Year, the Monthly Tax Payment Amount, on the first (1st) day of each subsequent calendar month until Tenant has paid to Landlord, pursuant to this Section 2.6(B), the full amount of the Tax Payment as so estimated in the Prospective Tax Statement. Tenant shall pay the Monthly Tax Payment Amount to Landlord in the same manner as the monthly installments of the Fixed Rent hereunder. Landlord shall not have the right to require Tenant to commence Tenant’s payment of the Monthly Tax Payment Amount for a particular Tax Year earlier than the one hundred fiftieth (150th) day of the immediately preceding Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement after the one hundred fiftieth (150th) day of the immediately preceding Tax Year, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Tax Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Tax Payment Amount, by (y) the number of calendar months that have theretofore elapsed since the one hundred fiftieth (150th) day of the immediately preceding Tax Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Tax Payment for the Tax Year to which the Prospective Tax Statement relates. Landlord shall not have the right to use this Section 2.6(B) to collect more than fifty percent (50%) of the Tax Payment shown on a particular Prospective Tax Statement earlier than the thirtieth (30th) day before the date that the first installment of Taxes is due to the applicable Governmental Authority for a particular Tax Year. If Landlord gives (or is deemed to have given) to Tenant a Prospective Tax Statement for a particular Tax Year, then Landlord shall also provide to Tenant, within one hundred eighty (180) days after the last day of such Tax Year, a Tax Statement for such Tax Year.

(C) From and after Tenant’s Tax Payment Commencement Date, Tenant shall pay to Landlord an amount equal to the excess (if any) of (i) the Tax Payment as reflected on a Tax Statement that Landlord gives to Tenant, over (ii) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment (if any) as contemplated by Section 2.6(B) hereof, within thirty (30) days after the date that Landlord gives such Tax Statement to Tenant. Tenant shall have the right to credit against the Rental thereafter coming due hereunder an amount equal to the excess (if any) of (i) the aggregate amount that Tenant has theretofore paid to Landlord on account of the Tax Payment as contemplated by Section 2.6(B) hereof, over (ii) the Tax Payment as reflected on such Tax Statement; provided, however, that if the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (it being understood that Landlord’s obligation to make such payment to Tenant shall survive the Expiration Date). If Landlord gives Tenant a Tax Statement, then, unless Landlord otherwise specifies in such Tax Statement, Landlord shall be deemed to have given to Tenant a Prospective Tax Statement, for the Tax Year immediately succeeding the Tax Year that is covered by such Tax Statement, that reflects a Tax Payment for such immediately succeeding Tax Year in an amount equal to the Tax Payment for such Tax Year that is covered by such Tax Statement.

(D) If Tenant’s Tax Payment Commencement Date occurs later than the first (1st) day of the Tax Year that immediately succeeds the first (1st) Tax Year in the Base Tax Period, then the Tax Payment for the Tax Year during which Tenant’s Tax Payment Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if Tenant’s Tax Payment Commencement Date was the first (1st) day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on Tenant’s Tax Payment Commencement Date and ending on the last day of such Tax Year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(E) If the Expiration Date is not the last day of a Tax Year, then the Tax Payment for the Tax Year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Payment that would have been due hereunder if the Expiration Date was the last day of such Tax Year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first (1st) day of such Tax Year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such Tax Year includes the month of February in a leap year).

(F) The Tax Payment shall be computed initially on the basis of the Assessed Valuation in effect on the date that Landlord gives the applicable Tax Statement to Tenant (as the Taxes may have been settled or finally adjudicated prior to such time) regardless of any then pending application, proceeding or appeal to reduce the Assessed Valuation, but shall be subject to subsequent adjustment as provided in Section 2.7 hereof.

(G) Tenant shall pay the Tax Payment regardless of whether Tenant is exempt, in whole or part, from the payment of any Taxes by reason of Tenant’s diplomatic status or otherwise.

(H) If Taxes are required to be paid on any date or dates other than as presently required by the Governmental Authority imposing Taxes, then the due date of the installments of the Tax Payment shall be adjusted so that each such installment is due from Tenant to Landlord thirty (30) days prior to the date that the corresponding payment is due to the Governmental Authority (with the understanding, however, that Tenant shall not be required to pay a Tax Payment to Landlord earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Tax Statement to Tenant).

(I) Landlord’s failure to give to Tenant a Tax Statement for any Tax Year shall not impair Landlord’s right to give to Tenant a Tax Statement for any other Tax Year.

(J) Landlord shall give to Tenant a copy of the relevant tax bill for each Tax Year (to the extent that the applicable Governmental Authority has issued such tax bill to Landlord) promptly after Tenant’s request therefor from time to time.

2.7 Tax Reduction Proceedings.

(A) Landlord (and not Tenant) shall be eligible to institute proceedings to reduce the Assessed Valuation.

(B) If, after a Tax Statement has been sent to Tenant, an Assessed Valuation that Landlord used to compute the Tax Payment for a Tax Year is reduced, and, as a result thereof, a refund of Taxes is actually received by, or credited to, Landlord, then Landlord, promptly after Landlord’s receipt of such refund (or such refund is credited to Landlord, as the case may be), shall send to Tenant a Tax Statement adjusting the Taxes for such Tax Year and setting forth, based on such adjustment, the portion of such refund for which Tenant is entitled a credit as set forth in this Section 2.7(B). Landlord shall have the right to deduct from such refund the Out-of-Pocket Costs that Landlord incurs in obtaining such refund (so that Landlord, in calculating the adjusted Tax Payment, takes into account only the net proceeds of such refund that Landlord receives (or that is credited to Landlord)). Landlord shall credit the portion of such refund to which Tenant is entitled against the Rental thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(B), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) Landlord receives such refund (or a credit therefor) after the Expiration Date, and (ii) Tenant is entitled to a portion thereof as contemplated by this Section 2.7(B), then Landlord shall pay to Tenant an amount equal to Tenant’s share of such refund (or such credit) within thirty (30) days after the date that such refund is paid to Landlord (or such refund is credited to Landlord, as the case may be) (and Landlord’s obligation to make such payment shall survive the Expiration Date).

(C)

(1) If the Assessed Valuation for a Tax Year in the Base Tax Period is reduced at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall have the right to give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such reduction in such Assessed Valuation). Tenant shall pay to Landlord an amount equal to the excess of (i) the Tax Payment as reflected on such revised Tax Statement, over (ii) the Tax Payment as reflected on the prior Tax Statement, within thirty (30) days after Landlord gives such revised Tax Statement to Tenant.

(2) If the Assessed Valuation for a Tax Year in the Base Tax Period is increased at any time after the date that Landlord gives a Tax Statement to Tenant for a Tax Year, then Landlord shall give to Tenant a revised Tax Statement that recalculates the Tax Payment for a Tax Year (using the Taxes that reflect such increase in such Assessed Valuation). Landlord shall credit against the Rental thereafter coming due hereunder an amount equal to Tenant’s overpayment of the Tax Payment (calculated as aforesaid using such increased Assessed Valuation). If (x) Tenant is entitled to a credit against Rental pursuant to this Section 2.7(C)(2), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). If (i) such increase in such Assessed Valuation occurs after the Expiration Date, and (ii) Tenant is entitled to a credit against Rental as contemplated by this Section 2.7(C)(2), then Landlord shall pay to Tenant an amount equal to such credit within thirty (30) days after the date that such increase in such Assessed Valuation occurs (and Landlord’s obligation to make such payment shall survive the Expiration Date).

2.8 Condominium Conversion.

(A) If Landlord files a Condominium Declaration, then with respect to the portion of the Term from and after the date that Taxes are imposed separately on (i) the condominium unit that comprises or the condominium units that comprise the Premises, or (ii) the condominium unit or condominium units of which the Premises is a part, as the case may be, and continuing only during the period that such Condominium Declaration remains in effect, (I) Tenant’s Tax Share shall be recalculated as of the date that Taxes are so imposed separately as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the applicable condominium unit, (II) Base Taxes shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are imposed separately on such condominium unit, by (y) a fraction, the numerator of which is the number of square feet of Rentable Area comprising such condominium unit, and the denominator of which is the number of square feet of Rentable Area in the Building, and (III) Taxes shall be deemed to mean only the Taxes that are imposed on such condominium unit. It is understood and agreed that if any such condominium regime is no longer in effect, then Tenant’s Tax Share, Taxes and Base Taxes shall all be as set forth herein prior to the implementation of such condominium regime.

(B) If Landlord files a Condominium Declaration, then with respect to the period from and after the date that the Condominium Declaration is effective, and continuing only during the period that such Condominium Declaration remains in effect, (I) Tenant’s Operating Expense Share shall be recalculated as of such date that the Condominium Declaration is declared effective as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the applicable condominium unit (other than any retail portion thereof), (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses immediately prior to the date that the Condominium Declaration is effective, by (y) a fraction, the numerator of which is the number of square feet of Rentable Area comprising such condominium unit (other than the retail portion thereof), and the denominator of which is the number of square feet of Rentable Area in the Building (other than the retail portion thereof), and (III) Operating Expenses shall be deemed to mean only the Operating Expenses that apply to such condominium unit (it being understood that the common charges that the Condominium Board assesses against such condominium unit shall constitute Operating Expenses for purposes hereof to the extent that the costs and expenses that comprise such common charges would not have been otherwise excluded from Operating Expenses in accordance with the terms hereof). It is understood and agreed that if any such condominium regime is no longer in effect, then Tenant’s Operating Expense Share, Operating Expenses and Base Operating Expenses shall all be as set forth herein prior to the implementation of such condominium regime.

2.9 Building Additions.

(A) If, prior to Landlord’s filing of a Condominium Declaration, Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that Taxes are assessed on the Building to reflect such improvements, (I) Tenant’s Tax Share shall be recalculated as of the date that Taxes are so assessed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (after taking into account such expansion of the Rentable Area thereof) and (II) Base Taxes shall be an amount equal to the product obtained by multiplying (x) Base Taxes immediately prior to the date that Taxes are assessed on the Building to reflect such improvements, by (y) a fraction, the numerator of which is the Taxes that are assessed against the Building (after taking such improvements into account), and the denominator of which is the Taxes that are assessed against the Building (before taking such improvements into account).

(B) If, prior to Landlord’s filing of a Condominium Declaration, Landlord makes improvements to the Building to expand the Rentable Area thereof, then, with respect to the period from and after the date that such improvements are Substantially Completed, (I) Tenant’s Operating Expense Share shall be recalculated as of the date that such improvements are Substantially Completed as the quotient (expressed as a percentage) that is obtained by dividing (x) the number of square feet of Rentable Area in the Premises, by (y) the number of square feet of Rentable Area in the Building (other than any retail portion thereof) (after taking such expansion into account) and (II) Base Operating Expenses shall be deemed to be an amount equal to the product obtained by multiplying (x) Base Operating Expenses prior to the date that such improvements are Substantially Completed, by (y) a fraction, the numerator of which is the Operating Expenses for the Building (after such improvements are Substantially Completed), and the denominator of which is the Operating Expenses for the Building (prior to such improvements being Substantially Completed).

2.10 Local Law 97.

(A) The parties acknowledge that Local Law 97 of 2019 (“Local Law 97”) imposes certain carbon emissions limits on the Building (such limits being referred to herein as the “Carbon Emissions Limits”).

(B) Landlord, from time to time during the Term, shall (i) establish a reasonable allocation in a fair and equitable manner among the tenants in the Building of resources that create carbon emissions, including, without limitation, HVAC and electricity usage that would cause the Carbon Emissions Limits to be satisfied (with the understanding that the Carbon Emissions Limits shall also be allocated in a fair and equitable manner to Landlord in respect of the Building Systems and the common areas of the Building) (the allocation of the Carbon Emissions Limits to Tenant, as finally determined from time to time in accordance with this Section 2.10, is referred to herein as “Tenant’s Carbon Emission Allocation”), (ii) implement a reasonable protocol to measure on a periodic basis the extent to which the carbon emissions that are reasonably allocable to Tenant’s use and occupancy of the Premises exceeds Tenant’s Carbon Emissions Allocation (such protocol, as finally determined in accordance with this Section 2.10, is referred to herein as the “Measurement Protocol”), and (iii) give Tenant notice of Tenant’s Carbon Emission Allocation as determined by Landlord and the Measurement Protocol that Landlord so proposes to implement in accordance with this Section 2.10 (such notice being referred to herein as the “Allocation and Protocol Notice”). Landlord shall have the right, from time to time, to revise Tenant’s Carbon Emission Allocation or the Measurement Protocol by giving notice thereof to Tenant (which notice shall be treated in the same manner as an Allocation and Protocol Notice for purposes of this Section 2.10).

(C) Promptly following Tenant’s written request to Landlord, from time to time, but not more frequently than quarterly, Landlord shall provide Tenant with Landlord’s reasonable determination of Tenant’s usage of resources that are in excess of Tenant’s Carbon Emission Allocation (determined in accordance with the Measurement Protocol) (“Landlord’s Carbon Emission Determination”).

(D) Tenant shall have the right to object to (i) Landlord’s determination of Tenant’s Carbon Emission Allocation, (ii) the Measurement Protocol that Landlord so proposes, or (iii) Landlord’s Carbon Emission Determination, in each case only by giving Landlord notice thereof within thirty (30) days after the date that Landlord gives Tenant the Allocation and Protocol Notice or Landlord’s Carbon Emission Determination, as the case may be. Either party shall have the right to submit to an Expedited Arbitration Proceeding a dispute between the parties regarding Tenant’s Carbon Emission Allocation, the Measurement Protocol or Landlord’s Carbon Emission Determination.

(E) The parties acknowledge that the parties’ respective obligations under this Section 2.10 to comply with the Carbon Emissions Limits shall not apply unless and until Local Law 97 becomes operative in respect of the Building.

(F) Subject to the terms of this Section 2.10, the costs that Landlord reasonably incurs in complying with Local Law 97 shall be includible in Operating Expenses (such costs being collectively referred to herein as “Local Law 97 Costs”), with the understanding that (i) Landlord’s right to include in Operating Expenses any Local Law 97 Costs that are required to be capitalized in accordance with GAAP shall be limited to the extent that is set forth in Section 2.2(F) hereof, (ii) from and after January 1, 2030, Landlord shall have the right to include in Operating Expenses as Local Law 97 Costs the fines or penalties that are imposed in respect of the Building pursuant to Local Law 97, and (iii) Landlord shall have the right to include in Operating Expenses as Local Law 97 Costs the costs that Landlord may incur to purchase renewable energy credits or greenhouse gas offsets to avoid the fines or penalties that would otherwise be imposed by reason of Local Law 97. Landlord, however, shall not have the right to include in Operating Expenses any Local Law 97 Costs that are attributable to Tenant’s failure to satisfy Tenant’s Carbon Emission Allocation (as determined in accordance with the Measurement Protocol), with the understanding that in such case, Tenant shall pay to Landlord, as additional rent, an amount equal to any such Local Law 97 Costs that are attributable to Tenant’s failure to satisfy Tenant’s Carbon Emission Allocation (as determined in accordance with the Measurement Protocol) within thirty (30) days after the date that Landlord gives Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Notwithstanding the foregoing to the contrary, in no event shall Tenant be obligated to pay Local Law 97 Costs attributable to Tenant not satisfying

Tenant’s Carbon Emission Allocation for any particular period if no Local Law 97 Costs are assessed against the Building for such period. Landlord shall also not have the right to include in Operating Expenses any Local Law 97 Costs that are attributable to another tenant’s failure to satisfy such tenant’s allocation of the Carbon Emissions Limits as described in this Section 2.10 (as determined in accordance with the Measurement Protocol).

(G) If Tenant shall purchase renewable energy credits or greenhouse gas offsets during the Term to avoid the fines or penalties that would otherwise be imposed by reason of Local Law 97, then not later than March 31st of each calendar year occurring during the Term, Tenant shall provide to Landlord all data relating to such purchased renewable energy credits or greenhouse gas offsets and such other information related thereto as reasonably requested by Landlord from time to time.

Article 3

USE

3.1 Permitted Use.

(A) Subject to Section 3.2 hereof, Tenant shall use the Premises, and Tenant shall cause any other Person claiming by, through or under Tenant to use the Premises, in either case only as general, administrative and executive offices and for uses reasonably incidental thereto.

(B) Landlord acknowledges that the following items qualify as uses that are incidental to Tenant’s use of the Premises as general, administrative and executive offices (provided that Tenant’s use of the Premises for such purposes supports Tenant’s primary use of the Premises as general, administrative and executive offices and is permitted in accordance with all Requirements (it being acknowledged that Landlord makes no representations that any of such incidental uses are so permitted by Requirements)):

(1) pantries and vending machines;

(2) conference rooms and board rooms;

(3) data processing centers;

(4) duplicating and photographic reproduction facilities;

(5) mailroom and messenger facilities; and

(6) secured storage facilities for Tenant’s Property, including, without limitation, equipment, records and files.

Nothing contained in this Section 3.1(B) impairs Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof. Landlord and Tenant acknowledge that the parties’ description of particular incidental uses in this Section 3.1(B) does not impair Tenant’s right to use the Premises for other uses that are otherwise reasonably incidental to Tenant’s use of the Premises as general, administrative and executive offices as provided in this Section 3.1.

3.2 Limitations.

Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used:

(1) for the conduct of “off-the-street” retail trade;

(2) by any Governmental Authority or any other Person having sovereign or diplomatic immunity (it being understood, however, that this clause (2) shall not prohibit a Permitted Party from permitting representatives of a Governmental Authority to enter a portion of the Premises temporarily to perform audits or other similar regulatory review of such Permitted Party’s business);

(3) for the sale, storage, preparation, service or consumption of food or beverages in any manner whatsoever (except that a Permitted Party has the right to store, prepare, and serve food and beverages, by any reasonable means (including, without limitation, by means of customary vending machines), for consumption by such Permitted Party’s personnel and business guests in the Premises);

(4) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of a Permitted Party who are employed at the Premises);

(5) for gaming or gambling;

(6) for any pornographic or obscene purpose, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling or sexual conduct of any kind; or

(7) for an office sharing or co-working business or a conferencing center, subject to Section 17.9 hereof.

3.3 Rules.

Subject to the terms of this Section 3.3, Tenant shall comply with, and Tenant shall cause any other Person claiming by, through or under Tenant to comply with, the rules set forth in Exhibit “3.3” attached hereto and made a part hereof, and other reasonable rules that Landlord hereafter adopts from time to time on reasonable advance notice to Tenant, including, without limitation, rules that govern the performance of Alterations (the “Alterations Rules”, together with such rules that are attached hereto, and such other reasonable rules, being collectively referred to herein as the “Rules”). Landlord shall not have any obligation to enforce the Rules or the terms of any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation thereof by any other tenant. Landlord shall not enforce any Rule against Tenant (i) that Landlord is not then enforcing against all other office tenants in the Building, or (ii) in a manner that differs in any material respect from the manner in which Landlord is enforcing the applicable Rule against other office tenants in the Building. If a conflict or inconsistency exists between the Rules and the provisions of the remaining portion of this Lease, then the provisions of the remaining portion of this Lease shall control.

3.4 Risers.

Subject to the terms of this Section 3.4, Landlord hereby consents to Tenant’s installing and maintaining, on a non-exclusive basis, electrical lines, telecommunications lines or other similar lines and conduits (collectively, the “Risers”) in the vertical shaft locations reasonably designated by Landlord (taking into account, among other things, the needs of other tenants and the operation of the Building). Landlord shall provide Tenant with reasonably necessary access in accordance with good construction practice for the installation, operation and maintenance of the Risers, provided that such access shall (i) not unreasonably interfere with or interrupt the operation and maintenance of the Building, and (ii) be upon such other terms reasonably designated by Landlord. If Tenant exercises Tenant’s right to install the Risers as contemplated by this Section 3.4, then Tenant, at Tenant’s expense, shall (a) install the Risers (it being agreed that there shall be no additional charge or fee to Tenant for the use of the Risers other than any reimbursement of Landlord’s reasonable Out-of-Pocket Costs pursuant to Article 7 hereof), (b) perform such installation in accordance with the provisions of this Lease, including, without limitation, the provisions pertaining to the performance of Alterations and (c) maintain the Risers in good condition during the Term. Landlord, at Landlord’s cost and expense and at no cost to Tenant, and upon reasonable prior notice to Tenant of not less than ninety (90) days, may, at any time and from time to time during the Term, relocate any of the Risers to a location reasonably designated by Landlord; provided, however, that (x) Landlord shall perform such relocation in a manner that does not interfere with the operation of Tenant’s business in any material respect during ordinary business hours on Business Days, and (y) if Landlord’s aforesaid relocation of any Risers would interfere in any material respect with a system that Tenant uses on a continuous basis for the conduct of Tenant’s business, then Landlord, prior to removing such Risers, shall install and make operative new Risers and cooperate with Tenant to enable Tenant to maintain the continuous operation of such systems. Tenant, upon the Expiration Date, shall not be required to remove the Risers; provided, however, that (1) Landlord reserves the right to require the Risers to be disconnected, capped and sealed, at Tenant’s cost, upon the Expiration Date, and (2) Landlord shall have the right to require Tenant to remove the Risers upon the Expiration Date to the extent required by any Requirement.

3.5 Promotional Displays.

Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion.

3.6 Core Toilets.

Tenant shall have the right to use the toilets that are located in the core area of the Building on any floor of the Building where the Premises is located and where the Premises does not include the entire Rentable Area of such floor (in common with the other tenants, licensees and other occupants of such floor of the Building).

3.7 Wireless Internet Service.

Subject to the terms of this Section 3.7, Tenant shall have the right to install wireless systems in the Premises, including, without limitation, wireless systems that enable users to access the Internet or cellular telephone systems. Tenant shall not solicit other occupants of the Building to use wireless services that emanate from the Premises. Tenant shall not permit the signals of Tenant’s wireless systems (if any) to emanate beyond the Premises in a manner that interferes in any material respect with any Building Systems or with any other occupant’s use of other portions of the Building. Tenant shall operate Tenant’s wireless systems (if any) in accordance with applicable Requirements. Tenant acknowledges that Landlord may establish Rules in accordance with Section 3.3 hereof to coordinate the use of wireless systems by occupants of the Building (it being understood that such Rules may allocate radio frequencies among occupants of the Building to the extent permitted by applicable Requirements and to the extent reasonably practicable). Tenant shall provide to Landlord from time to time, reasonably promptly after Landlord’s request, a description of technical specifications of the wireless systems (if any) that Tenant uses in the Premises. Nothing contained in this Section 3.7 diminishes Tenant’s obligation to perform Alterations in accordance with the provisions of Article 7 hereof.

3.8 Telecommunications.

Landlord shall permit Tenant to gain access to the facilities of the telecommunications provider(s) that services the Building from time to time through the telecommunication closet on the floor of the Building where the Premises is located (it being understood that Landlord’s granting such access to Tenant shall not constitute Landlord’s agreement to provide telecommunications services to Tenant or to otherwise have responsibility for the operation or security thereof).

3.9 Tenant’s Signage.

Subject to the terms of this Section 3.9, Tenant shall be permitted to install and maintain, at Tenant’s expense, a sign on the entrance door into such portion of the Premises containing only the name and/or logo of Tenant, provided that any such sign shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed. In connection with any such signage installed by Tenant, Tenant shall (i) comply in all respects with the Rules and all applicable provisions of this Lease (including, without limitation, Article 7 hereof) and (ii) maintain any such signage during the Term, at Tenant’s cost and expense. If Tenant shall install any signage in violation of this Section 3.9, Landlord may remove such signage, and Tenant shall reimburse Landlord for any reasonable Out-of-Pocket Costs incurred in connection with such removal, as additional rent hereunder, within thirty (30) days after Landlord renders an invoice therefor.

3.10 Sustainability Practices.

(A) Tenant acknowledges that Landlord may elect, in Landlord’s sole discretion, to implement energy, water, and waste efficiency, and other environmentally sustainable practices (collectively, the “Sustainability Practices”), and in furtherance of thereof, Landlord may pursue an environmental sustainability monitoring and certification and/or a rating program such as ENERGY STAR, Green Globes-CIEB, LEED, BREEAM, IREM CSP, Fitwel, Fitwel VRM, WELL, WELL Health & Safety or similar programs (“Green Building Certification and Health & Safety Certification”). Tenant agrees that, throughout the Term, Tenant shall reasonably cooperate with Landlord, and to the extent reasonably practicable, Tenant shall comply with Landlord’s Sustainability Practices for the Building and/or Landlord’s efforts to obtain or maintain Green Building Certification and Health & Safety Certification, including, without limitation, matters addressing operations and maintenance, indoor air quality, energy efficiency, water efficiency, water quality, wellness, health safety, recycling programs, exterior maintenance program, transportation and occupant satisfaction surveys, sustainable procurement practices and/or systems upgrades. Landlord shall have the right to include in Operating Expenses any costs that Landlord reasonably incurs in connection with the Sustainability Practices and Green Building Certification and Health & Safety Certification (the “Sustainability and Certification Costs”), with the understanding that Landlord’s right to include in Operating Expenses any Sustainability and Certification Costs that are required to be capitalized in accordance with generally accepted accounting principles, consistently applied, shall be limited to the extent set forth in Section 2.2(F) of this Lease.

(B) During the Term, Landlord and Tenant shall each designate a point of contact for issues, questions and other matters relating to Local Law 97 and Sustainability Practices. The following shall be the designated point of contact for Landlord and Tenant (it being agreed that either party may change such party’s designated point of contact by notice given to the other party in accordance with Article 27 of this Lease):

Landlord’s Point of Contact:	Tenant’s Point of Contact:

Lauren Moss Senior Vice President - Chief Sustainability Officer Vornado Realty Trust 888 Seventh Avenue New York, New York 10019 Email: *** Telephone: ***	Lauren Stipp Director of Corporate Administration LB Pharmaceuticals, Inc. One Penn Plaza New York, New York 10119 Email: *** Telephone: ***

Article 4

SERVICES

4.1 Certain Definitions.

(A) The term “Building Hours” shall mean the period from 8:00 A.M. to 6:00 P.M. on Business Days; provided, however that with respect to the provision of HVAC from the HVAC Systems only, the term “Building Hours” shall mean, the period from 8:00 A.M. to 8:00 P.M. on Business Days.

(B) The term “Building Systems” shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, and life-safety systems of the Building (it being understood that the Building Systems shall not include any systems that Tenant installs in the Premises as an Alteration).

(C) The term “HVAC” shall mean heat, ventilation and air-conditioning.

(D) The term “HVAC Systems” shall mean the Building Systems that provide HVAC.

(E) The term “Overtime Periods” shall mean any times that do not constitute Building Hours; provided, however, that the Overtime Periods for the freight elevator shall also include the lunch period of the personnel who operate the freight elevator or the related loading facility.

4.2 Elevator Service.

(A) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with passenger elevator service for the Premises using the Building Systems therefor. Tenant’s use of the passenger elevators shall be in common with other occupants of the Building. Tenant shall have the use of the passenger elevators that service the Premises at all times, except that Landlord, during Overtime Periods, shall have the right to limit reasonably the passenger elevators that Landlord makes available to service the Premises (provided that there is available to Tenant on a non-exclusive basis at all times at least one (1) passenger elevator that services the Premises). Tenant shall use the passenger elevators only for purposes of transporting persons to and from the Premises.

(B) Subject to the terms of Section 9.6(C) hereof, Article 10 hereof and this Section 4.2, Landlord shall provide Tenant with freight elevator service for the Premises using the Building Systems therefor. Tenant’s use of the freight elevator shall be in common with other occupants of the Building. Landlord shall have the right to prescribe reasonable rules from time to time regarding the rights of the occupants in the Building (including, without limitation, Tenant) to use the freight elevator (governing, for example, the responsibility of occupants of the Building to reserve freight elevator use in advance, particularly for Overtime Periods). Tenant shall use the freight elevator in accordance with applicable Requirements. If Tenant uses the freight elevator during Overtime Periods, then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord’s giving to Tenant an invoice therefor; provided, however, that Tenant shall not be required to pay for the first sixteen (16) hours of Tenant’s use of the freight elevator during Overtime Periods (the “Overtime Freight Allocation”) only for (x) Tenant’s initial move into and out of the Licensed Area, (y) Tenant’s initial move into the Premises and/or (z) Tenant’s performance of the Initial Alterations (but not for purposes associated with the ordinary conduct of Tenant’s business). Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the freight elevator during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a freight elevator operator and loading dock attendant) for such minimum number of overtime hours. If (x) Tenant requests Landlord to provide Tenant with freight elevator service during Overtime Periods as provided in this Section 4.2(B), and (y) another tenant in the Building also uses, or other tenants in the Building also use, the applicable freight elevator during such Overtime Period, then Landlord shall allocate equitably the charges described in this Section 4.2(B) among Tenant and such other tenant or tenants.

4.3 Heat, Ventilation and Air-Conditioning.

(A) Subject to the terms of Article 10 hereof and this Section 4.3, Landlord shall operate the HVAC System to provide HVAC at the perimeter of the Premises. Landlord shall not be required to make any installations in the Premises to distribute HVAC within the Premises other than those certain installations expressly agreed to as part of Landlord’s Work. Landlord shall not be required to repair or maintain during the Term (i) any installations that exist in the Premises on the Commencement Date that distribute within the Premises HVAC that the HVAC System provides, or (ii) any system that is located in the Premises on the Commencement Date that provides supplemental HVAC for the Premises (in addition to the HVAC provided by the HVAC System). Tenant shall keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC System.

(B) Landlord shall operate the HVAC System for Tenant’s benefit during Overtime Periods if Tenant so advises Landlord not later than 2:00 P.M. on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods. Notwithstanding the foregoing to the contrary, if Tenant advises Landlord later than 2:00 P.M. on the Business Day immediately preceding the day on which Tenant requires HVAC during Overtime Periods, then Landlord shall endeavor to cause the HVAC System to be operating during such Overtime Periods (as so requested by Tenant); provided, however, any failure of Landlord to so provide HVAC during Overtime Periods following a late request by Tenant shall not be deemed a default by Landlord hereunder. If Landlord so provides HVAC to the Premises during Overtime Periods (as so requested by Tenant), then Tenant shall pay to Landlord, as additional rent, an amount calculated at the reasonable hourly rates that Landlord charges from time to time therefor, within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (x) Landlord so provides HVAC to the Premises during an Overtime Period (as so requested by Tenant), and (y) another tenant requests or other tenants request HVAC during the same Overtime Period, then Landlord shall reduce equitably Landlord’s aforesaid charge to Tenant for HVAC during such Overtime Period to reflect such other tenant’s use, or such other tenants’ use, of HVAC during such Overtime Period. Landlord shall have the right to charge Tenant for a particular minimum number of hours of usage of the HVAC System during Overtime Periods to the extent that the applicable union contract or service contract requires Landlord to engage the necessary personnel (including, without limitation, a building engineer) for such minimum number of overtime hours.

4.4 Cleaning.

(A) Subject to the terms of Article 10 hereof and this Section 4.4, Landlord shall cause the Premises to be cleaned substantially in accordance with the standards set forth in Exhibit “4.4” attached hereto and made a part hereof. Landlord shall not be required to clean the portions of the Premises (if any) (x) that Tenant uses for the storage, preparation, service or consumption of food or beverages, (y) in which Tenant is performing Alterations, or (z) in which the interior installation has been demolished in all material respects. Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord in removing from the Building any of Tenant’s refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes. Tenant shall make such payments to Landlord not later than the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B) Tenant, at Tenant’s expense, shall exterminate the portions of the Premises that Tenant uses for the storage, preparation, service or consumption of food against infestation by insects and vermin regularly and, in addition, whenever there is evidence of infestation. Tenant shall engage Persons to perform such exterminating that are approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Tenant shall cause such Persons to perform such exterminating in a manner that is reasonably satisfactory to Landlord.

(C) Tenant, at Tenant’s expense, shall clean daily all portions of the Premises used for the storage, preparation, service or consumption of food or beverages. Tenant shall not have the right to perform any cleaning services (or any other similar facilities management services such as, for example, matron services or handyman services) in the Premises using any Person other than the cleaning contractor that Landlord has engaged from time to time to perform cleaning services in the Building for Landlord; provided, however, that (x) Landlord shall not have the right to require Tenant to use such cleaning contractor unless the rates that such cleaning contractor agrees to charge Tenant for such additional cleaning services are commercially reasonable, and (y) subject to Section 4.11 hereof, Tenant shall have the right to use Tenant’s own employees for such additional cleaning services. If such cleaning contractor does not agree to charge Tenant for such additional cleaning services (or such similar services) at commercially reasonable rates, then Tenant may employ to perform such additional cleaning services (or such similar services) another cleaning contractor that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

(D) Tenant shall comply with any refuse disposal program (including, without limitation, any waste recycling program) that Landlord imposes reasonably after having given Tenant reasonable advance notice of the effectiveness thereof or that is required by Requirements.

(E) Tenant shall not clean any window in the Premises, nor require, permit, suffer or allow any window in the Premises to be cleaned, in either case from the outside in violation of Section 202 of the New York Labor Law, any other Requirement, or the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

4.5 Water.

Subject to this Section 4.5, Landlord shall, at Landlord’s expense (but subject to recoupment pursuant to Article 2 hereof), provide, through the Building Systems, (i) hot and cold water to the lavatories located in the core of the Building on the floor on which the Premises is located for ordinary cleaning and lavatory purposes and (ii) hot and cold water at one (1) connection point at the perimeter of the Premises only for ordinary drinking, pantry and cleaning purposes. Landlord shall not be required to make any installations in the Premises to distribute water within the Premises. Landlord shall not be required to repair or maintain during the Term any installations that exist in the Premises on the Commencement Date that distribute water in the Premises. If Landlord reasonably determines that Tenant’s consumption of domestic water is in excess of the ordinary domestic water usage for office tenants, then Landlord, at Landlord’s cost, may install a water meter to measure Tenant’s consumption of domestic water. Tenant shall pay, as additional rent, for any such water consumption as shown on such meter without mark-up (i.e., not more than the rate that the applicable Governmental Authority charges to Landlord therefor) on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges that are set forth therein. If Landlord installs a water meter as aforesaid, then Landlord shall maintain such water meter in accordance with the terms of Section 8.1 hereof. Nothing contained in this Section 4.5 limits the provisions of Article 10 hereof.

4.6 Directory.

Tenant acknowledges that Landlord has not installed a directory for the Building in the lobby thereof. If Landlord hereafter installs any such directory in the lobby of the Building for the purpose of listing the tenants of the Building generally, then Landlord shall make available for Tenant’s use Tenant’s Operating Expense Share of listings on the lobby directory for the Building for purposes of listing the names of the personnel of Permitted Parties. If Landlord so installs such directory, then Landlord shall modify such directory to add or delete names of the personnel of Permitted Parties promptly after Tenant’s request from time to time, except that Tenant shall not have the right to make any such request more frequently than once in any particular period of ninety (90) days. Tenant shall pay to Landlord, as additional rent, a reasonable charge for any such modifications requested by Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor (it being understood that Tenant shall not be required to pay such charge for Tenant’s initial listings on such directory). Notwithstanding anything to the contrary contained herein, Landlord reserves the right to remove any directory in the lobby of the Building at any time (without making a replacement).

4.7 Condenser Water.

Subject to the terms of Article 10 hereof and this Section 4.7, Tenant, at Tenant’s expense, and at Tenant’s election, may tap into the applicable Building System to obtain condenser water for any supplemental air-conditioning system that Tenant installs as part of the Initial Alterations in accordance with the provisions of Article 7 hereof. Any such supplemental air-conditioning system that Tenant installs shall not have a capacity of more than two (2) tons. Tenant’s rights to use such condenser water capacity under this Section 4.7 shall lapse on the first (1st) anniversary of the Commencement Date to the extent of any unused portion of the aforesaid condenser water capacity that Landlord has made available to Tenant for a supplemental air-conditioning system that Tenant installs as part of the Initial Alterations. Any installations that are required to connect Tenant’s supplemental air-conditioning system to the condenser water pipes shall be made by Tenant, at Tenant’s cost, using contractors that Landlord designates reasonably and otherwise in accordance with the provisions of Article 7 hereof. Tenant shall pay to Landlord, as additional rent, (i) the Out-of-Pocket Costs that Landlord incurs in making such connection (but no so called “tap-in fee”) and (ii) an annual charge in the amount of Three Hundred Fifty and 00/100 Dollars ($350.00) per ton of capacity of the system so connected (which amount per ton shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date). Tenant shall pay such amounts to Landlord, as additional rent, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor from time to time.

4.8 Building Security.

Subject to the terms of this Section 4.8, Landlord shall provide security services to or security systems in the Building in conformity with the standards that are customary for first-class office buildings that are comparable to the Building in the vicinity of the Building. On or prior to the Commencement Date, Landlord shall provide to Tenant, at Landlord’s expense (subject, however, to Article 2 hereof), an initial set of up to forty (40) access cards to the Building access system for Tenant’s employees; provided, however, (i) Tenant shall reasonably cooperate with Landlord so that Landlord can issue the initial set of access cards to the Building on or prior to the Commencement Date, (ii) any Building access cards beyond such forty (40) access card limit and/or any additional Building access cards thereafter required by Tenant during the Term shall be provided to Tenant, at Tenant’s expense, and (iii) Tenant shall pay to Landlord, as additional rent, a reasonable charge for such additional Building access cards within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor. Tenant acknowledges that (a) Landlord, in agreeing to arrange for such security personnel, does not ensure the security of the Building, and (b) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant’s security. Tenant, at Tenant’s cost and expense, shall have the right to install a security system in the Premises that is compatible with (and ties into) the security system at the Building in order to enable Tenant to utilize a single security or access card provided by Landlord to access both the Building and the Premises, and Landlord shall reasonably cooperate and assist Tenant with the integration of Tenant’s security system with the Building’s security system; provided, however, the foregoing shall not obligate Landlord to modify or replace the Building’s security system to enable such integration.

4.9 Building Standard Directional Signage.

Landlord shall install Building standard directional signage in the elevator lobby located on any multi-tenanted floor that is part of the Premises.

4.10 Building Amenities.

Subject to the terms of this Section 4.10, Tenant, at Tenant’s cost and expense, shall be entitled to use any of the amenities that are then part of Landlord’s amenity offerings for the general benefit of tenants and occupants in the Building; it being acknowledged that such amenity offerings for the general benefit of tenants and occupants in the Building may from time to time include amenity offerings located at other building(s) in THE PENN DISTRICT that are owned and managed by Landlord and/or Landlord’s affiliates. Tenant acknowledges that such amenity offerings and the location, use, size and/or operation thereof may (i) be modified, limited and/or discontinued from time to time, (ii) be operated by a third-party operator, managed by a third-party and/or leased to a third-party, (iii) be available for use by Landlord, Landlord’s affiliates, tenants and occupants of the Building, tenants and occupants of any other buildings owned by Landlord and/or Landlord’s affiliates, members of the general public and/or any other persons and/or (iv) be subject to a fee structure (e.g., with or without a usage, membership and/or license fee), in each case as determined by Landlord or such third-party, in the sole and absolute discretion of Landlord or such third-party.

4.11 Labor Harmony.

If (i) Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, (ii) such employment interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (iii) Landlord gives Tenant notice thereof (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building promptly and shall take such other action as may be reasonably necessary to resolve such conflict.

4.12 No Other Services.

Landlord shall not be required to provide any services to support Tenant’s use and occupancy of the Premises, except to the extent expressly set forth in this Lease.

Article 5

ELECTRICITY

5.1 Capacity.

Subject to the terms of this Article 5, Landlord shall provide to the electrical closet on the floor of the Building where the Premises is located, for Tenant’s use, six and 0/100 (6) watts of electrical capacity (demand load) per square foot of Usable Area in the Premises (exclusive of the electrical capacity that is required to operate the Building Systems) (such electrical capacity being referred to herein as the “Base Electrical Capacity”). Tenant, during the Term, shall use electricity in the Premises only in such manner that complies with the requirements of the Utility Company. Tenant shall not permit the demand for electricity in the Premises to exceed the Base Electrical Capacity.

5.2 Electricity for the Building.

Landlord shall arrange with a Utility Company to provide electricity for the Building. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord’s negligence or willful misconduct. Landlord shall not be required to make any installations in the Premises to distribute electricity within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises on the Commencement Date that distribute electricity within the Premises. Tenant shall deliver to Landlord data regarding the consumption of electricity in the Premises, to the extent that such consumption data shall be available and in Tenant’s possession and control, promptly after Landlord’s request therefor from time to time.

5.3 Submetering.

(A) Subject to the provisions of this Section 5.3, Landlord shall measure Tenant’s demand for and consumption of electricity in the Premises using a submeter that is, or submeters that are, installed and maintained by Landlord. Landlord shall pay the cost of installing and maintaining such submeter or submeters. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Landlord shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant’s cost, and Tenant shall reimburse Landlord for such costs, as additional rent, within thirty (30) days after Landlord gives Tenant an invoice therefor.

(B) Tenant shall pay to Landlord, as additional rent, an amount (the “Electricity Additional Rent”) equal to one hundred three percent (103%) of the sum of:

(1) the product obtained by multiplying (x) the Average Cost per Peak Demand Kilowatt, by (y) the number of kilowatts that constituted the peak demand for electricity in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises, and

(2) the product obtained by multiplying (x) the Average Cost per Kilowatt Hour, by (y) the number of kilowatt hours of electricity used in the Premises for the applicable billing period, as registered on the submeter or submeters for the Premises.

(C) Landlord shall give Tenant an invoice for the Electricity Additional Rent from time to time (but no less frequently than quarter-annually). Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord’s calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the ninetieth (90th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord’s calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord’s submeter readings and Landlord’s calculation of the Electricity Additional Rent, at Landlord’s offices or, at Landlord’s option, at the offices of Landlord’s managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.

(D) If a submeter measuring Tenant’s electrical demand and consumption in the Premises has not been installed in the Premises, or the submeters measuring Tenant’s electrical demand and consumption in the Premises have not been installed in the Premises, in either case on or prior to the date hereof, then (x) Landlord shall order such submeter or such submeters promptly after the date hereof, and (y) Landlord shall use commercially reasonable efforts to ensure that a submeter or submeters are installed prior to the Commencement Date. To the extent that a submeter or submeters shall not be so installed prior to the Commencement Date, (i) Landlord shall install such submeter or such submeters promptly after the Commencement Date, (ii) Landlord and Tenant shall cooperate with each other in good faith to coordinate the installation of such submeter or such submeters with Tenant’s performance of the Initial Alterations and (iii) Landlord, in installing such submeter or such submeters, shall have the right to interrupt electrical service to the Premises temporarily and in accordance with good construction practice.

(E) Subject to the terms of this Section 5.3(E), if, prior to Landlord’s installing a submeter or the submeters in the Premises or prior to the date that such submeter or submeters are operational, Tenant commences the performance of the Initial Alterations, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0041, by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof in which Tenant is performing the Initial Alterations), by (III) the number of days in the period commencing on the date that Tenant so commences the Initial Alterations and ending on the earlier of (a) the date immediately preceding the date that Tenant first occupies the Premises (or the applicable portion thereof) for the conduct of business, and (b) the date immediately preceding the date that the submeter for the Premises (or the applicable portion thereof) is operational or the submeters for the Premises (or the applicable portion thereof) are operational. Landlord shall give Tenant an invoice for the aforesaid fee from time to time (but not less frequently than monthly). Tenant shall pay the aforesaid fee to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant.

(F) Subject to the terms of this Section 5.3(F), if, prior to Landlord’s installing a submeter or submeters in the Premises or prior to the date that such submeter or submeters are operational, Tenant occupies all or any portion of the Premises for the conduct of business, then Tenant shall pay to Landlord, as additional rent, a fee for electricity service in an amount equal to the product obtained by multiplying (I) $0.0048 (which amount shall be increased on each anniversary of the Commencement Date to reflect the percentage increase, if any, in the Consumer Price Index from the Consumer Price Index that is in effect on Commencement Date), by (II) the number of square feet of Rentable Area in the Premises (or the portion thereof that Tenant is occupying for the conduct of business), by (III) the number of days in the period commencing on the date that Tenant occupies the Premises (or the applicable portion thereof) for the conduct of business and ending on the date immediately preceding the date that the submeter for the Premises or the applicable portion thereof is operational or that the submeters for the Premises or the applicable portion thereof are operational (such fee being referred to herein as the “Electricity Inclusion Charge”). Landlord shall give Tenant an invoice for the Electricity Inclusion Charge from time to time (but not less frequently than monthly). Tenant shall pay the Electricity Inclusion Charge to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives each such invoice to Tenant. If (a) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), exceeds (b) the Electricity Inclusion Charge for any particular period of one (1) month, then Tenant shall pay to Landlord an amount equal to such excess for each such month within thirty (30) days after Landlord gives to Tenant an invoice therefor. If (i) the Electricity Inclusion Charge for any particular period of one (1) month, exceeds (ii) the monthly amount that Tenant would have paid to Landlord as the Electricity Additional Rent for the period that Tenant occupies the Premises or the applicable portion thereof for the conduct of business prior to the date that the submeter is, or the submeters are, operational (as determined using the average monthly submeter readings for the period of three (3) months after the date that the submeter is, or the submeters are, operational), then Landlord, at Landlord’s option, shall either (x) refund promptly to Tenant an amount equal to such excess for each such month, or (y) credit such excess for each such month against the monthly installments of Rental next becoming due and payable hereunder (together with interest on such excess calculated at the Base Rate from the date that Tenant is entitled to such credit). If Landlord gives Tenant such credit for such excess, and the Expiration Date occurs before the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date).

5.4 Termination of Electric Service.

(A) If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 5.

(B) If Landlord discontinues Landlord’s furnishing electricity to the Premises pursuant to a Requirement, then Tenant shall use Tenant’s diligent efforts to obtain electricity for the Premises directly from the Utility Company. Tenant shall pay directly to the Utility Company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this Section 5.4 shall permit Tenant to use electrical capacity in the Building that exceeds the Base Electrical Capacity. Tenant, at Tenant’s expense, shall make any additional installations that are required for Tenant to obtain electricity from the Utility Company.

(C) Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 5.4 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the Utility Company.

Article 6

INITIAL CONDITION OF THE PREMISES

6.1 Condition of Premises.

Subject to this Article 6 and Section 8.1 hereof, (a) Tenant shall accept possession of the Premises vacant, broom-clean, with Landlord’s Work Substantially Complete and otherwise in the condition that exists on the Commencement Date “as is,” and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant’s occupancy. Except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. On the Commencement Date, the common areas of the Building in Tenant’s path of travel to the Premises and the core restrooms on the floor of the Building in which the Premises is located shall be in compliance with Requirements, including, the Americans with Disabilities Act of 1990, as in effect on the Commencement Date. On or before the Commencement Date, Landlord shall discharge of record any violation of applicable Requirements noted of record with respect to the Premises with which Landlord is otherwise required to comply hereunder, to the extent, in each instance, that such violation of applicable Requirements with respect to the Premises would prohibit or otherwise materially interfere with Tenant’s use and occupancy of the Premises on the Commencement Date for general, administrative and executive office purposes as permitted under Section 3.1 hereof.

6.2 Landlord’s Work.

(A) Subject to the terms of this Section 6.2, Landlord shall, at Landlord’s expense, perform the work necessary to construct the Premises (such work, “Landlord’s Work”) in accordance with the Final Plans which shall be prepared by Spin Design, Inc. (the “Architect”), at Landlord’s expense, which Final Plans shall be based upon (i) that certain drawing prepared by Architect and dated March 19, 2024 (the “Final Space Plan”), a copy of which is attached hereto as Exhibit “6.2-1” and made a part hereof and (ii) that certain work specification letter (the “Work Letter”), a copy of which is attached hereto as Exhibit “6.2-2” and made a part hereof. Landlord shall perform Landlord’s Work using a comparable quality of materials and finishes to those set forth in the Work Letter, and to the extent not specified in the Work Letter, using a comparable quality of materials and finishes to those existing in the Premises on the date hereof, to the extent the foregoing materials and finishes are currently available, or such other reasonably comparable materials and finishes (such materials and finishes are hereinafter referred to as the “Building Standard Installations”). Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to install any supplemental air-conditioning system, furniture or built-ins or telecommunication wiring or equipment even if same are shown on the Final Space Plan, Tenant’s Initial Plans or the Final Plans.

(B) Tenant shall promptly provide the Architect with all reasonable input and information necessary to enable the Architect to deliver to Landlord on or prior to April 30, 2024 (the “Plan Deadline”) in the manner set forth in Section 6.2(D) hereof, six (6) copies of the plans and specifications based on the Final Space Plan and the Work Letter (“Tenant’s Initial Plans”), which shall be (i) one hundred percent (100%) complete and ready to bid and build (including, without limitation, layout, architectural, mechanical, structural, engineering and plumbing drawings, to the extent applicable), (ii) stamped and approved by the Architect, and (iii) in format containing sufficient detail (a) for Landlord and Landlord’s consultants to reasonably assess the proposed work to prepare the Premises for Tenant’s initial occupancy and (b) to permit Landlord to make all necessary filings with Governmental Authorities to obtain the required permits, approvals and certificates to allow Landlord to commence Landlord’s Work (the requirements set forth in clauses (i)-(iii) hereof, the “Plan Requirements”). As of the date hereof, Landlord hereby confirms that Landlord has received Tenant’s Initial Plans on or prior to the Plan Deadline.

(C) Tenant shall promptly provide the Architect with all reasonable input and information necessary to enable the Architect to revise Tenant’s Initial Plans if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in Section 6.2(D) hereof, six (6) copies of Tenant’s Initial Plans, as so revised, which revised plans shall (i) address all of Landlord’s objections and comments to Landlord’s reasonable satisfaction and (ii) satisfy all of the Plan Requirements (the Tenant’s Initial Plans either (a) revised as aforesaid, or (b) if Landlord shall not object or comment thereto, as applicable, shall constitute the “Final Plans”). Tenant shall promptly provide the Architect with all reasonable input and information necessary to enable the Architect to deliver the Final Plans to Landlord on or prior to the earlier to occur of (x) the date which is five (5) days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any, to Tenant’s Initial Plans and (y) May 7, 2024 (such earlier date, the “Revision Deadline”). As of the date hereof, Landlord hereby confirms that Landlord has received revisions to Tenant’s Initial Plans on or prior to the Revision Deadline and such plans, as revised, constitute the Final Plans.

(D) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall provide the Architect with all reasonable input and information necessary to enable the Architect to deliver (i) five (5) copies of Tenant’s Initial Plans and the Final Plans to Landlord at the Building, Attention: Property Manager and (ii) one (1) copy of Tenant’s Initial Plans and the Final Plans to Landlord, c/o Vornado Office Management LLC, 888 Seventh Avenue, 44th Floor, New York, New York 10019, Attention: Carlos Lopez. Tenant’s Initial Plans and the Final Plans delivered by the Architect shall be clearly labeled in LARGE, BOLD AND CAPITAL LETTERS on the exterior thereof “TENANT’S PLANS ENCLOSED- TIME SENSITIVE”.

(E) Landlord shall perform Landlord’s Work (i) in a good and workmanlike manner and (ii) in accordance with all applicable Requirements.

(F) On or prior to thirty (30) days after Landlord’s rendition of a statement therefor, Tenant shall pay Landlord for Landlord’s actual, Out-of-Pocket Costs to perform any Tenant Extra Work, which statement shall have annexed thereto documentation that reasonably substantiates the charges set forth thereon. For purposes hereof, the term “Tenant Extra Work” shall mean collectively, (i) any above Building Standard Installations (to the extent the hard and soft costs incurred in connection therewith exceed the hard and soft costs which Landlord would have incurred in preparing plans for and constructing Building Standard Installations), and/or (ii) any portion of Landlord’s Work that is denoted on the Final Plans and/or the Work Letter (including, without limitation, the “Note” and “Legends” sections of the Final Plans) as “Tenant Alternates”, “Alternate Pricing”, “Alt. Pricing” or similar language denoting any alternatives from the Final Space Plan, the Work Letter and/or the Building Standard Installations. The cost for performing any Tenant Extra Work shall be determined in accordance with Landlord’s standard bidding procedure. Landlord shall notify Tenant as promptly as reasonably practicable after Landlord’s bidding procedure is completed of the estimated price for each item of Tenant Extra Work. On or prior to five (5) Business Days after Landlord gives Tenant notice of such estimated price, Tenant shall notify Landlord if Tenant (w) elects for Landlord to perform a particular item of Tenant Extra Work, (x) elects for Landlord not to perform a particular item of Tenant Extra Work and instead elects to have Landlord perform the particular item of work at Landlord’s cost using Building Standard Installations (if such item is capable of being replaced with a Building Standard Installation), (y) elects to choose a finish or specification that costs less than the original estimated price given by Landlord to Tenant but for which Tenant would pay Landlord pursuant to the terms of this Section 6.2(F), or (z) elects, at Tenant’s cost and expense, to perform such item of Tenant Extra Work itself, in which event Tenant shall perform such item as an Alteration; provided, however, Landlord shall be permitted to install a Building Standard Installation or otherwise in lieu of any such item if Tenant’s delay in performing such item would delay Landlord’s Work. If Tenant elects the immediately preceding clause (z), then such item of work shall be performed by Tenant as an Alteration, in accordance with the applicable terms and provisions of this Lease, governing Alterations except that such item of work shall be deemed to be approved by Landlord to the extent Tenant performs such item or work in accordance with the Final Plans. In the event that any item of Tenant Extra Work creates a field condition that requires a change to Landlord’s Work resulting in an increase of the cost of Landlord’s Work, Landlord shall have the right before proceeding with such change to require Tenant (a) to agree in writing to such increase in cost within two (2) Business Days from the date of Landlord’s request (which request may be verbal) for Tenant’s agreement and (b) to pay such increase, as additional rent, within thirty (30) days of Landlord’s invoice therefor; it being understood, however, that Landlord shall not have the aforesaid right unless such field condition arises as a result of any item of Tenant Extra Work. If Tenant shall fail or refuse to so agree to and/or pay for such increase then Landlord shall have the right (but not the obligation) to either refuse to perform such Tenant Extra Work, and continue the performance of Landlord’s Work without making the changes thereto contemplated by such Tenant Extra Work or to revise the scope of Landlord’s Work so as not to require a change resulting from a field condition.

(G) Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of Landlord’s Work to an Affiliate of Landlord (it being understood, however, that the delegation of such obligations by Landlord to an Affiliate of Landlord shall not diminish Landlord’s liability for the performance of Landlord’s Work in accordance with the terms of this Section 6.2). Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of Tenant Extra Work (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of Landlord’s Work, except as otherwise expressly provided in this Lease, it being agreed that Landlord shall make available to Tenant any guaranties or warranties received by Landlord in connection with Landlord’s Work to the extent such guaranties and warranties shall not be rendered invalid thereby.

(H) The following terms shall have the following meanings as used herein:

(1) The term “Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (a) there will be a delay in its manufacture, fabrication, delivery or installation, or (b) after delivery of such item the same will need to be reshipped or redelivered or repaired so that, in Landlord’s reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long

Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence. Landlord shall give Tenant notice if any item of Landlord’s Work that shall be Long Lead Work (which notice may be given in accordance with terms of Section 6.3 hereof), and propose replacement(s) for such item that shall be reasonably comparable thereto (and, to the extent that such item of Long Lead Work shall be a Building Standard Installation, then any such proposed replacement shall also be a Building Standard Installation), and Tenant shall have two (2) Business Days after the date that Landlord gives such notice to Tenant to replace such item with another item so that it shall not be Long Lead Work.

(2) The term “Tenant Work Delays” shall mean (a) the performance of any items of Tenant Extra Work that delay Landlord in the performance of Landlord’s Work and (b) Tenant’s acts or omissions (including, without limitation, (1) changes or change orders to plans or finishes, including, without limitation, changes or change orders to the Final Space Plan, the Final Plans, the Work Letter, and/or the Building Standard Installations, (2) delay or failure to provide all reasonable input and information necessary to enable the Architect to deliver Tenant’s Initial Plans to Landlord on or prior to the Plan Deadline and/or the Final Plans to Landlord on or prior to the Revision Deadline, in either case in compliance with the Plan Requirements and in accordance with the provisions of Section 6.2(D) hereof, (3) delay or failure to notify or respond to requests of Landlord, (4) delay or failure to notify Landlord within the applicable periods under this Lease of Tenant’s decision in connection with items of Tenant Extra Work, (5) delay or failure to make any of the payments required by Section 6.2(F) hereof within the time periods specified therein, (6) any changes made to the Final Space Plan, the Work Letter and/or the Final Plans to change or remove any Long Lead Work, in each case after the expiration of the two (2) Business Day period referred to in Section 6.2(H)(1) hereof and/or (7) any other circumstance expressly noted under this Lease as giving rise to a delay in the performance of Landlord’s Work) that delay Landlord in the performance of Landlord’s Work and in each case, of which are not cured within two (2) Business Days following notice thereof given by Landlord (which notice may be made by Landlord in accordance with terms of Section 6.3). Notwithstanding the foregoing or anything to the contrary contained herein, Landlord and Tenant acknowledge and agree that Landlord shall not be obligated to notify Tenant as aforesaid of any delays described in clauses (2), (4), (5) and/or (6) hereof (it being agreed that any such delay shall automatically constitute a Tenant Work Delay if and to the extent that the same actually delays Landlord in the performance and completion of Landlord’s Work).

(I) Tenant, during the Term, shall not remove any portion of Landlord’s Work (or Alterations that replace Landlord’s Work (or such portion thereof) (such Alterations, “Tenant Changes”)) unless Tenant replaces Landlord’s Work (or such portion thereof), or such Tenant Changes, as the case may be, with Tenant Changes that have a fair value that is equal to or greater than the portion of Landlord’s Work (it being understood that such Tenant Changes that Tenant performs to replace Landlord’s Work (or such portion thereof), or such other Tenant Changes, as the case may be, shall constitute the property of Landlord as contemplated by this Section 6.2(I)).

(J) Notwithstanding the provisions of Section 1.2 and 1.3 hereof to the contrary, in the event that Substantial Completion of Landlord’s Work shall be delayed by reason of any Tenant Work Delays and/or items of Long Lead Work, then only for purposes of determining the date on which the Commencement Date and the Rent Commencement Date shall occur, the Substantial Completion of Landlord’s Work shall be deemed to have occurred on the date Landlord’s Work would have otherwise been Substantially Complete but for such Tenant Work Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the Premises to Tenant.

6.3 Notices to Tenant Regarding Landlord’s Work.

Notwithstanding the provisions of Article 27 hereof to the contrary, any notices required to be given by Landlord to Tenant pursuant to this Article 6 shall be deemed given if sent to Tenant via electronic mail to the attention of Tenant’s designated representative, Lauren Stipp, via electronic mail at ***.

Article 7

ALTERATIONS

7.1 General.

(A) Except as otherwise provided in this Article 7, Tenant shall not make any Alterations without Landlord’s prior consent, which shall be granted or withheld by Landlord in accordance with this Article 7.

(B) Tenant may make Decorative Alterations without Landlord’s prior consent.

(C) The term “Alterations” shall mean alterations, installations, improvements, additions or other physical changes in each case in or to the Premises that are made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, that Alterations shall not include Landlord’s Work (other than any items of Tenant Extra Work comprising Landlord’s Work which shall be deemed to be Alterations hereunder).

(D) The term “Decorative Alterations” shall mean Alterations that constitute merely decorative or cosmetic changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not involve electrical, plumbing or mechanical connections.

(E) The term “Initial Alterations” shall mean the Alterations to prepare the Premises for Tenant’s initial occupancy.

(F) The term “Specialty Alterations” shall mean Alterations that (i) perforate a floor slab in the Premises or a wall that encloses the core of the Building, (ii) require the reinforcement of a floor slab in the Premises, (iii) consist of the installation of a raised flooring system, (iv) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, (v) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core) or (vi) consist of the installation of an internal staircase.

(G) The term “Substantial Completion” or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction or demolition, mechanical adjustment or decorative items remain to be performed, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant’s use and occupancy of the Premises for the conduct of business.

(H) The term “Tenant’s Property” shall mean Tenant’s personal property (other than fixtures), including, without limitation, Tenant’s movable fixtures, movable partitions, telephone equipment, computer equipment, furniture, furnishings and decorations.

7.2 Basic Alterations.

(A) Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration, provided that such Alteration (i) does not materially affect the external aesthetic appearance of the Building at street level, (ii) does not affect adversely any part of the Building other than the Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Premises, (iv) does not affect adversely the proper functioning of any Building System, (v) does not reduce the value or utility of the Building, (vi) does not affect adversely the structure of the Building, (vii) does not impede Landlord’s access to Reserved Areas in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a “Basic Alteration”).

(B) Nothing contained in this Section 7.2 limits the provisions of Section 7.11 hereof.

7.3 Approval Process.

(A) Tenant shall not perform any Alteration (other than Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an “Alterations Notice”) that (i) refers specifically to this Section 7.3, (ii) includes six (6) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) in CADD format that contain sufficient detail for Landlord and Landlord’s consultants to reasonably assess the proposed Alteration, and (iii) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration.

(B) Subject to the terms of this Article 7, Landlord shall have the right to object to a proposed Alteration (other than a Decorative Alteration) only by giving notice thereof to Tenant and setting forth in such notice a statement in reasonable detail of the grounds for Landlord’s objections.

(C) If (i) Tenant gives Landlord an Alterations Notice to Landlord that (x) does not indicate that Tenant plans to perform the applicable Alterations without Landlord’s consent and (y) provides that Landlord is obligated to respond to such Alterations Notice within fifteen (15) Business Days (or ten (10) Business Days with respect to the resubmission of disapproved plans), (ii) Landlord fails to respond within fifteen (15) Business Days (or ten (10) Business Days with respect to the resubmission of disapproved plans) after Tenant gives Landlord such Alterations Notice, (iii) Tenant (not sooner than the expiration of such fifteen (15) Business Day period (or ten (10) Business Day period with respect to the resubmission of disapproved plans)) gives a second (2nd) Alterations Notice to Landlord that provides in LARGE, BOLD AND CAPITAL LETTERS as follows: “LANDLORD’S FAILURE TO RESPOND TO THIS SECOND (2nd) ALTERATIONS NOTICE WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED TO BE LANDLORD’S CONSENT TO THE ALTERATION CONTAINED HEREIN”, and (iv) Landlord fails to so respond to such second notice within ten (10) Business Days after Tenant gives the second (2nd) Alterations Notice to Landlord, then as Tenant’s sole and exclusive remedy for such failure, Landlord shall be deemed to have consented to the Alteration(s) described in such Alterations Notice; provided, however, that in no event shall Landlord be deemed to have consented to any Alteration that is otherwise expressly prohibited by the terms of this Lease.

(D) Subject to the terms of this Article 7, Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord’s approval of items shown on such plans and specifications pending Landlord’s review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord’s approval of such plans and specifications upon Tenant’s making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration other than a Decorative Alteration). Nothing contained in this Section 7.3(D) limits the provisions of Section 7.2 hereof or Section 7.3(B) hereof.

(E) Tenant acknowledges that (i) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (ii) the preparation of plans or specifications for an Alteration by Landlord’s architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord’s benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.

7.4 Performance of Alterations.

(A) Tenant, at Tenant’s expense, prior to the performance of any Alteration, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith. Landlord shall have the right to require Tenant to make all filings with Governmental Authorities to obtain such permits, approvals and certificates using an expeditor designated reasonably by Landlord (provided that the charges imposed by such expeditor are commercially reasonable). Landlord shall execute any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Requirement requires Landlord to execute such application) within ten (10) Business Days after Tenant’s request from time to time and shall otherwise cooperate reasonably with Tenant in connection therewith. Tenant shall not have the right to require Landlord to so execute such applications prior to the date that Landlord approves (or is deemed to have approved) the applicable Alteration. Tenant shall reimburse Landlord, as additional rent, for any reasonable Out-of-Pocket Costs, including, without limitation, reasonable attorneys’ fees and disbursements, that Landlord incurs in so executing such applications and cooperating with Tenant, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor from time to time.

(B) Prior to performing any Alteration, Tenant shall maintain on behalf of its contractors (of any tier) and vendors or cause its contractors (of any tier) and vendors to maintain (1) worker’s compensation and disability insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Tenant, and Tenant’s contractors, subcontractors, and vendors in connection with such Alteration); (2) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000) per occurrence and in the annual policy aggregate with respect to subcontractors, such policies shall be endorsed to name the Landlord Indemnitees as additional insureds; it being understood that the foregoing insurance shall be required in addition to Tenant’s Liability Policy (the insurance described in this clause (2) is collectively referred to herein as “Contractor’s Liability Policy”); and (3) commercial auto liability insurance, if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000). The Contractor’s Liability Policy (including any endorsements which are a part thereof) cannot exclude coverage to the Landlord Indemnitees for claims arising out of bodily injury to a contractor’s (of any tier) or vendor’s employees if such claim arises during the course of employment (i.e., third party claims). A contractor’s or vendor’s liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Lease. The limits listed above are minimum requirements only. Tenant shall include in any agreement that Tenant consummates with a contractor or vendor in either case for a particular Alteration, and Tenant shall cause any contractor to include in any agreement that such contractor consummates with a subcontractor regarding the applicable Alteration, a provision pursuant to which the contractor, subcontractor or vendor agrees to indemnify the Landlord Indemnitees, and hold the

Landlord Indemnitees harmless, from and against, any Claim Against Landlord that arises from any wrongful act or wrongful omission of such contractor, such subcontractor or such vendor, and such provision shall state expressly that the Landlord Indemnitees constitute third-party beneficiaries thereof. Prior to the start of any such Alterations and prior to the expiration of any policy, Tenant shall deliver to Landlord certificates of insurance (on a form reasonably acceptable to Landlord) along with copies of endorsements naming Landlord Indemnitees as additional insureds. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein.

(C) Within thirty (30) days after the Substantial Completion of each Alteration (other than Decorative Alterations), Tenant, at Tenant’s expense, shall (1) obtain certificates of final approval for each Alteration to the extent required by any Governmental Authority, (2) furnish Landlord with copies of such certificates, and (3) give to Landlord copies of the “as-built” plans and specifications for such Alterations in CADD format.

(D) All Alterations (other than Decorative Alterations) shall be made and performed substantially in accordance with the plans and specifications therefor as approved by Landlord. All Alterations shall be made and performed in accordance with all Requirements and the Rules. All materials and equipment incorporated in the Premises as a result of any Alterations shall be first-quality.

7.5 Financial Integrity.

(A)

(1) Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement.

(2) Subject to the terms of Section 7.5(A)(3) hereof, if Tenant proposes to make any Alteration at a cost for labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) in excess of Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (the “Performance Bond/Payment Bond Threshold”), either individually or in the aggregate with any other Alterations constructed in any particular period of twelve (12) consecutive months, then (i) Landlord shall have the option to require Tenant to deliver a performance bond and a payment bond that covers Tenant’s obligation to pay the applicable contractor and the applicable contractor’s obligation to pay its subcontractors (in either case issued by a surety company and in form reasonably satisfactory to Landlord), each in an amount equal to one hundred twenty percent (120%) of such estimated cost; provided, however, that on each anniversary of the Commencement Date, the aforesaid Performance Bond/Payment Bond Threshold shall be adjusted to reflect the percentage increase in the Consumer Price Index from the Consumer Price Index that is in effect on the Commencement Date, and (ii) if Landlord shall so require Tenant to deliver a performance bond or a payment bond, then Tenant shall not make any such Alterations in excess of the Performance Bond/Payment Bond Threshold prior to Tenant’s delivery of a performance bond or payment bond to Landlord. Tenant shall not be required to deliver a performance bond or payment bond as provided in this Section 7.5(A)(2) in connection with the Initial Alterations and/or the Decorative Alterations.

(3) If Tenant is obligated to deliver a performance bond and a payment bond to Landlord as provided in Section 7.5(A)(2) hereof, then Tenant shall have the right to deposit with Landlord an amount in cash equal to the amount of such bonds that is otherwise required by Section 7.5(A)(2) hereof (such amount in cash being referred to herein as the “Work Deposit”). If Tenant deposits the Work Deposit with Landlord, then (i) Tenant shall not have the obligation to deliver to Landlord the performance bond and the payment bond as provided in Section 7.5(A)(2) hereof for the applicable Alteration, and (ii) Landlord shall disburse the Work Deposit (or the applicable portion thereof) to Tenant or Tenant’s designee from time to time, within ten (10) days after Tenant’s request therefor (but in no event more frequently than once during any particular calendar month), provided that Tenant delivers to Landlord, simultaneously with each such disbursement, waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property for material theretofore supplied, or labor or services theretofore performed, in connection with the applicable Alterations. If any mechanic’s lien is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant), then Landlord shall have the right (but not the obligation) to use the Work Deposit to discharge such mechanic’s lien. Nothing contained in this Section 7.5(A)(3) diminishes Tenant’s obligations under Section 7.5(A)(4) hereof. Landlord shall pay to Tenant any remaining balance of the Work Deposit for a particular Alteration within ten (10) days after the date that (x) Tenant has Substantially Completed the applicable Alteration, and (y) Tenant has delivered to Landlord waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations.

(4) Tenant shall discharge of record any mechanic’s lien that is filed against the Real Property for work claimed to have been done for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within thirty (30) days after Tenant has received notice thereof, at Tenant’s expense, by payment or filing the bond required by law. Nothing contained in this Section 7.5(A)(4) (x) limits Tenant’s right to challenge the claim that is made by the Person that files a mechanic’s lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any mechanic’s lien that derives from Landlord’s acts or omissions.

(B) Subject to the terms of this Section 7.5(B), within thirty (30) days after the Substantial Completion of any Alterations (other than Decorative Alterations), Tenant shall deliver to Landlord: (i) waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations, and (ii) a certificate from a licensed architect that Tenant engages in accordance with the terms of this Article 7 certifying that, in his or her opinion, the Alterations have been

Substantially Completed in substantial accordance with the final detailed plans and specifications for such Alterations as approved by Landlord. Tenant shall not be required to deliver to Landlord any waiver of lien if Tenant is disputing in good faith the payment which would otherwise entitle Tenant to such waiver, provided that (x) Tenant keeps Landlord advised in a timely fashion of the status of such dispute and the basis therefor, and (y) Tenant delivers to Landlord the waiver of lien promptly after the date that the dispute is settled. Nothing contained in this Section 7.5(B), however, shall relieve Tenant from complying with the provisions of Section 7.5(A)(4) hereof.

7.6 Effect on Building.

Subject to the terms of this Section 7.6, if (i) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed in or made to any portion of the Building other than the Premises in order to comply with any Requirements (any such alterations, installations, improvements, additions or changes being referred to herein as a “Building Change”), and (ii) such Building Change would not otherwise have had to be performed or made pursuant to applicable Requirements at such time but for such Alterations, then (x) Landlord may perform such Building Change, and (y) Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs thereof, as additional rent, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Building Change in a manner that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord’s performance of the Building Change, and shall consult reasonably from time to time with Tenant in connection therewith (with the understanding that such consultations shall include, without limitation, Landlord’s providing Tenant with the information that Landlord has in its possession regarding the expected cost of such Building Change). Tenant shall not be required to pay for the cost of performing a Building Change as contemplated by this Section 7.6 if (a) Tenant submits to Landlord for Landlord’s approval the plans and specifications for the applicable Alteration, (b) the representative of Landlord who has principal responsibility for approving the applicable Alteration has personal knowledge that the applicable Alteration requires such Building Change, and (c) Landlord fails to advise Tenant of such Building Change concurrently with Landlord’s approval of the applicable Alteration.

7.7 Time for Performance of Alterations.

If the performance of any Alteration by or on behalf of Tenant, or any other Person claiming by, through or under Tenant, during Building Hours interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at other times that Landlord reasonably designates from time to time.

7.8 Removal of Alterations and Tenant’s Property.

(A) On or prior to the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises, and, at Tenant’s option, Tenant also may remove, at Tenant’s expense, any or all Alterations made by or on behalf of Tenant or any other Person claiming by, through or under Tenant; provided, however, in any case, that Tenant shall repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal and further provided that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. Landlord, upon notice to Tenant given at least sixty (60) days prior to the Expiration Date, may require Tenant to remove any Specialty Alterations from the Premises, and to repair and restore in a good and workmanlike manner to good condition any damage to the Premises or the Building caused by such removal; provided, however, that Landlord shall not have the right to require Tenant to remove any Qualified Alterations. If (x) the Expiration Date is not the Fixed Expiration Date, and (y) Landlord gives a notice to Tenant on or prior to the thirtieth (30th) day after the Expiration Date to the effect that Landlord does not wish to retain a particular Specialty Alteration, then Tenant shall pay to Landlord the reasonable Out-of-Pocket Costs that are incurred by Landlord (i) in so removing such Specialty Alterations, and (ii) in so repairing and restoring any such damage to the Building or the Premises, within thirty (30) days after Landlord submits to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein; provided, however, that Landlord shall not have the right to give any such notice to Tenant in respect of Qualified Alterations. Any Alterations that remain in the Premises after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant’s obligations under this Section 7.8(A)).

(B) Prior to Tenant’s performance of a Specialty Alteration, Tenant shall have the right to request (simultaneously with Tenant’s submission of an Alterations Notice, including Tenant’s submission to Landlord of plans and specifications for such Specialty Alteration) that Landlord advise Tenant if Tenant shall be required to remove (or pay the cost to remove) such Specialty Alteration upon the Expiration Date or earlier termination of the Term, provided, however, that such request (a “Specialty Alteration Approval Request”) shall state in LARGE, BOLD AND CAPITAL LETTERS as follows: “LANDLORD TO ADVISE TENANT IF TENANT SHALL BE OBLIGATED TO REMOVE THE SPECIALTY ALTERATION(S) DESCRIBED HEREIN AT THE EXPIRATION OR EARLIER TERMINATION OF THE TERM. LANDLORD’S FAILURE TO RESPOND TO THIS SPECIALTY ALTERATION APPROVAL REQUEST SHALL BE DEEMED TO INDICATE THAT LANDLORD SHALL NOT REQUIRE REMOVAL OF THE APPLICABLE SPECIALTY ALTERATION(S) DESCRIBED HEREIN.” Landlord shall have the right to require removal of the applicable Specialty Alteration upon the expiration or earlier termination of the Term in Landlord’s sole discretion. If (i) Tenant gives a Specialty Alteration Approval Request in accordance with the terms hereof and (ii) Landlord advises Tenant that removal shall not be required, or fails to respond to such request, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Specialty Alteration upon the Expiration Date (any such Specialty Alteration which Tenant shall not be required to remove (or to pay the cost of removal) as aforesaid being referred to herein as a “Qualified Alteration”).

7.9 Contractors and Supervision.

(A) All Alterations (other than Decorative Alterations) shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay.

(B) Subject to the provisions of this Section 7.9(B), Tenant shall perform all Alterations (other than Decorative Alterations) using contractors, subcontractors, engineers and mechanics that in each case Landlord designates from time to time and charge commercially reasonable prices. Landlord shall give Tenant a notice containing a list of such contractors, such subcontractors and such engineers that Landlord designates promptly after Tenant’s request therefor from time to time (it being understood that Landlord shall include in such list the names of at least three (3) subcontractors for each trade and at least three (3) general contractors).

(C) Tenant shall have the right (but not the obligation) to request that Landlord perform supervisory project management services for any Alterations that Tenant performs during the Term in accordance with the terms of this Article 7. If Tenant makes any such request, then Landlord and Tenant shall seek in good faith to determine the terms of Tenant’s engagement of Landlord to perform such services (it being understood that such terms shall include, without limitation, the payment of a fee by Tenant to Landlord for such supervisory services on market terms).

(D) Tenant shall pay to Landlord, from time to time, as additional rent, the reasonable Out-of-Pocket Costs incurred by Landlord in connection with an Alteration (other than Decorative Alterations) (including, without limitation, the reasonable Out-of-Pocket Costs that Landlord incurs in reviewing the plans and specifications for such Alterations, and inspecting the progress of such Alterations), within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

7.10 Pantry.

Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of an Alteration consisting of the installation of a pantry in the Premises for the purpose of warming food for Tenant’s personnel and business guests (but not for use as a public restaurant). Any vending machines that Tenant installs in the Premises and that involve plumbing connections shall have a waterproof pan located thereunder, connected to a drain.

7.11 Window Coverings.

Tenant shall install on the windows of the Premises only the curtains, blinds, shades, or screens that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay (it being understood that Landlord, in considering whether to grant such approval, shall have the right to take into account the impact of Tenant’s proposed installation on the exterior appearance of the Building).

7.12 Air-Cooled HVAC Installations.

Tenant shall not have the right to install a supplementary HVAC system for the Premises that requires vents or louvers to be installed on the exterior of the Building.

Article 8

REPAIRS

8.1 Landlord’s Repairs.

Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the Building Systems that service the Premises, (ii) the structural portions of the Building (including, without limitation, the structural components of the Building that are located within the Premises), (iii) the roof of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the windows of the Premises, (vii) the public portions of the Building, and (viii) the Premises (to the extent that the necessity for such repair derives from a Work Access) in each case in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Nothing contained in this Section 8.1 requires Landlord to maintain or repair the systems within the Premises that distribute within the Premises electricity, HVAC or water.

8.2 Tenant’s Repairs.

(A) Subject to the terms of this Article 8 and to Article 15 hereof and Article 16 hereof, Tenant, at Tenant’s expense, shall take good care of the Premises (including, without limitation, (i) the fixtures and equipment that are installed in the Premises on the Commencement Date, (ii) the Alterations, and (iii) the systems within the Premises that distribute within the Premises electricity, HVAC or water). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 15 hereof. Nothing contained in this Section 8.2(A) shall require Tenant to perform any repairs to the Premises that are Landlord’s obligation to perform under Section 8.1 hereof. All repairs made by Tenant as contemplated by this Section 8.2(A) shall be in conformity with the standards that are customary for first-class office buildings in the vicinity of the Building. Tenant shall perform such repairs in accordance with the terms of Article 7 hereof including, without limitation, Sections 7.4 and 7.9 thereof.

(B) Subject to the terms of this Section 8.2(B), if (a) Landlord gives Tenant a notice that Tenant has failed to perform a repair that this Section 8.2 obligates Tenant to perform, and (b) Tenant fails to proceed with reasonable diligence to make such repair within thirty (30) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may make such repair, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) a particular repair that this Section 8.2 obligates Tenant to perform cannot be performed with reasonable diligence during the aforesaid period of thirty (30) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such repair during such period of thirty (30) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform such repair on Tenant’s behalf as otherwise described in this Section 8.2(B) unless Tenant fails to pursue such repair with reasonable continuity and diligence. Nothing contained in this Section 8.2(B) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

8.3 Certain Limitations.

(A) Tenant, at Tenant’s expense, shall repair in accordance with the terms set forth in Section 8.2 hereof all damage to the Premises, or to any other part of the Building or the Building Systems, in each case to the extent resulting from the negligence or willful misconduct of, or Alterations made by, Tenant or any other Person claiming by, through or under Tenant; provided, however, that Landlord shall have the right to perform any such repair to the extent that such repair affects the structure of the Building or such repair affects any Building System, in which case Tenant shall pay to Landlord an amount equal to the Out-of-Pocket Costs that Landlord reasonably incurs in performing such repair, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 8.3(A) limits the provisions of Section 14.3 hereof.

(B) Landlord, at Landlord’s expense, shall repair promptly all damage to the Premises that results from Landlord’s negligence or willful misconduct. Nothing contained in this Section 8.3(B) limits the provisions of Section 14.3 hereof.

8.4 Overtime.

Subject to the provisions of this Section 8.4, Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord’s making repairs as contemplated by this Article 8. If Landlord’s repair (or the condition that Landlord is required to repair) (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also perform any other repair that this Article 8 requires

Landlord to perform, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in performing such repair (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in performing such repair without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord perform any such repair using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

Article 9

ACCESS; LANDLORD’S CHANGES

9.1 Access.

(A) Subject to the terms of this Lease, Tenant, during the Term, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year.

(B) Subject to the terms of this Section 9.1(B), Landlord and Landlord’s designees may enter the Premises at reasonable times upon reasonable prior notice to Tenant (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representative ordinarily discusses matters relating to the Premises) to (i) examine the Premises, (ii) show the Premises to prospective tenants during the last twelve (12) months of the Term, (iii) show the Premises to prospective purchasers or master lessees of Landlord’s interest in the Real Property, (iv) show the Premises to Mortgagees or Lessors (or prospective Mortgagees or Lessors), (v) gain access to Reserved Areas, or (vi) make repairs, alterations, improvements, additions or restorations that (I) Landlord is required to make pursuant to the terms of this Lease (including, without limitation, Landlord’s Work), or (II) are reasonably necessary in connection with the maintenance, repair, or operation of the Real Property (Landlord’s entry upon the Premises to perform such repairs, alterations, improvements, additions or restorations being referred to herein as a “Work Access”). Landlord shall not be required to give Tenant advance notice of the entry by Landlord or Landlord’s designees into the Premises as contemplated by this Section 9.1(B) to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Landlord, in connection with a Work Access, shall have the right to bring into the Premises, and store in the Premises in a reasonable manner for the duration of the Work Access, the materials and tools that Landlord reasonably requires to perform the applicable repair, alteration, improvement, addition or restoration. Landlord shall have no liability to Tenant for any loss sustained by Tenant by reason of Landlord’s entry upon the Premises; provided, however, that (w) nothing contained in this Section 9.1(B) diminishes Landlord’s obligation to repair the Premises (to the extent that the necessity for such repair derives from a Work Access) as provided in Section 8.1 hereof, (x) subject to Section 14.3 hereof, Landlord shall remain liable to Tenant for personal injury or property damage that derives from Landlord’s negligence or willful misconduct in connection with any such entry upon the Premises, (y) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental after a fire or other casualty as provided herein and (z) nothing contained in this Section 9.1(B) limits Tenant’s rights to an abatement of Rental as provided in Section 10.3 hereof.

9.2 Landlord’s Obligation to Minimize Interference.

(A) Subject to Section 9.2(B) hereof, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in connection with Landlord’s accessing the Premises as contemplated by Section 9.1 hereof.

(B) Subject to the provisions of this Section 9.2(B), Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with a Work Access as contemplated by this Article 9. If a Work Access (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also conduct a Work Access, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in conducting such Work Access (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in conducting such Work Access without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such Work Access using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

9.3 Reserved Areas.

The Premises shall not include (i) the demising walls of the Premises (except for the interior face thereof), (ii) the walls of the Premises that constitute the curtain wall for the Building (except for the interior face thereof), (iii) balconies, terraces and roofs that are adjacent to the Premises, and (iv) space that is used for Building Systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms, plumbing facilities, and service closets (except to the extent expressly provided herein) (the areas described in clauses (iii) and (iv) above being collectively referred to herein as the “Reserved Areas”).

9.4 Ducts, Pipes and Conduits.

Landlord shall have the right to install, use and maintain ducts, cabling, pipes and conduits in and through the Premises, provided that (a) such ducts, cabling, pipes and conduits are concealed within or above partitioning columns, walls or ceilings, except that if such ducts, cabling, pipes or conduits are installed in areas that are utility areas (such as storage areas, mailrooms or mud rooms), then such ducts, cabling, pipes or conduits may also be installed on partitioning walls, columns or ceilings, (b) such ducts, cabling, pipes and conduits do not reduce the Usable Area of the Premises by more than a de minimis amount, and (c) Landlord installs such ducts, cabling, pipes and conduits in a manner that minimizes, to the extent reasonably practicable, any adverse effect on an Alteration theretofore performed in the Premises. If Landlord requires access to the Premises to make the installations as contemplated by this Section 9.4, then Landlord shall perform such installations in accordance with the terms hereof that govern a Work Access.

9.5 Keys.

Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant’s electronic security systems).

9.6 Landlord’s Changes.

(A) Subject to Section 9.6(B) hereof, Tenant shall have the right to use, in common with the other occupants of the Building, the portions of the Building that Landlord dedicates from time to time as common area for the general use of the occupants of the Building.

(B) Landlord, from time to time, shall have the right to change the arrangement or location of the public portions of the Building, including, without limitation, lobbies, entrances, passageways, doors, corridors, stairs and toilets that in each case are not located in the Premises, provided any such change does not (a) unreasonably reduce or unreasonably interfere with Tenant’s access to the Building or the Premises, (b) reduce the floor area of the Premises (except to a de minimis extent), or (c) reduce to a material extent the level or quality of services that are available to Tenant on the Commencement Date.

(C) Landlord, from time to time, shall have the right to change, or reduce the number of, the passenger or freight elevators serving the Premises, provided that such change or reduction does not reduce to a material extent the passenger or freight elevator service standards that the passenger and freight elevators meet on the date hereof.

(D) Landlord, from time to time, shall have the right to change the name, number or designation by which the Building is commonly known.

(E)

(1) Landlord shall have the right, from time to time, to close, obstruct or darken the windows of the Premises temporarily to the extent required to comply with a Requirement or to perform repairs, maintenance, alterations, or improvements to the Building. Landlord shall have the right to close, obstruct or darken the windows of the Premises permanently to the extent required to comply with a Requirement that does not become applicable to the Building by virtue of Landlord’s performance of elective construction in the Building.

(2) If, at any time, the windows of the Premises are closed, obstructed or darkened temporarily, as aforesaid, then Landlord shall perform (or cause to be performed) such repairs, maintenance, alterations or improvements, or shall comply with the applicable Requirement (or cause such Requirement to be complied with), in each case with reasonable diligence, and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, obstructed or darkened (it being understood, however, that subject to Section 8.4 hereof, Landlord shall not be required to perform such repairs, maintenance, alterations or improvements using contractors or labor at overtime or premium pay rates).

Article 10

UNAVOIDABLE DELAYS AND INTERRUPTION OF SERVICE

10.1 Unavoidable Delays.

(A) The term “Unavoidable Delay” shall mean any cause beyond the reasonable control of the applicable party, including, without limitation, strikes, labor troubles, mechanical breakdown, shortages or unavailability of labor, fuel, steam, water, gas, electricity or materials, epidemic, pandemic, governmental actions (including any directives (including any public health directives) or orders or other Requirements issued or adopted by any Governmental Authority, whether temporary or permanent, including, without limitation, in connection with any epidemic or pandemic), governmental preemption, enemy action, acts of war, national emergency, fire or other casualty, civil commotion, acts of terrorism or the occurrence of an act of God.

(B) Subject to Section 1.2, Section 10.3, Article 15 hereof and Article 16 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant’s other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord’s covenants under this Lease by reason of any Unavoidable Delay; provided, however, that Landlord shall not have the right to claim under this Section 10.1(B) that Landlord’s failure to have funds available to make a payment of money constitutes an Unavoidable Delay.

(C) Subject to Section 10.3, Article 15 hereof and Article 16 hereof, this Lease and the obligation of Landlord to perform all of Landlord’s covenants and agreements hereunder shall not be affected, impaired or excused, and Tenant shall not have any liability to Landlord, to the extent that Tenant is unable to perform Tenant’s covenants under this Lease by reason of any Unavoidable Delay; provided, however, that Tenant shall neither have the right to claim under this Section 10.1(C) that Tenant’s insolvency, financial condition or failure to have funds available to make a payment of money constitutes an Unavoidable Delay nor shall any matter be deemed to be beyond Tenant’s reasonable control if the same could be remedied by the satisfaction of a lien, judgment or other monetary obligation.

10.2 Interruption of Services.

Subject to Section 10.3 hereof, Landlord, from time to time, shall have the right to interrupt or curtail the level of service provided by the Building Systems to the extent reasonably necessary to accommodate the performance of repairs, additions, alterations, replacements or improvements that in Landlord’s reasonable judgment are desirable or necessary. Landlord shall give Tenant reasonable advance notice of any such interruption or curtailment (to the extent that Landlord does not need to arrange for such interruption or curtailment to manage an emergency) and schedule any such interruption or curtailment at times that minimizes, to the extent reasonably practicable, the effect of such interruption or curtailment on Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours. If such interruption or curtailment of the level of service provided by the Building Systems (i) denies Tenant from having reasonable access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) materially interferes with Tenant’s ability to conduct its business in the Premises during Tenant’s ordinary business hours, then Landlord shall employ contractors or labor at overtime or premium pay rates to the extent reasonably necessary. Landlord, at Tenant’s request, shall also schedule any such interruption or curtailment, to the extent reasonably practicable, using contractors or labor at overtime or premium pay rates, in which case Tenant shall pay to Landlord, as additional rent, an amount equal to the excess of (x) the Out-of-Pocket Costs that Landlord incurs in so scheduling such interruption or curtailment (using contractors or labor at overtime or premium pay rates), over (y) the Out-of-Pocket Costs that Landlord would have incurred in scheduling such interruption or curtailment without using contractors at overtime or premium pay rates, within thirty (30) days after the date that Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein (it being understood that if more than one tenant requests that Landlord conduct such interruption or curtailment of services using contractors or labor at overtime or premium pay rates, then Landlord shall allocate such costs among such tenants equitably).

10.3 Rent Credit.

Subject to the terms of this Section 10.3, if for any reason other than an Unavoidable Delay or the actions or omissions of Tenant or any other Person claiming by, through or under Tenant, (I) (i) Landlord fails to perform Landlord’s covenants hereunder, (ii) Landlord interrupts or curtails the level of service provided by Building Systems as contemplated by Section 10.2 hereof, or (iii) Landlord performs repairs, alterations, improvements, additions or restorations in the Building, and (II) Tenant, by reason of the event described in clause (I) above, is unable for at least seven (7) consecutive days to operate Tenant’s business in the Premises (or a portion thereof) in substantially the same manner that Tenant conducted its business prior to such event, then Tenant shall be entitled to a credit to apply against the Fixed Rent and the Escalation Rent thereafter coming due hereunder in an amount equal to the product obtained by multiplying (A) the quotient obtained by dividing (a) the sum of the Fixed Rent and the Escalation Rent for the Premises, by (b) three hundred sixty-five (365) (or three hundred sixty-six (366) in a leap year), by (c) the number of square feet of Rentable Area in the Premises, by (B) the number of square feet of Rentable Area of the portion of the Premises which is unusable, as aforesaid, by (C) the number of days in the period commencing on (and including) the date immediately following the date that is seven (7) days after the event that is described in clause (I) above and ending on the date that such portion of the Premises becomes usable. If (x) Tenant is entitled to a credit against Rental pursuant to this Section 10.3, and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord’s obligation to make such payment shall survive the Expiration Date). This Section 10.3 shall not apply in respect of the occurrence of a fire or other casualty or in respect of a condemnation. This Section 10.3 shall not limit the provisions of Section 5.2 hereof.

Article 11

REQUIREMENTS

11.1 Tenant’s Obligation to Comply with Requirements.

(A) Subject to the terms of this Article 11, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations, (ii) Requirements that become applicable by reason of Alterations having been performed, (iii) Requirements that are applicable by reason of the specific nature or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises and (iv) Local Law No. 88 of the City of New York. Tenant shall not be required to make any Alteration or other changes to the structural components of the Building or to the Building Systems in either case to comply with any Requirement unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or other change is required by reason of the specific nature of the use of the Premises by Tenant (or such other Person) (as opposed to the use of the Premises for general, administrative and executive office purposes as permitted under Section 3.1 hereof), or (c) such Alteration or other change is required to install, modify or replace any fire suppression device or system in the Premises (including, without limitation, sprinkler systems).

(B) The term “Requirements” shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or other body exercising similar functions, and (ii) all requirements that the issuer of Landlord’s Property Policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord’s Property Policy), provided that such requirements that the issuer of Landlord’s Property Policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.

(C) The term “Governmental Authority” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

(D) Subject to the terms of this Section 11.1(D), if (a) Landlord gives Tenant a notice that Tenant has failed to comply with a Requirement as required by this Section 11.1, and (b) Tenant fails to proceed with reasonable diligence to comply with such Requirement within thirty (30) days after the date that Landlord gives such notice to Tenant (or such shorter period that Landlord designates in such notice to the extent reasonably required under the circumstances to alleviate an imminent threat to persons or property), then (i) Landlord may perform the work and otherwise take steps that are required to comply with such Requirement, and (ii) Tenant shall pay to Landlord, as additional rent, the reasonable Out-of-Pocket Costs thereof, with interest thereon at the Applicable Rate calculated from the date that Landlord incurs such expenses, within thirty (30) days after Landlord gives Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. If (x) Tenant’s compliance with a particular Requirement as required by this Section 11.1 cannot be accomplished with reasonable diligence during the aforesaid period of thirty (30) days (or during such shorter period that Landlord designates, as the case may be), and (y) Tenant commences such compliance during such period of thirty (30) days (or such shorter period that Landlord designates), then Landlord shall not have the right to perform the work and otherwise take steps that are required to comply with such Requirement on Tenant’s behalf as otherwise described in this Section 11.1(D) unless Tenant fails to pursue such compliance with reasonable continuity and diligence. Nothing contained in this Section 11.1(D) limits the remedies that are available to Landlord after the occurrence of an Event of Default.

11.2 Landlord’s Obligation to Comply with Requirements.

Landlord shall comply with all Requirements applicable to the Premises and the Building (including, without limitation, Requirements in respect of which the violation thereof impedes Tenant’s performance of Alterations in the Premises) other than those Requirements with respect to which Tenant is required to comply pursuant to Section 11.1 hereof, subject, however, to Landlord’s right to contest in good faith the applicability or legality thereof (provided that Landlord’s contesting such Requirements does not interfere in any material respect with Tenant’s use and occupancy of the Premises).

11.3 Certificate of Occupancy.

(A) Subject to the terms of this Section 11.3(A), Landlord covenants that from and after the Commencement Date a temporary or permanent certificate of occupancy covering the Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) shall be in full force and effect permitting the Premises to be used for the general office purposes that are permitted under Article 3 hereof. Nothing contained herein constitutes Landlord’s covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner; provided, however, that Landlord shall not have the right to amend the certificate of occupancy for the

Premises (or such other certificate as may be required by Requirements from time to time to lawfully occupy the Premises) in a manner that limits the uses that Tenant may perform in the Premises in accordance with Article 3 hereof. Landlord shall have no liability to Tenant under this Section 11.3(A) to the extent such certificate of occupancy (or such other certificate) is not in full force and effect by reason of Tenant’s default hereunder or by reason of Alterations.

(B) Tenant shall use the Premises only in a manner that conforms with the certificate of occupancy that is in effect for the Premises. Tenant shall not have the right to amend the certificate of occupancy for the Premises or the Building without Landlord’s prior approval.

Article 12

QUIET ENJOYMENT

12.1 Quiet Enjoyment.

Landlord covenants that Tenant may peaceably and quietly enjoy the Premises for the Term, subject, nevertheless, to the terms and conditions of this Lease.

Article 13

SUBORDINATION

13.1 Subordination.

(A) This Lease shall be subject and subordinate to the priority of each Superior Lease in respect of which the Lessor is not an Affiliate of Landlord. This Lease shall be subject and subordinate to the lien of each Mortgage in respect of which the Mortgagee is not an Affiliate of Landlord. This Lease shall be subject and subordinate to any Condominium Declaration (with the understanding that Landlord shall not permit any such Condominium Declaration to impair Tenant’s rights under this Lease, or to expand Tenant’s obligations under this Lease, except, in either case, to a de minimis extent). The subordination and non-disturbance provisions of this Article shall be self-operative without the execution or delivery of any further instrument or agreement.

(B) The term “Condominium Board” shall mean the board that governs the business and affairs of the condominium that is created by the Condominium Declaration.

(C) The term “Condominium Declaration” shall mean a condominium declaration that submits the ownership of the fee interest in the Premises to a condominium form of ownership in accordance with Article 9-B of the New York Real Property Law (as such declaration may be amended from time to time).

(D) The term “Lessor” shall mean a lessor under a Superior Lease. 63

(E) The term “Mortgage” shall mean any trust indenture or mortgage which now or hereafter encumbers Landlord’s estate in the Premises.

(F) The term “Mortgagee” shall mean any trustee, mortgagee or holder of a Mortgage.

(G) The term “Superior Lease” shall mean any lease pursuant to which Landlord now or hereafter obtains or retains its interest in the Premises (to the extent that Landlord’s interest in the Premises is a leasehold estate).

13.2 Attornment.

If, at any time prior to the Expiration Date, a Person succeeds to Landlord’s interest in the Real Property by reason of a foreclosure under a Mortgage or by reason of the termination of a Superior Lease or by reason of the exercise of a power of sale that is granted under the Condominium Declaration, as the case may be (any such Person being referred to herein as the “Successor”), then Tenant, at the Successor’s election, shall attorn, from time to time, to the Successor, in either case upon the then executory terms of this Lease, for the remainder of the Term. If the Successor is not an Affiliate of the Person that constituted Landlord immediately prior to such Successor’s obtaining an interest in the Premises, then the Successor shall not be:

(A) liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord), except to the extent that (i) such act or omission continues after the date that the Successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the Successor can cure by performing a service or making a repair, or

(B) subject to any defenses, offsets or abatements that Tenant has against any prior landlord (including, without limitation, the then defaulting landlord) (except that the foregoing shall not limit any offsets or abatements expressly permitted under this Lease), or

(C) bound by any payment of Rental that Tenant has made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date that such payment is due (other than the Rental that Tenant pays in advance pursuant to Section 1.5(E) hereof), or

(D) bound by any obligation to make any payment to or on behalf of Tenant to the extent that such obligation accrues prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, or

(E) bound by any obligation to perform any work or to make improvements to the Premises, except for:

(1) repairs and maintenance that Landlord is required to perform pursuant to the provisions of this Lease and that first become necessary, or the need for which continues, after the date that the Successor succeeds to Landlord’s interest in the Real Property,

(2) repairs to the Premises that become necessary by reason of a fire or other casualty that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof,

(3) repairs to the Premises or any part thereof that become necessary by reason of a fire or other casualty that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 15 hereof, to the extent that the Successor can make such repairs from the net proceeds of Landlord’s Property Policy that are actually made available to the Successor (with the understanding, however, that if (i) a fire or other casualty occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to repair the resulting damage to the Building pursuant to Article 15 hereof, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(4) repairs to the Premises as a result of a partial condemnation that occurs from and after the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, and

(5) repairs to the Premises as a result of a partial condemnation that occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property and that Landlord is required to perform pursuant to Article 16 hereof, to the extent that the Successor can make such repairs from the net proceeds of any condemnation award made available to the Successor (with the understanding, however, that if (i) a partial condemnation occurs prior to the date that the Successor succeeds to Landlord’s interest in the Real Property, (ii) Landlord is required to make repairs to the Building pursuant to Article 16 hereof by reason of such partial condemnation, and (iii) the Successor cannot make such repairs from such net proceeds, then Tenant shall have the right to terminate this Lease by giving notice thereof to the Successor within fifteen (15) days after the date that the Successor gives Tenant notice that the Successor does not intend to perform such repairs),

(F) bound by any amendment or modification of this Lease made without the consent of the Successor after the date that Tenant is given notice of the applicable Mortgage or the applicable Superior Lease (as the case may be), or

(G) bound to return the Letter of Credit until the Letter of Credit has come into the Successor’s actual possession and Tenant is entitled to the Letter of Credit pursuant to the terms of this Lease.

The provisions of this Section 13.2 shall apply notwithstanding that, as a matter of law, this Lease terminates upon the termination of any Superior Lease, the termination of any Condominium Declaration or the foreclosure of a Mortgage. No further instrument shall be required to give effect to Tenant’s attorning to a Successor as contemplated by this Section 13.2. Tenant, however, upon demand of any Successor, shall execute, from time to time, instruments, in a recordable form and in a form reasonably satisfactory to the Successor, confirming the foregoing provisions of this Section 13.2.

13.3 Amendments to this Lease.

Tenant shall execute and deliver, from time to time, amendments to this Lease, promptly after the request by Landlord and/or any Mortgagee, to the extent that (x) such amendments are reasonably required by a Mortgagee or a Lessor that in either case is not an Affiliate of Landlord (or are reasonably required by a proposed Mortgagee or proposed Lessor that in either case is not an Affiliate of Landlord and that consummates the applicable Mortgage or the applicable Superior Lease contemporaneously with Tenant’s execution and delivery of such amendment hereof), and (y) Landlord gives to Tenant reasonable evidence to the effect that such Mortgagee or Lessor requires such amendments; provided, however, that Tenant shall not be required to agree to any such amendments to this Lease that (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely affect or diminish Tenant’s rights under this Lease (except in either case to a de minimis extent), or (iii) increase Tenant’s other obligations under this Lease (except to a de minimis extent); it being understood that the obligation to give additional notices to a Mortgagee or a Lessor shall not be deemed to increase Tenant’s obligations under this Lease.

13.4 Tenant’s Estoppel Certificate.

Tenant, within ten (10) Business Days after Landlord’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Landlord a written statement executed by Tenant, in form reasonably satisfactory to Landlord, (1) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, the Escalation Rent and other items of Rental have been paid, (3) stating whether, to the actual knowledge of Tenant (but without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) stating any other matters reasonably requested by Landlord and related to this Lease. Tenant acknowledges that any such statement that Tenant delivers to Landlord pursuant to this Section 13.4 may be relied upon by (x) any purchaser or owner of the Real Property or any interest therein (including, without limitation, any Lessor), or (y) any Mortgagee.

13.5 Landlord’s Estoppel Certificate.

Landlord, within ten (10) Business Days after Tenant’s request from time to time (but not more frequently than three (3) times in any particular period of twelve (12) months), shall deliver to Tenant a written statement executed by Landlord, in form reasonably satisfactory to Landlord and Tenant, (i) stating that this Lease is then in full force and effect and has not been modified (or if this Lease is not in full force and effect, stating the reasons therefor, or if this Lease is modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, the Escalation Rent and any other items of Rental have been paid, (iii) stating whether, to the actual knowledge of Landlord (but without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) stating any other matters reasonably requested by Tenant and related to this Lease. Landlord acknowledges that any statement delivered by Landlord to Tenant pursuant to this Section 13.5 may be relied upon by (w) any Person that extends credit to Tenant, (x) any assignee of Tenant’s interest hereunder, (y) any subtenant of all or any part of the Premises, or (z) any Person that acquires Control of Tenant (provided that such assignment, sublease or transfer of Control is accomplished in a manner that complies with the provisions of Article 16 hereof).

13.6 Rights to Cure Landlord’s Default.

If (x) a Superior Lease or Mortgage exists, (y) the Lessor or Mortgagee is not an Affiliate of Landlord, and (z) Landlord gives Tenant notice thereof, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to such Lessor or such Mortgagee in either case at the address that has been furnished to Tenant. If any such Lessor or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Lessor or Mortgagee receives such notice from Tenant, that such Lessor or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Lessor or Mortgagee fails to remedy such act or omission of Landlord within a reasonable period of time not to exceed sixty (60) days after the date that such Lessor or Mortgagee gives such notice to Tenant, or if (i) such act or omission cannot be remedied with reasonable diligence during such period of sixty (60) days, (ii) such Lessor or Mortgagee takes reasonable steps during such period of sixty (60) days to commence such Lessor’s or Mortgagee’s remedying of such act or omission, and (iii) such Lessor or Mortgagee prosecutes diligently the remedying of such act or omission, then such additional time as may be reasonably necessary to remedy such act or omission of Landlord (it being understood that such Lessor or Mortgagee shall not have any liability to Tenant for the failure of such Lessor or Mortgagee to so remedy such act or omission of Landlord during such period).

13.7 Zoning Lot Merger Agreement.

Tenant hereby waives irrevocably any rights that Tenant may have in connection with any zoning lot merger or transfer of development rights with respect to the Real Property, including, without limitation, any rights that Tenant may have to be a party to, to contest, or to execute any Declaration of Restrictions (as such term is used in Section 12-10 of the Zoning Resolution of The City of New York effective December 15, 1961, as amended) with respect to the Real Property, which would cause the Premises to be merged with or unmerged from any other zoning lot pursuant to such Zoning Resolution or to any document of a similar nature and purpose. Tenant agrees that this Lease shall be subject and subordinate to any Declaration of Restrictions or any other document of similar nature and purpose now or hereafter affecting the Real Property (it being understood, however, that Landlord shall not permit such Declaration of Restrictions or any such other document to impair Tenant’s rights hereunder, or expand Tenant’s obligations hereunder, except, in either case, to a de minimis extent). In confirmation of such subordination and waiver, Tenant, from time to time, shall execute and deliver promptly any certificate or instrument that Landlord reasonably requests.

13.8 Tenant’s Financial Statements.

Subject to the terms of this Section 13.8, (i) if an Event of Default shall be continuing hereunder, (ii) in the event of any proposed or contemplated sale of the Building (or the portion thereof in which the Premises is located), debt financing or refinancing of the Building (or the portion thereof in which the Premises is located), sale of a direct or indirect interest in Landlord, or debt financing that is secured by a pledge of a direct or indirect interest in Landlord, or other transfer or similar transaction, and/or (iii) if required by applicable Requirements (including, without limitation, if required in connection with any filings made with the Securities and Exchange Commission or any law, rule, regulation or requirement of a stock exchange, rating agency or regulator), Tenant shall, within ten (10) Business Days after Landlord’s request therefor, provide to Landlord (a) the balance sheet of Tenant and each Predecessor Tenant (if any) in either case dated as of the last day of the most recently completed fiscal year, (b) the income statement of Tenant and each Predecessor Tenant (if any) for the most recently completed fiscal year, and (c) the statement of changes in financial condition of Tenant and each Predecessor Tenant (if any) for the most recently completed fiscal year (such financial statements being collectively referred to herein as “Tenant’s Statements”). If any Tenant’s Statements for the most recently completed fiscal year shall not be available at the time of Landlord’s request therefor, then (x) Tenant, within such ten (10) Business Day period, shall notify Landlord that such Tenant’s Statements are not available and deliver Tenant’s Statements for the fiscal year immediately preceding the most recently completed fiscal year and (y) Tenant shall, on or prior to the one hundred twentieth (120th) day after the last day of the most recently completed fiscal year, provide Tenant’s Statements for such fiscal year to Landlord. Tenant shall cause Tenant’s Statements to be prepared in accordance with GAAP, and to be accompanied by an unqualified opinion of a certified public accountant (or, if Tenant’s Statements shall not be audited in the ordinary course of business, accompanied by a certification from Tenant’s chief financial officer or other authorized signatory). For a period of one (1) year after Tenant gives to Landlord a particular Tenant’s Statement, Landlord shall not disclose Tenant’s Statements to any third party, except that Landlord may disclose Tenant’s Statements (i) to Persons who are directors, members, partners, trustees, employees, agents or advisors to Landlord or Landlord’s Affiliates and who have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (ii) to Persons that provide (or that propose to provide), directly or indirectly, debt or equity capital to Landlord or Landlord’s Affiliates and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iii) to Persons that purchase (or that propose to purchase) the Real Property or any portion thereof and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (iv) to Lessors (or prospective Lessors) that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (v) to Persons that provide professional services for Landlord

(such as, for example, Landlord’s attorneys and accountants) and that have been directed to maintain the confidentiality of Tenant’s Statements in accordance with the terms hereof, (vi) to the extent required by law, rule, regulation or requirement of a stock exchange, rating agency or regulator or in connection with any legal or regulatory proceeding, (vii) to the extent reasonably required by Landlord in enforcing Landlord’s rights hereunder, and (viii) to the extent that Tenant’s Statements are otherwise available to the general public, are already in Landlord’s possession (having been provided by a source other than Tenant), or come into Landlord’s possession from a source other than Tenant who is not known by Landlord to be bound by a confidentiality obligation to Tenant with respect thereto. Tenant shall not have any obligation to provide Tenant’s Statements to Landlord as provided in this Section 13.8 during the period that (x) the stock of Tenant is publicly traded on a recognized stock exchange, and (y) Tenant’s Statements are available to the general public under filings that Tenant makes with the Securities and Exchange Commission.

Article 14

INSURANCE

14.1 Tenant’s Insurance.

(A) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect (i) an insurance policy for Tenant’s Property and the Specialty Alterations, in either case to the extent insurable under standard form “all-risk” property insurance policies, covering the perils listed in the current edition of the Insurance Services Office, Inc. (“ISO”), special causes of loss form CP 10 30, including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as ”Tenant’s Property Policy”), (ii) a policy of worker’s compensation insurance, to the extent required by law (such policy being referred to herein as “Tenant’s Worker’s Compensation Policy”), (iii) a commercial automobile liability policy covering any vehicle that Tenant brings upon the Real Property (regardless of whether Tenant owns or hires such vehicle) with a combined single limit of not less than One Million Dollars ($1,000,000) (such policy being referred to herein as “Tenant’s Auto Policy”, and (iv) a policy of commercial general liability insurance on an occurrence basis, providing coverage that is at least as broad as the current edition of ISO Form CG 00 01 (the insurance policy described in this clause (iv) being collectively referred to herein as “Tenant’s Liability Policy”). Tenant’s Property Policy and Tenant’s Liability Policy shall name Tenant as a named insured. Tenant’s Liability Policy (including, without limitation, any policy that Tenant obtains as described in Section 14.1(D) hereof) and Tenant’s Auto Policy shall be endorsed to name the Landlord Indemnitees as additional insureds thereunder.

(B) Tenant’s Property Policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. All of the insurance policies that Section 14.1(A) obligates Tenant to carry shall provide that at least thirty (30) days of advance written notice of cancellation is given to Landlord, except that such period of thirty (30) days may be reduced to no less than ten (10) days for non-payment of premium. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant’s Property Policy or Tenant’s Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. Tenant’s Liability Policy shall have no exclusions limiting liability assumed under an insured’s contract (including, without limitation, tort liability of another assumed by the insured in a business contract). The minimum limits of liability under Tenant’s Liability Policy shall be Five Million Dollars ($5,000,000) per occurrence for bodily injury (or death), personal injury and/or damage to property, which minimum amount Landlord may increase from time to time to the amount of insurance that in Landlord’s reasonable judgment is then being customarily required by prudent landlords of first-class buildings in the vicinity of the Building from tenants leasing space similar in size, nature and location to the Premises.

(C) Tenant shall cause Tenant’s Liability Policy, Tenant’s Worker’s Compensation Policy, Tenant’s Auto Policy and Tenant’s Property Policy to be issued by reputable insurers that are (x) eligible to do business in the State of New York, and (y) rated in Best’s Insurance Guide, or any successor thereto, as having a general policyholder rating of A and a financial rating of at least VIII (it being understood that if such ratings are no longer issued, then such insurer’s financial integrity shall conform to the standards that constitute such ratings from Best’s Insurance Guide as of the date hereof).

(D) Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Liability Policy with an umbrella insurance policy if such umbrella insurance policy contains an aggregate per location endorsement that provides the required level of protection for the Premises. Tenant has the right to satisfy Tenant’s obligation to carry Tenant’s Property Policy with a blanket insurance policy if such blanket insurance policy provides, on a per occurrence basis, that a loss that relates to any other location does not impair or reduce the level of protection available for the Premises below the amount required by this Lease.

(E) Tenant’s liability hereunder is not limited to the amount of Tenant’s insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Section 14.1, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Requirements. Landlord’s review of, or approval of, any insurance that Tenant carries shall not limit Tenant’s obligation to carry the insurance that this Section 14.1 requires Tenant to carry.

14.2 Landlord’s Insurance.

(A) Subject to the terms of this Section 14.2, Landlord shall obtain and keep in full force and effect covering the Building and the Alterations, to the extent insurable on commercially reasonable terms under then available standard forms of “all-risk” insurance policies, covering the perils listed in the current edition of the ISO special causes of loss form CP 10 30, including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof (such insurance being referred to herein as “Landlord’s Property Policy”). Tenant acknowledges that (i) Landlord’s Property Policy may encompass rent insurance, and (ii) Landlord may also obtain a commercial general liability insurance policy, as well as other types of insurance policies as reasonably deemed necessary by Landlord or Mortgagee.

(B) Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant notifies Landlord of the completion of such Alterations and the cost thereof, and maintains adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Landlord shall have the right to provide that the coverage of Landlord’s Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord’s insurance companies in the adjustment of any claims for any damage to the Building or the Alterations. Landlord shall not be required to carry insurance on Tenant’s Property or the Specialty Alterations. Landlord shall not be required to carry insurance against any loss suffered by Tenant due to the interruption of Tenant’s business.

14.3 Mutual Waiver of Subrogation.

Landlord and Tenant shall each obtain an appropriate clause in, or endorsement on, Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, (I) whether or not having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they each waive and shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage (including the cost of any deductibles or self-insured retentions) to its property or the property of others resulting from fire or other hazards covered by Landlord’s Property Policy or Tenant’s Property Policy (as the case may be) (with the understanding, therefore, that the party that sustains such loss or damage shall not have a claim against the other party to reimburse the party that sustains such loss or damage for the amount of such party’s deductible or self-insured retention), and (II) in the event that either party fails to carry or maintain the insurance required by this Article 14, then Landlord or Tenant, as the case may be, shall not make any claim against or seek to recover from the Landlord Indemnitees or the Tenant Indemnitees (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards that would have been covered had Landlord or Tenant, as the case may be, carried insurance as required under this Article 14. Each party is required to obtain such an endorsement as long as such endorsements are commercially available.

14.4 Evidence of Insurance.

On or prior to the Commencement Date, each party shall deliver to the other party appropriate certificates of insurance required to be carried by the parties pursuant to this Article 14, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds in either case as required by Section

14.3 hereof (it being understood that Acord 25 shall suffice for Tenant’s Liability Policy, Tenant’s Auto Policy and Tenant’s Worker’s Compensation Policy and Acord 27 or 28 shall suffice for Tenant’s Property Policy and Landlord’s Property Policy). Each party shall deliver to the other party evidence of each renewal or replacement of a policy prior to the expiration of such policy.

14.5 No Concurrent Insurance.

Tenant shall not obtain any property insurance (under Tenant’s Property Policy or otherwise) that covers the property that is covered by Landlord’s Property Policy.

14.6 Tenant’s Obligation to Comply with Landlord’s Fire and Casualty Insurance.

If (i) Tenant (or any other Person claiming by, through or under Tenant) uses the Premises for any purpose other than general office use , and (ii) the use of the Premises by Tenant (or such other Person) causes the premium for Landlord’s Property Policy to exceed the premium that would have otherwise applied therefor if Tenant (or such Person) used the Premises for general office use, then Tenant shall pay to Landlord, as additional rent, an amount equal to such excess, on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, together with reasonable supporting documentation for the charges set forth therein. Nothing contained in this Section 14.6 expands Tenant’s rights under Article 3 hereof.

Article 15

CASUALTY

15.1 Notice.

Tenant shall notify Landlord promptly of any fire or other casualty that occurs in the Premises.

15.2 Landlord’s Restoration Obligations.

Subject to the terms of this Section 15.2, Landlord, with reasonable diligence, shall repair the damage to (i) the Premises (including, without limitation, the Alterations and Landlord’s Work), (ii) the Building Systems that service the Premises, and (iii) the common elements of the Building that Tenant uses to gain access to the Premises, in each case to the extent caused by fire or other casualty. The restoration work to be performed by Landlord shall include, without limitation, Landlord’s Work and any portion of Landlord’s Work that Landlord did not Substantially Complete on the date that the fire or other casualty occurred. Landlord shall commence the performance of such repairs as promptly as reasonably practicable after the occurrence of such fire or other casualty. Landlord shall use commercially reasonable efforts to perform such repairs diligently, in a good and workmanlike manner, and in a manner that minimizes to the extent reasonably practicable interference with Tenant’s use and occupancy of any portion of the Premises that remains tenantable. Landlord shall not be required to restore Tenant’s Property or the Specialty Alterations. Landlord shall not be required to commence such restoration until Tenant gives Landlord the notice described in Section 15.1 hereof (unless Landlord otherwise has received actual notice of the fire or other casualty). Landlord shall not be obligated to restore any Alterations unless (i) Tenant has Substantially Completed the performance thereof, (ii) Tenant has given Landlord notice to the effect that Tenant has Substantially Completed such Alterations, (iii) Tenant has given Landlord notice of the cost incurred by Tenant in performing such Alterations, and (iv) Tenant has maintained records with respect to such Alterations in a form that allows Landlord to make a full insurance recovery therefor under Landlord’s Property Policy. If (x) Tenant, as part of the Initial Alterations, demolishes all or a material part of the interior installation that exists in the Premises on the Commencement Date, and (y) the Premises (including any Alterations) is damaged by fire or other casualty at any time prior to the date that Tenant Substantially Completes the Initial Alterations therein, then Landlord’s obligation to repair the Premises (and any Alterations) shall be limited to (w) the performance of Landlord’s Work (to the extent that the performance of Landlord’s Work remains feasible after such fire or other casualty), (x) the part of the Building Systems serving the Premises on the Commencement Date, but not the distribution portions of such Building Systems located within the Premises, (y) the floor and ceiling slabs of the Premises, and (z) the exterior walls of the Premises, all to substantially the same condition that existed on the Commencement Date. Landlord shall have the right to adapt the restoration of the Premises as contemplated by this Section 15.2 to comply with applicable Requirements that are then in effect. Landlord shall not be obligated to restore the Premises as provided in this Section 15.2 to the extent that this Lease terminates by reason of such fire or other casualty as provided in this Article 15.

15.3 Rent Abatement.

(A) Subject to Section 15.3(B) hereof, the Fixed Rent and the Escalation Rent that is otherwise due and payable hereunder shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises that is not usable or accessible by Tenant by reason of such fire or other casualty bears to the total Rentable Area of the Premises immediately prior to such fire or other casualty, for the period commencing on the date of such fire or other casualty and ending on the date that Landlord Substantially Completes the restoration described in Section 15.2 hereof or the applicable portion of the Premises becomes accessible, as the case may be.

(B) If a fire or other casualty occurs in the Premises after the Commencement Date and prior to the Rent Commencement Date, then the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant is entitled as contemplated by Section 15.3(A) hereof (from and after the Rent Commencement Date) shall be an amount equal to the aggregate abatement of Fixed Rent and the Escalation Rent to which Tenant would have been entitled under Section 15.3(A) hereof if the Rent Commencement Date had occurred immediately prior to such fire or other casualty.

15.4 Landlord’s Termination Right.

If the Building is so damaged by fire or other casualty that, in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease by giving Tenant notice thereof on or prior to the one hundred twentieth (120th) day after such fire or other casualty; provided, however, that if the Premises are not substantially damaged or rendered substantially untenantable by such fire or other casualty, then Landlord may not so terminate this Lease unless Landlord elects to terminate leases (including this Lease) affecting at least seventy percent (70%) of the leasable area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates). Landlord also shall have the right to terminate this Lease if the owners of the condominium established by the Condominium Declaration do not make the election contemplated by Section 339-cc of the New York Real Property Law to restore the Building after a fire or other casualty (to the extent that such election is required to be made by such unit owners). If Landlord elects to terminate this Lease as aforesaid, then (I) the Term shall expire on a date set by Landlord that (A) is not sooner than (i) the tenth (10th) day after the date that Landlord gives such notice (if all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (ii) the ninetieth (90th) day after the date that Landlord gives such notice (if less than all or substantially all of the Premises is rendered untenantable by such fire or other casualty), and (B) is not later than the first (1st) anniversary of the date on which such fire or other casualty occurs, and (II) Tenant, on such date set by Landlord, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term. Upon the termination of this Lease under this Section 15.4, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).

15.5 Tenant’s Termination Right.

(A) Landlord, within forty-five (45) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 15.1 hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor’s estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 15.2 hereof (such statement that Landlord gives to Tenant being referred to herein as the “Casualty Statement”); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord’s right to terminate this Lease under Section 15.4 hereof. If the estimated time period as set forth in the Casualty Statement exceeds twelve (12) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Casualty Statement to Tenant. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.

(B) This Lease shall terminate if (i) a fire or other casualty occurs, and, by reason thereof, Landlord has an obligation to perform a restoration as contemplated by Section 15.2 hereof, (ii) Tenant does not exercise Tenant’s right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty (or Tenant does not have the right to terminate this Lease under Section 15.5(A) hereof in connection with such fire or other casualty), (iii) Landlord fails to Substantially Complete the performance of the restoration work that Landlord is required to perform on or prior to the date that is sixty (60) days after the last day of the estimated time period set forth in the Casualty Statement (the date described in this clause (iii) being referred to herein as the “Second Bite Date”), (iv) Tenant gives Landlord notice no earlier than the Second Bite Date to the effect that this Lease will terminate under this Section 15.5(B) if Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date, and (v) Landlord fails to Substantially Complete the restoration within thirty (30) days after the Second Bite Date.

(C) If the Term terminates as provided in this Section 15.5, then (I) Tenant shall vacate the Premises and surrender the Premises to Landlord on the date of such termination “as is” and otherwise in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term, (II) any Rental due hereunder shall be apportioned as of the date of such termination, and (III) any portion of the Rental that is then prepaid by Tenant and relates to the period after the date that the abatement of Rental as described in Section 15.3 hereof becomes effective shall be promptly refunded by Landlord to Tenant (with the understanding that Landlord’s obligation to make any such refund shall survive such termination of this Lease).

15.6 Termination Rights at End of Term.

Subject to the terms of this Section 15.6, if the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the thirtieth (30th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such thirtieth (30th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with the provisions of this Lease that govern Tenant’s obligation to deliver vacant and exclusive possession of the Premises to Landlord upon the expiration of the Term. Upon the termination of this Lease under this Section 15.6, the Rental shall be apportioned and any prepaid portion of the Rental for any period after the Expiration Date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date). For purposes of this Section 15.6, the term “substantially damaged” shall mean that: (a) a fire or other casualty precludes Tenant from using more than thirty percent (30%) of the Premises for the conduct of its business, and (b) Tenant’s inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs.

15.7 No Other Termination Rights.

Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 15 is intended to constitute an “express agreement to the contrary” for purposes of Section 227 of the New York Real Property Law.

Article 16

CONDEMNATION

16.1 Effect of Condemnation.

(A) Subject to the provisions of Section 16.2 hereof, if the entire Real Property, the entire Building or the entire Premises is condemned or otherwise acquired by the exercise of the power of eminent domain, then this Lease shall terminate as of the date that such condemnation or acquisition is consummated.

(B) If only a part of the Real Property and not the entire Premises is so acquired or condemned, then:

(1) except as hereinafter provided in this Section 16.1, this Lease shall remain effective, and, from and after the date that the condemnation or acquisition is consummated, (w) the Fixed Rent shall be reduced in the proportion that the number of square feet of Rentable Area of the part of the Premises so acquired or condemned bears to the total Rentable Area of the Premises immediately prior to such acquisition or condemnation, (x) Tenant’s Tax Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises that is remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building that is remaining after such acquisition or condemnation, and (y) Tenant’s Operating Expense Share shall be redetermined based upon the proportion that the number of square feet of Rentable Area of the Premises remaining after such acquisition or condemnation bears to the number of square feet of Rentable Area of the Building remaining after such acquisition or condemnation (other than any retail portion of the Building);

(2) on or prior to the sixtieth (60th) day after the date that the condemnation or acquisition is consummated, Landlord shall have the right to terminate this Lease by giving notice to Tenant if either (i) at least fifteen percent (15%) of the Usable Area of the Premises is so acquired or condemned, or (ii) Landlord terminates leases (including this Lease) for at least seventy percent (70%) of the Usable Area of the Building (excluding any portion of the Building leased to or occupied by Landlord or Landlord’s Affiliates); and

(3) if (a) the part of the Real Property so acquired or condemned contains more than fifteen percent (15%) of the Usable Area of the Premises immediately prior to such acquisition or condemnation, or (b) by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, then Tenant may elect to terminate this Lease by giving notice to Landlord on or prior to the sixtieth (60th) day after the date that Tenant is given notice of such acquisition or condemnation being consummated.

The Term shall expire on the thirtieth (30th) day after the date that Landlord or Tenant gives any such notice to terminate this Lease.

(C) Landlord shall refund to Tenant, promptly after the date that such taking or acquisition becomes effective, any Rental that Tenant has theretofore paid for the Premises (or the applicable portion thereof that is so taken or acquired) to the extent that such Rental is properly allocable to the period after the date that such taking or acquisition becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(D) If this Lease terminates pursuant to the provisions of this Section 16.1, then the Rental for the portion of the Premises that is not taken or acquired shall be apportioned as of the termination date. Landlord shall refund promptly to Tenant any Rental that Tenant has theretofore paid for any period after the date that such termination becomes effective (and Landlord’s obligation to make such refund shall survive the Expiration Date).

(E) If a part of the Premises is so acquired or condemned and this Lease and the Term is not terminated pursuant to the foregoing provisions of this Section 16.1, then Landlord, at Landlord’s expense, shall restore the part of the Premises that is not so acquired or condemned to a self-contained rental unit inclusive of Alterations that Tenant has theretofore Substantially Completed, except that if such acquisition or condemnation occurs prior to the Substantial Completion of the Initial Alterations, then Landlord shall only be required to restore the part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of any Alterations.

16.2 Condemnation Award.

Subject to Section 16.3 hereof, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation of all or any part of the Real Property. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term, and, accordingly, Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 16.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the value of any Tenant’s Property included in such taking, for any moving expenses or for the costs incurred by Tenant in performing the Initial Alterations (prior to Tenant’s Substantial Completion thereof) in the portion of the Premises that is not so condemned or acquired.

16.3 Temporary Taking.

If the whole or any part of the Premises is acquired or condemned temporarily during the Term, then (a) Tenant shall give prompt notice thereof to Landlord, (b) the Term shall not be reduced or affected in any way, (c) Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and (d) Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, then such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s expense, shall make Alterations to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

Article 17

ASSIGNMENT AND SUBLETTING

17.1 General Limitations.

(A) Subject to the terms of this Article 17, without the prior consent of Landlord in each instance, which consent shall be granted or withheld by Landlord in accordance with this Article 17, Tenant shall not, and Tenant shall not permit any other Permitted Party to, consummate a Transfer. The term “Transfer” shall mean:

(1) (a) an assignment of a Permitted Party’s rights under, or a delegation of such Permitted Party’s duties under, the applicable Occupancy Agreement by express assignment or by operation of law or by other means, (b) a mortgage or other encumbrance of such Permitted Party’s interest in the applicable Occupancy Agreement, in whole or in part, (c) a subletting, or further subletting, of the Premises or any part thereof, or (d) the occupancy of the Premises or any part thereof by any Person other than such Permitted Party and any Special Occupants; and

(2) any transaction that modifies or supplements (or further modifies or supplements) an Occupancy Agreement to decrease the rental that is payable thereunder, to change the premises that is demised thereby, or to change the term thereof, in either case in any material respect (it being understood that (i) a termination or cancellation of an Occupancy Agreement shall not constitute a Transfer for purposes hereof, and (ii) such modification or supplement shall be treated for purposes hereof as a transaction on the terms of such Occupancy Agreement, as so modified or supplemented, for the balance of the term thereof).

(B) The term “Occupancy Agreement” shall mean the lease, sublease, license or other agreement pursuant to which a Permitted Party has the right to occupy the Premises.

(C) The term “Permitted Party” shall mean Tenant and any other Person that has the right to occupy the Premises (or any part thereof) in accordance with the terms of this Article 17 (other than a Person that has the right to occupy the Premises (or the applicable part thereof) by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

(D) Subject to Section 17.8 hereof, the transfer of Control in a Permitted Party, however accomplished, whether in a single transaction or in a series of unrelated or related transactions, shall constitute an assignment of such Permitted Party’s interest in the applicable Occupancy Agreement for purposes of this Article 17.

(E) The consent by Landlord to any Transfer shall not relieve Tenant from its obligation to obtain the prior consent of Landlord to any other Transfer to the extent required by this Lease.

(F) The assignment by any Person that constitutes Tenant of the tenant’s interest under this Lease shall not relieve such Person of the obligations of the tenant under this Lease. Such Person’s liability under this Lease shall continue notwithstanding (x) the subsequent release of any other Person that constitutes Tenant from liability under this Lease, (y) any limitation on any such other Person’s liability hereunder by virtue of the Bankruptcy Code, or (z) any modification or amendment of this Lease that Landlord consummates with any such other Person that constitutes Tenant subsequently; provided, however, that if such other Person is not an Affiliate of such Person, then any such modification or amendment shall not expand such Person’s liability hereunder.

(G) Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other Permitted Party to, (i) enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended or (ii) permit the Premises, or any portion thereof, to be used or occupied by or for the benefit of any Person that the Office of Foreign Assets Control of the United States Department of the Treasury has listed on its list of Specially Designated Nationals and Blocked Persons.

(H) If Tenant assigns the tenant’s interest under this Lease in violation of the terms of this Article 17, then such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord (x) may collect an amount equal to the then Rental from the assignee as a fee for such assignee’s use and occupancy, and (y) shall apply the net amount collected to the Rental reserved in this Lease. If the Premises or any part thereof are sublet to, occupied by, or used by any Person other than Tenant (regardless of whether such subletting, occupancy or use violates this Article 17), then Landlord (a) after the occurrence of an Event of Default, may collect amounts from the subtenant, user or occupant as a fee for its use and occupancy, and (b) shall apply the net amount collected to the Rental reserved in this Lease. No such assignment, subletting, occupancy or use, with or without Landlord’s prior consent, nor any such collection or application of fees for use and occupancy, shall (i) be deemed a waiver by Landlord of any term, covenant or condition of this Lease, (ii) be deemed the acceptance by Landlord of such assignee, subtenant, occupant or user as tenant hereunder, or (iii) relieve Tenant of the obligations of the tenant under this Lease.

17.2 Landlord’s Expenses.

Tenant shall reimburse Landlord for any reasonable Out-of-Pocket Costs that Landlord incurs in connection with any proposed Transfer (not to exceed Ten Thousand and 00/100 Dollars ($10,000.00) in the aggregate per any particular proposed Transfer), including, without limitation, reasonable attorneys’ fees and disbursements, and the reasonable costs of making investigations as to the acceptability of the proposed Transferee, within thirty (30) days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein.

17.3 Recapture Procedure.

(A) Tenant shall have the right to institute the procedure described in this Section 17.3 (the “Recapture Procedure”) only by giving to Landlord notice thereof (a “Transfer Notice”), which:

(1) refers expressly to this Section 17.3 and indicates that such notice constitutes a Transfer Notice,

(2) either (a) includes a copy of the documents that Tenant intends to use to evidence the proposed Transfer, or (b) sets forth the material terms under which Tenant intends to consummate the Transfer (including, for example, (I) the rental to be paid by a subtenant (including any rent concessions), (II) the consideration to be paid by or to an assignee, (III) the work allowance to which a subtenant is entitled, (IV) the term of a proposed sublease, and (V) the nature and cost of any work that Tenant intends to perform to prepare the Premises for occupancy by the subtenant or assignee),

(3) identifies the Person to which Tenant proposes to make the Transfer (the Person to which a Transfer is made being referred to herein as a “Transferee”), and

(4) sets forth the date on which Tenant proposes that the term of a Transfer that constitutes a sublease, license or other similar agreement that grants occupancy rights will commence, or that a Transfer that constitutes an assignment will occur, as the case may be (such date being referred to herein as the “Transfer Date”) (it being understood that the Transfer Date shall be no sooner than forty-five (45) days, and no later than two hundred seventy (270) days, after the date that Tenant gives the Transfer Notice to Landlord) (the material terms of a proposed Transfer as set forth in the Transfer Notice being referred to herein as the “Proposed Transfer Terms” and it being agreed, however, that submittal of a Term Sheet pursuant to and in accordance with Section 17.5 hereof shall satisfy the requirement to submit Proposed Transfer Terms with the Transfer Notice).

(B) The term “Transfer Expenses” shall mean the actual Out-of-Pocket Costs that the Permitted Party that makes the applicable Transfer (the “Transferor”) pays solely in consummating a Transfer, including, without limitation, (i) brokerage commissions, (ii) allowances that a Transferor makes available to the Transferee to fund the cost of Alterations that the Transferee makes to the Premises, (iii) costs that a Transferor pays in making Alterations to prepare the Premises solely for the Transferee’s initial occupancy, (iv) the amount payable to Landlord under Section 17.2 hereof for such Transfer, (v) reasonable attorneys’ fees and disbursements that a Transferor pays in connection with consummating such Transfer, (vi) the amount of the free rent and other rent concessions that a Transferor grants to the Transferee and (vii) the transfer taxes (and other similar charges and fees) that Tenant pays pursuant to Section 17.6 hereof.

(C) The term “Amortized Transfer Expenses” shall mean, with respect to any period, the amount of the Transfer Expenses that amortize during such period if the Transfer Expenses are amortized, in equal monthly installments, with interest calculated at the Base Rate, over the period that the Transferee is obligated to make payments to a Transferor in respect of the applicable Transfer.

(D) The term “Recapture Date” shall mean the thirtieth (30th) day after the date that Tenant gives the Transfer Notice to Landlord.

(E)

(1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes a sublease for the Premises with respect to which the term thereof expires on or prior to the date that is one (1) year before the Fixed Expiration Date (any sublease that expires before such date being referred to herein as a “Short-Term Sublease”), then Landlord shall have the right to sublease (or to cause the Recapture Subtenant to sublease) the Premises from Tenant, on the terms set forth in this Section 17.3(E), by giving notice thereof (the “Recapture Sublease Notice”) to Tenant not later than the Recapture Date (as to which date time shall be of the essence) (any such sublease of the Premises that Landlord elects to consummate under this Section 17.3(E) being referred to herein as a “Recapture Sublease”).

(2) If Landlord gives a Recapture Sublease Notice to Tenant, then Tenant shall, and Landlord shall (or Landlord shall cause the Recapture Subtenant to), consummate a Recapture Sublease for the Premises on the following terms:

(a) Landlord shall give to Tenant, within ten (10) Business Days after the date that Landlord gives to Tenant the Recapture Sublease Notice, a proposed sublease that conforms with the terms set forth in this Section 17.3(E) and is otherwise on the terms set forth in this Lease. Tenant shall execute and deliver such sublease promptly after Landlord’s submission thereof to Tenant. Landlord shall execute and deliver (or cause the Recapture Subtenant to execute and deliver) such sublease promptly after Tenant delivers to Landlord the counterpart thereof that is executed by Tenant.

(b) Landlord shall have the right to designate that the subtenant under the Recapture Sublease is a Person other than Landlord (the Person that constitutes the subtenant under a Recapture Sublease being referred to herein as the “Recapture Subtenant”).

(c) The rental payable by the Recapture Subtenant to Tenant shall be calculated on either of the following methods, as designated by Landlord (with the understanding that Landlord shall be deemed to have elected clause (i) below if Landlord does not designate otherwise in the Recapture Sublease Notice):

(i) the excess of (I) the rental that would have been payable by the Transferee for the applicable calendar month as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses for such month that would have resulted from the Proposed Transfer Terms; or

(ii) the Fixed Rent and the Escalation Rent that is due under this Lease for the Premises.

(d) The term of the Recapture Sublease shall commence on the Transfer Date and shall extend for the term set forth in the Transfer Notice as part of the Proposed Transfer Terms (with the understanding that the Recapture Subtenant shall have the right to extend the term of the Recapture Sublease for a term that corresponds, or for terms that correspond, to any renewal right or renewal rights that are set forth in the Transfer Notice as part of the Proposed Transfer Terms).

(e) If, during the term of the Recapture Sublease (or during the period that the Recapture Subtenant, or any Person claiming by, through or under the Recapture Subtenant, remains in occupancy of the Premises after the term of the Recapture Sublease expires or earlier terminates), an event or circumstance occurs that is attributable to the Recapture Subtenant (or a Person claiming by, through or under the Recapture Subtenant), then such event or circumstance shall not constitute a default by Tenant hereunder (and, accordingly, Tenant shall not have liability to Landlord in connection therewith).

(f) Tenant shall have the right to offset against the Rental due hereunder an amount equal to the rental that the Recapture Subtenant fails to pay when due to Tenant.

(g) The Recapture Subtenant (and any Person claiming by, through or under the Recapture Subtenant), during the term of the Recapture Sublease, shall have the right to make alterations to the Premises; provided, however, that the Recapture Subtenant shall be required to restore the Premises upon the expiration of the term of the Recapture Sublease to the extent required by the applicable Proposed Transfer Terms.

(h) The Recapture Subtenant shall have the right to further sublease the Premises, or assign the Recapture Subtenant’s rights as subtenant under the Recapture Sublease, to any third party, without Tenant having any rights to consent thereto or to receive additional payments from the Recapture Subtenant in connection therewith.

(i) The Recapture Subtenant shall not have the right to receive from Tenant any free rent, tenant improvement allowance or other similar concession that constitutes part of the Proposed Transfer Terms.

(F)

(1) If (x) Tenant gives a Transfer Notice to Landlord, and (y) the Transfer described in the Transfer Notice constitutes either a sublease for the Premises (other than a Short-Term Sublease) or an assignment, then Landlord shall have the right to terminate this Lease, on the terms set forth in this Section 17.3(F), by giving notice thereof (the “Recapture Termination Notice”) to Tenant not later than the Recapture Date (any such termination of this Lease being referred to herein as a “Recapture Termination”).

(2) If Landlord gives to Tenant a Recapture Termination Notice, then the Term shall terminate on the Transfer Date. If the Term so terminates on the Transfer Date, then Tenant, on the Transfer Date, shall vacate the Premises and deliver exclusive possession thereof to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(3) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes a sublease or sublicense, then Tenant shall pay to Landlord, as additional rent, on the first day of each calendar month during the period from the Transfer Date to the date that the term of such sublease or sublicense would have expired under the Proposed Transfer Terms, an amount equal to the excess (if any) of:

(a) the Fixed Rent and the Escalation Rent that would have otherwise been due under this Lease since the Transfer Date for the Premises, over

(b) the sum of (A) the excess of (I) the rental that would have been payable by the Transferee since the Transfer Date as contemplated by the Proposed Transfer Terms, over (II) the Amortized Transfer Expenses under the Proposed Transfer Terms that would have theretofore accrued, and (B) the amounts theretofore paid by Tenant to Landlord under this Section 17.3(F)(3) in respect of such Recapture Termination.

Tenant’s obligation to pay such amount to Landlord shall survive the termination of this Lease.

(4) If (x) Landlord elects to consummate a Recapture Termination, and (y) the Transfer described in the applicable Transfer Notice constitutes an assignment of Tenant’s interest under this Lease, then Tenant shall pay to Landlord the sum of:

(a) the present value of the consideration (if any) that would have been payable by Tenant to the Transferee under the Proposed Transfer Terms (calculated as of the Transfer Date using a discount rate equal to the Base Rate), and

(b) the excess, if any, of (I) the present value of the Transfer Expenses that Tenant would have incurred under the Proposed Transfer Terms, over (II) the present value of the consideration (if any) that would have been payable by the Transferee to Tenant under the Proposed Transfer Terms (in either case calculated as of the Transfer Date using a discount rate equal to the Base Rate).

Tenant shall pay the amounts described in clauses (a) and (b) above on the Transfer Date. Tenant’s obligation to pay such amounts to Landlord shall survive the termination of this Lease.

17.4 Certain Transfer Rights.

Subject to Section 17.8 hereof, Landlord shall not unreasonably withhold, condition or delay Landlord’s consent to a Permitted Party’s consummating a Transfer, provided that:

(A) Tenant has theretofore instituted the Recapture Procedure for such Transfer; provided, however, that Tenant shall not be required to have instituted the Recapture Procedure for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(B) Landlord’s right to elect to consummate a Recapture Sublease or a Recapture Termination (as the case may be) with respect to the proposed Transfer has lapsed (without Landlord’s having exercised Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)); provided, however, that this Section 17.4(B) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(C) the Transfer is on terms that are at least as favorable to the Transferor as the Proposed Transfer Terms; provided, however, that this Section 17.4(C) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(D) the Transfer occurs no earlier than the thirtieth (30th) day before the Transfer Date and no later than the thirtieth (30th) day after the Transfer Date; provided, however, that this Section 17.4(D) shall not apply for a Transfer that is proposed to be consummated by a Permitted Party other than Tenant;

(E) Tenant submits to Landlord a counterpart of the documents that the Transferor intends to use to consummate the proposed Transfer, which have been executed and delivered by the proposed Transferor and the proposed Transferee, and which are subject to no conditions to the effectiveness thereof (other than Landlord’s granting Landlord’s consent thereto);

(F) the Premises has not been listed or otherwise publicly advertised at a rental rate that is less than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord (it being agreed that nothing contained in this clause (F) prohibits a Permitted Party from (I) consummating a Transfer at a rental rate that is less than such prevailing rate, or (II) disseminating broker’s fliers or other marketing materials that indicate that the rental rate for the Premises is available upon request);

(G) no Event of Default has occurred and is continuing;

(H) the proposed Transferee has a financial standing (taking into consideration the obligations of the Transferee under the applicable Occupancy Agreement) that is reasonably satisfactory to Landlord;

(I) the proposed Transferee is of a character, is engaged in a business, and proposes to use the Premises in a manner that in each case is in keeping with the standards of a first-class office building in the vicinity of the Building;

(J) the proposed Transferee, or any Affiliate of the proposed Transferee, does not occupy any space in the Building or in any of the buildings owned by Landlord’s Affiliates and known by the street addresses of Two Penn Plaza, New York, New York and/or Eleven Penn Plaza, New York, New York;

(K) neither the proposed Transferee, nor an Affiliate of the proposed Transferee, is a Person with whom Landlord is then engaged in bona fide negotiations regarding the leasing or subleasing of space in the Building or in any of the buildings owned by Landlord’s Affiliates and known as the street addresses of Two Penn Plaza, New York, New York and/or Eleven Penn Plaza, New York, New York;

(L) any sublease (or further sublease) of the Premises does not consist of less than the entire Rentable Area thereof;

(M) the use of the Premises by the Transferee does not violate any rights that Landlord has theretofore granted to a third party;

(N) the Transferor and each other Permitted Party (if any) whose interest is superior to the interest of the Transferor, and the Transferee, executes and delivers to Landlord a consent to the Transfer in a form reasonably designated by Landlord;

(O) if the Transfer constitutes an assignment of the tenant’s interest under this Lease, the assignee has expressly assumed all of the obligations of Tenant hereunder to the extent accruing from and after the date that the Transfer is effective; and

(P) if the Transfer constitutes a sublease (or a further sublease), such sublease provides expressly that (i) such sublease is subject and subordinate to this Lease (and to the terms thereof), and (ii) if this Lease terminates, then Landlord, at Landlord’s option, may take over all of the right, title and interest of the Transferor under such sublease, and the Transferee, at Landlord’s option, shall attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be:

(1) liable for any act or omission of the Transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the Transferor under such sublease, and (y) may be remedied by the providing a service or performing a repair),

(2) subject to any defense or offsets which the Transferee may have against the Transferor that accrue prior to the date that Landlord succeeds to the interest of the Transferor,

(3) bound by any previous payment that the Transferee made to the Transferor more than thirty (30) days in advance of the date that such payment was due,

(4) bound by any obligation to make any payment to or on behalf of the Transferee that accrues prior to the date that Landlord succeeds to the interest of the Transferor under such sublease,

(5) bound by any obligation to perform any work or to make improvements to the Premises (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of the Transferor under such sublease) (with the understanding, however, that if (I) the Premises is damaged by fire or other casualty, or affected by condemnation, prior to the date that Landlord succeeds to the interest of the Transferor under such sublease, (II) Landlord would have otherwise been required to perform the restoration of the Premises, or the applicable portion thereof, that is required by virtue of such fire or other casualty, or such condemnation, in accordance with the terms hereof, and (III) Landlord does not elect to perform such restoration by giving notice thereof to the subtenant on or prior to the tenth (10th) day after the date that Landlord so succeeds, then such subtenant shall have the right to terminate such sublease (and such subtenant’s obligation to so attorn to Landlord, as aforesaid) by giving notice thereof to Landlord within ten (10) days after the last day of such period of ten (10) days during which Landlord has the right to give such notice to such subtenant),

(6) bound by any amendment or modification of such sublease made without Landlord’s consent, or

(7) bound to return the Transferee’s security deposit, if any, until such deposit has come into Landlord’s actual possession and the Transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 17.4(P) being collectively referred to herein as the “Basic Sublease Provisions”).

17.5 Preliminary Approval.

Tenant shall have the right to submit to Landlord a statement that describes in reasonable detail the basic terms of a proposed Transfer that a Permitted Party proposes to consummate, and that identifies, and provides reasonable information that describes, the prospective Transferee (any such statement being referred to herein as a “Term Sheet”). Landlord shall not unreasonably withhold, condition or delay Landlord’s approval of the transaction described in the Term Sheet, provided that the transaction as described therein satisfies the requirements set forth in clauses (A), (C), (D), (F), (G), (H), (I), (J), (K), (L), and (M) of Section 17.4 hereof. Tenant acknowledges that the applicable Transfer shall remain subject to Landlord’s approval pursuant to Section 17.4 hereof (except that the scope of Landlord’s review of the applicable Transfer under Section 17.4 hereof shall be limited as provided in this Section 17.5). If (i) Tenant gives to Landlord a Term Sheet in respect of a particular proposed Transfer as contemplated by this Section 17.5, (ii) Landlord approves (or is deemed to have approved) such Transfer under this Section 17.5, (iii) Tenant submits to Landlord a counterpart of the definitive documents that the applicable Permitted Party proposes to use for the applicable Transfer within one hundred eighty (180) days after the date that Tenant submits the Term Sheet to Landlord, and (iv) the terms of such definitive documents are consistent in all material respects with the terms set forth in the Term Sheet, then Landlord shall not have the right to withhold consent to the applicable Transfer pursuant to clauses (A), (C), (D), (F), (G), (H), (I), (J), (K) and (L) of Section 17.4 hereof (it being understood, however, that Landlord shall retain the right to object to the proposed Transfer to the extent that the applicable Transfer does not satisfy the requirements set forth in clauses (E), (M), (N), (O), and (P) of Section 17.4 hereof). Landlord acknowledges that Tenant has the right to give a Term Sheet to Landlord in respect of a particular proposed Transfer prior to the Recapture Date (with the understanding, however, that nothing contained in this Section 17.5 limits Landlord’s rights under Section 17.3 hereof).

17.6 Transfer Taxes.

Tenant shall pay any transfer taxes (and other similar charges and fees) that any Governmental Authority imposes in connection with any Transfer (including, without limitation, any such transfer taxes, charges or fees that a Governmental Authority imposes in connection with Landlord’s exercising Landlord’s rights to consummate a Recapture Sublease or a Recapture Termination (as the case may be)).

17.7 Transfer Profit.

(A) Subject to the terms of this Section 17.7 and Section 17.8 hereof, Tenant shall pay as additional rent to Landlord, on the first (1st) day of each calendar month during the Term in the same manner as Fixed Rent, an amount equal to the excess of (I) fifty percent (50%) of the Transfer Profit for each Transfer that is determined as of the last day of the immediately preceding calendar month, over (II) the aggregate amount of the payments that Tenant has theretofore paid to Landlord for such Transfer under this Section 17.7(A).

(B)

(1) The term “Transfer Profit” shall mean, with respect to any particular Transfer, the excess (if any) of (x) the Transfer Inflow for such Transfer for the period beginning on the first (1st) day of the term of the applicable Transfer (if such Transfer is a sublease or sublicense) or the date that such Transfer becomes effective (if such Transfer is an assignment of the tenant’s interest under this Lease or an assignment of the subtenant’s interest under a sublease or a sublicense (or further sublease or sublicense)) (as the case may be), over (y) the sum of (a) the Transfer Outflow for such Transfer for such period, and (b) the Amortized Transfer Expenses for such Transfer for such period.

(2) The term “Transfer Inflow” shall mean, with respect to any particular Transfer for any particular period, the amount that the Transferor receives during such period from or on behalf of the Transferee in connection with the applicable Transfer (including, without limitation, amounts received by the Transferor which are nominally for something other than real property or personal property and which are in substance received in exchange for leasing the Premises or the applicable portion thereof); provided, however, should any amount included in the Transfer Inflow cause the Transfer Profit to fail to qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended, the fair market value of such amount, as determined by Landlord in its sole discretion, shall be excluded from the Transfer Inflow and no Transfer Profit shall be paid to Landlord with respect to such excluded amount.

(3) The term “Transfer Outflow” shall mean:

(a) with respect to any Transfer that is a sublease or sublicense (or a further sublease or sublicense), the aggregate amount that the Transferor pays during the applicable period for the Premises to the counterparty under the Occupancy Agreement through which the Transferor derives its rights to the Premises, and

(b) with respect to any Transfer that is an assignment of the tenant’s interest under this Lease or the subtenant’s interest under a sublease or sublicense (or further sublease or sublicense), zero.

(C) If the Transferor (or an Affiliate thereof) receives in a transaction that occurs concurrently with the applicable Transfer consideration from the Transferee (or an Affiliate thereof) for the sale or lease of personal property or for services that the Transferor (or an Affiliate thereof) agrees to provide for the Transferee (or an Affiliate thereof), then (I) the Transfer Inflow shall include (in addition to the consideration that the Transferor receives for the Transfer) an amount equal to such other consideration, and (II) the Transfer Outflow shall include (in addition to the items that are otherwise includible in Transfer Outflow for purposes hereof) (a) the cost that the Transferor (or such Affiliate thereof) incurs in acquiring the personal property that the Transferor (or such Affiliate thereof) sells to the Transferee (or an Affiliate thereof) in such concurrent transaction (to the extent that such cost has not theretofore been amortized in accordance with GAAP), (b) the amortization of the cost that the Transferor (or such Affiliate thereof) incurs in acquiring any personal property that the Transferor (or such Affiliate thereof) leases to the Transferee, or (c) the cost that the Transferor (or an Affiliate thereof) incurs in providing such services, as the case may be.

17.8 Permitted Transfers.

(A) The term “Net Worth Assignment Requirement” shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day after the applicable assignment has been consummated, an audited balance sheet for the applicable Permitted Party and the assignee that in either case is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) and that reflects that the assignee’s tangible net worth, as determined in accordance with GAAP, is not less than the greater of (I) the tangible net worth of the applicable Permitted Party on the Commencement Date (if the Transferor is Tenant) or on the first day of the term of the Occupancy Agreement through which the Transferor holds its interest in the Premises (if the Transferor is not Tenant), and (II) the tangible net worth of such Permitted Party on the date of such most recent balance sheet, as aforesaid.

(B) A Permitted Party shall have the right to assign such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the aforesaid Affiliate of such Permitted Party, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of such Permitted Party under such Occupancy Agreement to the extent arising from and after the date of such assignment, (ii) Tenant, with such notice, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so assigning such Permitted Party’s interest under such Occupancy Agreement constitutes an Affiliate of such Permitted Party, and (iii) the Net Worth Assignment Requirement is satisfied.

(C) The merger or consolidation of a Permitted Party into or with another Person shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such merger or consolidation is not principally for the purpose of transferring such Permitted Party’s interest in the applicable Occupancy Agreement, (ii) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day after the occurrence thereof, (iii) Tenant, within ten (10) Business Days after such merger or consolidation, provides Landlord with reasonable evidence that the requirement described in clause (i) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

(D) The assignment of a Permitted Party’s entire interest under the applicable Occupancy Agreement in connection with the sale of all or substantially all of the assets of such Permitted Party shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord, not later than the tenth (10th) Business Day after any such assignment is consummated, an instrument, duly executed by such Permitted Party and the Transferee, in form reasonably satisfactory to Landlord, to the effect that such Transferee assumes all of the obligations of such Permitted Party to the extent arising under the applicable Occupancy Agreement from and after the date of such assignment, (ii) such sale of all or substantially all of the assets of such Permitted Party is not principally for the purpose of transferring such Permitted Party’s interest in such Occupancy Agreement, (iii) Tenant, within ten (10) Business Days after such sale, provides Landlord with reasonable evidence that the requirement described in clause (ii) above has been satisfied, and (iv) the Net Worth Assignment Requirement is satisfied.

(E) The direct or indirect transfer of shares or equity interests in a Permitted Party (including, without limitation, the issuance of treasury stock, or the creation or issuance of a new class of stock, in either case in the context of an initial public offering or in the context of a subsequent offering of equity securities) shall be permitted without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) such transfer is not principally for the purpose of transferring the interest of such Permitted Party under the applicable Occupancy Agreement, (ii) as to any such transfer which results in a change of Control, Tenant gives Landlord notice of such transfer not later than the tenth (10th) Business Day after the occurrence thereof, and (iii) ) as to any such transfer which results in a change of Control, Tenant, within ten (10) Business Days after the date that such transfer occurs, provides Landlord with reasonable evidence that the requirement described in clause (i) has been satisfied (except that Tenant shall not be required to comply with this clause (iii) to the extent that such direct or indirect transfer of shares or equity interests is accomplished through the public “over-the-counter” securities market or through any recognized stock exchange).

(F) (1) A Permitted Party shall have the right to sublease or license (or further sublease or sublicense) the Premises (or any part thereof) to an Affiliate of such Permitted Party, without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (i) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day after any such sublease or license is consummated, (ii) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which such Permitted Party is so subleasing or licensing the Premises (or any part thereof) constitutes an Affiliate of such Permitted Party, and (iii) such sublease includes the Basic Sublease Provisions.

(2) Notwithstanding the foregoing to the contrary, Affiliate(s) of a Permitted Party may use or occupy the Premises (or portions of the Premises) with such Permitted Party without (i) Landlord’s prior approval, (ii) Landlord having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof and (iii) Tenant being required to pay Transfer Profit to Landlord in connection therewith, provided that in each case (a) no demising walls are erected in the Premises separating the space used by any such Affiliate(s) from the remainder of the Premises, (b) any such Affiliate(s) shall use and occupy the Premises in conformity with all applicable provisions of this Lease, (c) a Permitted Party shall be fully responsible for any defaults or Events of Default caused by or due to any act or omission of any such Affiliate(s), (d) the use or occupancy of the Premises by such Affiliate(s) shall not create any right, title or interest of such Affiliate(s) in or to the Premises, (e) at least five (5) days prior to the use or occupancy of the Premises (or portions of the Premises) by any such Affiliate(s) with a Permitted Party, Landlord shall be provided with (x) the name and address of such Affiliate(s) using or occupying the Premises (or portions of the Premises), (y) the anticipated duration of the use or occupancy of the Premises (or portions of the Premises) by such Affiliate(s), and (z) reasonable evidence to the effect that the Person(s) using or occupying the Premises with a Permitted Party constitute(s) an Affiliate of the Permitted Party, (f) if the portion of the Premises used by any such Affiliate(s) without entering into an Occupancy Agreement shall not exceed ten percent (10%) of the Rentable Area of the Premises in the aggregate (the “Affiliate Occupant Threshold”), (g) the portion of the Premises used by any such Affiliate(s) exceeds the Affiliate Occupancy Threshold or if an Occupancy Agreement shall otherwise be executed with any such use and occupancy, the Permitted Party gives Landlord a copy of the applicable Occupancy Agreement not later than thirty (30) days after the commencement of such use or occupancy, and (h) the cessation of an Affiliate relationship between the Person(s) using or occupying the Premises and the Permitted Party while such use or occupancy is continuing shall be deemed a transaction to which all of the terms of this Article 17 shall apply. Within ten (10) Business Days after request by Landlord from time to time, the Permitted Party shall provide Landlord with a list of the names of all Affiliate(s) then occupying all or any portion of the Premises pursuant to this Section 17.8(F)(2) and a description of the spaces occupied thereby.

(G) If (I) (i) a Permitted Party assigns such Permitted Party’s entire interest under the applicable Occupancy Agreement to an Affiliate of such Permitted Party, or (ii) a Permitted Party subleases or licenses (or further subleases or sublicenses) the Premises (or any part thereof) to an Affiliate of such Permitted Party, in either case without Landlord’s consent as provided in this Section 17.8 and without paying to Landlord any Transfer Profit that derives therefrom, and (II) the assignee or subtenant or sublicensee subsequently assigns the interest of such assignee or such subtenant or sublicensee under the applicable Occupancy Agreement to a third party in a Transfer that is not governed by the provisions of this Section 17.8 or further subleases or sublicenses the Premises to a third party in a Transfer that is not governed by the provisions of this Section 17.8, then, for purposes of calculating the Transfer Profit that is due to Landlord for such subsequent assignment or sublease or sublicense, the parties shall assume that the assignment or sublease or sublicense that the Permitted Party consummated without Landlord’s approval under this Section 17.8 did not occur previously (and, accordingly, the parties, in calculating Transfer Profit for such Transfer that is not governed by this Section 17.8, shall include any Transfer Profit that resulted from the prior Transfer from the Permitted Party to its Affiliate).

17.9 Special Occupants.

Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 17.9 being referred to herein as a “Special Occupant”), without (x) Landlord’s prior approval, (y) Landlord’s having the right to consummate a Recapture Termination or a Recapture Sublease in respect thereof, and (z) Tenant’s being required to pay Transfer Profit to Landlord in connection therewith, provided that, in each case, (i) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises, (ii) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (iii) the use of any portion of the Premises by any Special Occupant shall not create any real property interest of the Special Occupant in or to the Premises, (iv) the portion of the Premises used by all Special Occupants shall not exceed ten percent (10%) of the Rentable Area of the Premises, (v) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) and such business relationship extends during the term of such occupancy, (vi) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy (it being understood that amounts that the Special Occupant pays to Tenant to reimburse Tenant reasonably for customary office services shall not be included in the calculation of the amount that the Special Occupant pays for its occupancy rights as provided in this clause (vi)), and (vii) at least ten (10) days prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of Rentable Area to be occupied by such Special Occupant, (4) the duration of such occupancy, and (5) the fee, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

Article 18

LANDLORD’S RIGHT TO RELOCATE TENANT

18.1 Landlord’s Rights.

(A) Subject to the terms of this Section 18.1, Landlord, at any time following the date of this Lease, shall have the one-time right to relocate Tenant from the Premises (the Premises from which Tenant is being relocated pursuant to this Section 18.1 being referred to herein as the “Old Premises”) to other space in the Building (such other space being referred to as the “New Premises”; Landlord’s aforesaid right to relocate Tenant from the Old Premises to the New Premises being referred to herein as the “Relocation Option”).

(B) Landlord shall have the right to exercise the Relocation Option only by giving notice thereof (the “Relocation Notice”) to Tenant not later than (i) in connection with any exercise of the Relocation Option prior to the Commencement Date, not later than August 15, 2024 (and in any event, not later than the date of Landlord’s execution of a lease or other occupancy agreement with respect to the Old Premises) and (ii) in connection with any exercise of the Relocation Option from and after the Commencement Date, not later than sixty (60) days before the date that Landlord reasonably anticipates that such relocation will become effective (the date that Landlord reasonably anticipates such relocation will become effective being referred to herein as the “Anticipated Relocation Date”). A Relocation Notice shall not be effective for purposes of this Section 18.1 unless (x) Landlord specifies therein the Anticipated Relocation Date, and (y) Landlord includes therewith a floor plan identifying the New Premises. The New Premises shall (i) be comprised of Rentable Area equal to or greater than the Rentable Area of the Old Premises; it being agreed, however, that in no event shall the Fixed Rent, Tenant’s Operating Expense Share or Tenant’s Tax Share increase as a result of the New Premises being comprised of a Rentable Area that shall be greater than the Rentable Area of the Old Premises, (ii) be substantially similar in configuration to the Old Premises and (iii) be located on or above the tenth (10th) floor of the Building.

(C) Landlord, at Landlord’s expense, shall construct in the New Premises, not later than the date that such relocation shall be effective, an interior installation that is as comparable as reasonably practicable to the interior installation that then exists in the Old Premises (it being agreed that if Landlord’s Work in the Old Premises shall not have been Substantially Completed in the Old Premises, then such interior installation in the New Premises shall be as comparable as reasonably practicable to scope of Landlord’s Work that was required to be performed in the Old Premises). Tenant shall cooperate reasonably with Landlord, at no cost to Tenant, in connection with Landlord’s designing and performing the construction of such interior installation in the New Premises (the design and construction of such interior installation being referred to herein as “Landlord’s Relocation Work”); provided, however, if (i) Landlord gives Tenant notice that Tenant has failed to cooperate reasonably with Landlord and (ii) Tenant fails to reasonably cooperate with Landlord within three (3) Business Days after the date that Landlord gives such notice to Tenant (or if Tenant cures such failure within three (3) Business Days and thereafter fails to continuously cooperate reasonably with Landlord), then Landlord shall have the right to design and perform the construction of such interior installation without such cooperation by Tenant. If Tenant has performed any Alterations and/or Specialty Alterations in the Old Premises, then Landlord’s Relocation Work shall constitute the same Alterations and Specialty Alterations (as the case may be) in the New Premises as the corresponding Alterations and Specialty Alterations constituted in the Old Premises (from and after the date that Landlord completes the installation thereof in accordance with the terms of this Section 18.1). Landlord shall provide Tenant with notice of the date that Landlord’s Relocation Work is Substantially Complete (such notice from Landlord to Tenant being referred to herein as the “Relocation Effective Notice” and the date that Landlord provides Tenant with such notice, the “Relocation Effective Notice Delivery Date”).

(D) If the Commencement Date shall have occurred or be deemed to have occurred on or prior to the Relocation Effective Notice Delivery Date, (i) Tenant shall vacate the Old Premises and surrender vacant and exclusive possession of the Old Premises to Landlord on or before the date that is ten (10) Business Days after the Relocation Effective Notice Delivery Date, provided that (a) Landlord has theretofore delivered vacant and exclusive possession of the New Premises to Tenant in accordance with the terms of this Section 18.1, and (b) in no event shall Tenant be required to so vacate the Old Premises prior to the Anticipated Relocation Date (the date that Tenant is required to so vacate the Old Premises being referred to herein as the “Relocation Date”); provided, however, the provisions of Article 24 hereof shall be applicable, mutatis mutandis, in the event that Tenant shall fail to so vacate the Old Premises by the Relocation

Date, (ii) Tenant shall not be required to remove any Alterations from the Old Premises by virtue of Landlord’s exercise of the Relocation Option, (iii) Landlord shall reimburse Tenant for any reasonable moving expenses and for any other reasonable costs and expenses incurred by Tenant in so relocating to the New Premises from the Old Premises (including, without limitation, any reasonable cost and expenses incurred by Tenant in connection with updating Tenant’s stationary and/or business cards), within thirty (30) days after Tenant’s request therefor and Tenant’s submission to Landlord of reasonable supporting documentation therefor and (iv) from and after the Relocation Date, all references to the Premises herein shall mean the New Premises rather than the Old Premises.

(E) If the Commencement Date shall not have occurred or be deemed to have occurred prior to the Relocation Effective Notice Delivery Date, then from and after the Relocation Effective Notice Delivery Date, (i) all references to the Premises herein shall mean the New Premises rather than the Old Premises, (ii) the “Commencement Date” shall be deemed to mean the later to occur of (a) July 19, 2024 and (b) the date that Landlord delivers vacant and exclusive possession of the New Premises to Tenant with Landlord’s Relocation Work Substantially Complete and otherwise in broom-clean condition, (iii) the “Delivery Outside Date” shall be deemed to mean the date that shall be two hundred forty (240) days following the date on which the permits required to commence Landlord’s Relocation Work have been issued by the applicable Governmental Authority, as such date shall be delayed by periods of any Unavoidable Delay not to exceed ninety (90) days in the aggregate and/or periods of any Tenant Work Delays and (iv) the “Delivery Termination Outside Date” shall be deemed to mean the one hundred twentieth (120th) day following the Delivery Outside Date, as such date may be delayed by periods of any Unavoidable Delay not to exceed ninety (90) days in the aggregate and/or periods of any Tenant Work Delays.

Article 19

DEFAULT

19.1 Events of Default.

The term “Event of Default” shall mean the occurrence of any of the following events:

(A) Tenant fails to pay any installment of Fixed Rent when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant; provided, however, that if (x) Tenant fails to pay any installment of Fixed Rent when due, (y) Tenant has theretofore failed to pay at least three (3) installments of Fixed Rent when due during the immediately preceding period of twelve (12) months, and (z) Landlord has theretofore given Tenant notice of Tenant’s aforesaid failure to pay when due at least three (3) installments of Fixed Rent during such period of twelve (12) months, then Tenant’s failure to pay such installment of Fixed Rent shall constitute an Event of Default (without Landlord’s being required to first give Tenant notice of such failure and an opportunity to cure such failure, as aforesaid);

(B) Tenant fails to pay any installment of Rental (other than Fixed Rent) when due and such failure continues for five (5) Business Days after the date that Landlord gives notice of such failure to Tenant;

(C) a Permitted Party’s interest under the applicable Occupancy Agreement devolves upon or passes to any other Person, whether by operation of law or otherwise, except as expressly permitted under Article 17 hereof, and such Transfer is not reversed within ten (10) days after the date that such Transfer occurs;

(D) Tenant defaults in respect of Tenant’s obligations under Section 4.11 hereof, and such default continues for more than three (3) Business Days after Landlord gives Tenant notice thereof;

(E) Tenant defaults in respect of Tenant’s obligations under Section 7.5(A)(4) hereof, and such default continues for more than five (5) Business Days after Landlord gives Tenant notice thereof;

(F) if (i) Tenant shall deliver a Letter of Credit, (ii) Landlord presents the Letter of Credit for payment in accordance with the terms hereof, (iii) the issuer thereof fails to make payment thereon in accordance with the terms thereof, and (iv) either Tenant or such issuer fails to make such payment to Landlord within two (2) Business Days after the date that Landlord gives Tenant notice of such failure of such issuer;

(G) if Tenant fails to provide Landlord with a replacement Letter of Credit or post a cash security deposit after Landlord presents the Letter of Credit for payment to apply the proceeds thereof after the occurrence of an Event of Default as provided in Section 23.2 hereof within five (5) Business Days after the date that Landlord gives Tenant notice demanding that Tenant provide such replenishment and/or replacement;

(H) an Insolvency Event occurs;

(I) Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (i) such default cannot be remedied with reasonable diligence during such period of thirty (30) days, (ii) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant’s remedying of such default, and (iii) Tenant prosecutes diligently Tenant’s remedying of such default to completion, then an Event of Default shall not occur by reason of such default;

(J) the Premises are abandoned; or

(K) an event of default beyond any applicable notice and cure periods occurs and is continuing under the Swing Space License Agreement.

19.2 Termination.

If (1) an Event of Default occurs, and (2) Landlord, at any time thereafter, at Landlord’s option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) Business Day after the date that Landlord gives Tenant such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) Business Day after the date that Landlord gives Tenant such notice, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 21 hereof and Article 22 hereof; provided, however, that if the Event of Default derives from an Insolvency Event, then the provisions of Article 20 hereof shall apply. Notwithstanding anything to the contrary contained in this Article 19, in the event of a monetary default by Tenant under this Lease, Landlord retains its right to avail itself of any and all remedies provided for in Section 711(2) of the New York Real Property Actions and Proceedings Law (the “RPAPL”) and, in the event that Landlord elects to avail itself of its rights thereunder, no Event of Default need be declared by Landlord and no notices need be served by Landlord under this Article 19 or this Lease; instead, in such instances, Landlord shall be required to serve upon Tenant only such notice(s) as may be required by said Section 711(2) of the RPAPL, including, without limitation, a statutory demand for rent.

Article 20

TENANT’S INSOLVENCY

20.1 Assignments pursuant to the Bankruptcy Code.

(A) The term “Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.

(B) If Tenant, Tenant’s trustee or Tenant as debtor-in-possession (each, an “Insolvency Party”) proposes to assign the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code to any Person that has made a bona fide offer to accept an assignment of the tenant’s interest under this Lease on terms acceptable to Tenant, then the Insolvency Party shall give to Landlord notice of such proposed assignment no later than twenty (20) days after the date that the Insolvency Party receives such offer, but in any event no later than ten (10) days before the date that the Insolvency Party makes application to a court of competent jurisdiction for authority and approval to consummate such assignment. Such notice given by the Insolvency Party to Landlord shall (a) set forth the name and address of such Person that has made such bona fide offer, (b) set forth all of the terms and conditions of such bona fide offer, and (c) confirm that such Person will provide to Landlord adequate assurance of future performance that conforms with the terms of Section 20.1(D) hereof. Landlord shall have the right to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person (less any brokerage commissions that would otherwise be payable by the Insolvency Party out of the consideration to be paid by such Person in connection with such assignment of the tenant’s interest under this Lease), by giving notice thereof to the Insolvency Party at any time prior to the effective date of such proposed assignment.

(C) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in connection with Tenant’s assignment of the tenant’s interest hereunder pursuant to the provisions of the Bankruptcy Code, within thirty (30) days after Landlord’s submission to Tenant of an invoice therefor that contains reasonable supporting documentation for the charges described therein.

(D) A Person that submits a bona fide offer to take by assignment the tenant’s interest under this Lease as described in Section 20.1(B) hereof shall be deemed to have provided Landlord with adequate assurance of future performance only if such Person (a) deposits with Landlord simultaneously with such assignee’s taking by assignment the tenant’s interest under this Lease an amount equal to the then annual Fixed Rent, as security for the faithful performance and observance by such assignee of the tenant’s obligations of this Lease (and such Person gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, information reasonably satisfactory to Landlord that indicates that such Person has the ability to post such deposit), (b) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such Person’s financial statements, audited by a certified public accountant in accordance with GAAP, for the three (3) fiscal years that immediately precede such assignment, that indicate that such Person has a tangible net worth of at least ten (10) times the then annual Fixed Rent for each of such three (3) years, and (c) gives to Landlord, at least five (5) days prior to the date that the proposed assignment becomes effective, such other information or takes such action that in either case Landlord, in its reasonable judgment, determines is necessary to provide adequate assurance of the performance by such assignee of the obligations of the tenant under this Lease; provided, however, that in no event shall such adequate assurance of future performance be less favorable to Landlord than the assurance contemplated by Section 365(b)(3) of the Bankruptcy Code (notwithstanding that this Lease may not be construed as a lease of real property in a shopping center).

(E) If Tenant’s interest under this Lease is assigned to any Person pursuant to the provisions of the Bankruptcy Code, then any such assignee shall (x) be deemed without further act or deed to have assumed all the obligations of the tenant arising under this Lease from and after the date of such assignment, and (y) execute and deliver to Landlord upon demand an instrument confirming such assumption.

(F) Nothing contained in this Article 20 limits Landlord’s rights against Tenant under Article 17 hereof.

20.2 Replacement Lease.

If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 20.2, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder), and with respect to which Landlord exercises

Landlord’s rights under this Section 20.2, being referred to herein as a “Predecessor Tenant”) shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date, at the same Fixed Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant’s rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 20.2 only by giving notice thereof to Tenant and to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to Tenant and the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of ten (10) days following Landlord’s request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant’s default thereunder.

20.3 Insolvency Events.

This Lease shall terminate automatically upon the occurrence of any of the following events:

(A) a Tenant Obligor commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(B) a Tenant Obligor makes a general assignment for the benefit of creditors; or

(C) any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (ii) remains undismissed for a period of ninety (90) days; or

(D) any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(E) a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (A), (B), (C), or (D) above; or

(F) a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor’s assets, and such appointment is not vacated or stayed within fifteen (15) Business Days (the events described in this Section 20.3 being collectively referred to herein as “Insolvency Events”).

The term “Tenant Obligor” shall mean (a) Tenant, (b) any Person that comprises Tenant (if Tenant is comprised of more than one (1) Person), (c) any partner in Tenant (if Tenant is a general partnership), (d) any general partner in Tenant (if Tenant is a limited partnership), (e) any Person that has guaranteed all or any part of the obligations of Tenant hereunder, and (f) any Person that previously constituted Tenant hereunder. If this Lease terminates pursuant to this Section 20.3, then (I) Tenant immediately shall quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 21 hereof and Article 22 hereof.

20.4 Effect of Stay.

Notwithstanding anything to the contrary contained herein, if (i) Landlord’s right to terminate this Lease after the occurrence of an Event of Default, or the termination of this Lease upon the occurrence of an Insolvency Event, is stayed by order of any court having jurisdiction over an Insolvency Event, or by federal or state statute, (ii) the trustee appointed in connection with an Insolvency Event, or Tenant or Tenant as debtor-in-possession, fails to assume Tenant’s obligations under this Lease on or prior to the earliest to occur of (a) the last day of the period prescribed therefor by law, (b) the one hundred twentieth (120th) day after entry of the order for relief, or (c) a date that is otherwise designated by the court, or (iii) said trustee, Tenant or Tenant as debtor-in-possession fails to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 20.1(D) hereof, then Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) Business Days of advance notice to Tenant, Tenant as debtor-in-possession or said trustee, and, upon the expiration of said period of five (5) Business Days, this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

20.5 Rental for Bankruptcy Purposes.

Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, regardless of whether such amounts are expressly denominated as Rental, shall constitute rent for the purposes of Section 502(b)(6) of the Bankruptcy Code, and Tenant’s payment obligations with respect thereto shall constitute obligations to be timely performed pursuant to Section 365(d) of the Bankruptcy Code.

Article 21

REMEDIES AND DAMAGES

21.1 Certain Remedies.

(A) If (x) an Event of Default occurs and this Lease and the Term expires and comes to an end as provided in Article 19 hereof, or (y) this Lease terminates as provided in Section 20.3 hereof, then:

(1) Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (a) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (b) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (c) remove any and all of their property and effects from the Premises; and

(2) Landlord, at Landlord’s option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.

(B) Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord’s part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(C) In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (1) enjoin or restrain such breach, (2) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (3) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease. The right to invoke the remedies hereinbefore set forth are cumulative and nonexclusive and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

21.2 No Redemption.

Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

21.3 Calculation of Damages.

(A) If this Lease terminates by reason of the occurrence of an Event of Default, by reason of the occurrence of an Insolvency Event or by operation of law (including, without limitation, a judgment of possession in a summary proceeding), then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

(1) all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

(2) the excess of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 21.1(A) hereof for any part of such period (such excess being referred to herein as a “Deficiency”), as damages (it being understood that (x) such net amount described in clause (b) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, (y) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent or Escalation Rent (as the case may be), and (z) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding); and

(3) regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (a) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (b) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by (X) deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (Y) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, have been relet by Landlord to any Person other than an Affiliate of Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, then the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value of the Premises (or the applicable part thereof) so relet during the term of the reletting.

(B) If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 21.3. Tenant acknowledges and agrees that in no event shall it be entitled to any rents collected or payable under any reletting, regardless of whether such rents exceed the Rental reserved in this Lease.

(C) Nothing contained in this Article 21 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in this Section 21.3.

Article 22

EXPENSES AND LATE CHARGES

22.1 Landlord’s Costs.

(A) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in instituting or prosecuting any legal proceeding against Tenant (or any other Person claiming by, through or under Tenant) to the extent that such legal proceeding derives from the occurrence of an Event of Default, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 22.1(A) shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).

(B) Tenant shall pay to Landlord an amount equal to the reasonable Out-of-Pocket Costs that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within thirty (30) days after Landlord gives to Tenant an invoice therefor (it being understood that (x) Landlord shall have the right to collect such amount from Tenant as additional rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (y) the amount that Landlord has the right to collect from Tenant under this Section 22.1(B) shall be adjusted appropriately to reflect the extent to which Landlord is successful in defending against such claim).

22.2 Tenant’s Costs.

(A) Landlord shall pay to Tenant an amount equal to the reasonable Out-of-Pocket Costs that Tenant incurs in instituting or prosecuting any legal proceeding against Landlord (or any other Person claiming by, through or under Landlord) to the extent that such legal proceeding derives from the occurrence of a default by Landlord (finally adjudicated as such), together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor that includes reasonable supporting documentation for the charges set forth therein (it being understood that the amount that Tenant has the right to collect from Landlord under this Section 22.2(A) shall be adjusted appropriately to reflect the extent to which Tenant is successful in such legal proceeding).

(B) Landlord shall pay to Tenant an amount equal to the reasonable Out-of-Pocket Costs that Tenant incurs in defending successfully against a claim made by Landlord (or any other Person claiming by, through or under Landlord) against Tenant that relates to this Lease in a legal proceeding, together with interest thereon calculated at the Applicable Rate from the date that Tenant incurs such costs, within thirty (30) days after Tenant gives to Landlord an invoice therefor (it being understood that the amount that Tenant has the right to collect from Landlord under this Section 22.2(B) shall be adjusted appropriately to reflect the extent to which Tenant is successful in defending such claim).

22.3 Interest on Late Payments.

If Tenant fails to pay any item of Rental on or prior to the tenth (10th) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as additional rent, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment, except that on not more than one (1) occasion in any particular period of twelve (12)

months during the Term, such interest shall not accrue until Landlord has first given Tenant notice of Tenant’s failure to pay the item of Rental and such failure continues for ten (10) days after the date that Landlord gives such notice to Tenant. Nothing contained in this Section 22.3 limits Landlord’s rights and remedies, by operation of law or otherwise, after the occurrence of an Event of Default.

Article 23

SECURITY

23.1 Security Deposit.

Subject to the terms of this Article 23, Tenant, on the date hereof, shall deliver to Landlord, as security for the performance of Tenant’s obligations under this Lease, an unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) that (i) is in an amount equal to Four Hundred Eighty-Six Thousand Eight Hundred Sixty-One and 33/100 Dollars ($486,861.33) (the “Security Amount”), (ii) is in a form that is reasonably satisfactory to Landlord, (iii) is issued for a term of not less than one (1) year, (iv) is issued for the account of Landlord, (v) automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the thirtieth (30th) day before the applicable expiration date, (vi) allows Landlord the right to draw thereon in part from time to time or in full and (vii) is issued by, and drawn on, a bank that (a) has a Standard & Poor’s rating of at least “A-” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “A” as of the date hereof) or such other rating approved by Landlord in Landlord’s sole discretion, (b) has not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (c) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the “Bank Requirements”). As of the date hereof, TD Bank, N.A. shall be deemed to satisfy the Bank Requirements; it being understood, however, that if at any time during the Term, (x) the Standard & Poor’s rating for TD Bank, N.A. falls below “BBB+” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, the rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating for TD Bank, N.A. falls below “BBB+”), or (y) TD Bank, N.A. fails to satisfy any of the other Bank Requirements, then TD Bank, N.A. shall no longer be deemed to satisfy the Bank Requirements, and Tenant shall be obligated to deliver a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in this Section 23.1), subject to and in accordance with the provisions of Section 23.2 hereof

23.2 Landlord’s Rights.

If (a) an Event of Default occurs and is continuing, (b) an Insolvency Event occurs, (c) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, (d) Tenant fails to vacate the Licensed Area and surrender possession thereof in accordance with the terms of the Swing Space License Agreement upon the License Expiration Date (as such term is defined in the Swing Space License Agreement) or (e) if this Lease terminates by operation of law as a result of an Event of Default or Landlord electing to avail its rights under Section 711(2) of the RPAPL(including, without limitation, a judgment of possession in a summary proceeding), then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Rental and/or the License fee under the Swing Space License Agreement that then remains unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of any of the events described in clauses (a) through (e) of this Section 23.2. If Landlord so applies any part of the proceeds of the Letter of Credit, then Tenant, within five (5) Business Days after Landlord’s demand, shall (x) deliver Landlord a cash security deposit in the amount of the proceeds of the Letter of Credit so applied or (y) provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term; it being agreed, however, that if Tenant shall deliver a cash security deposit under clause (x) hereof, Tenant shall provide a replacement Letter of Credit to Landlord within thirty (30) days thereafter and any unapplied portion of such cash security deposit shall be promptly returned to Tenant following delivery of a replacement Letter of Credit. If at any time the issuer of the Letter of Credit does not meet the Bank Requirements (it being understood that if Standard & Poor’s hereafter ceases the publication of ratings for banks, the parties, in determining whether the issuer of the Letter of Credit meets the Bank Requirements, shall substitute for the rating of Standard & Poor’s a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “A” as of the date hereof), then Tenant shall deliver to Landlord a replacement Letter of Credit, issued by a bank that satisfies the Bank Requirements (and otherwise meets the requirements set forth in Section 23.1 hereof) within fifteen (15) Business Days after the date that Landlord gives Tenant notice of such issuer’s failure to satisfy the Bank Requirements. If Tenant fails to deliver to Landlord such replacement Letter of Credit within such period of fifteen (15) Business Days, then Landlord, in addition to Landlord’s other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 23). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Section 23.2 limits Landlord’s rights or remedies in equity, at law, or as otherwise set forth herein.

23.3 Return of Security.

Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) promptly (and in any event, within sixty (60) days) after Tenant performs all of the obligations of Tenant hereunder upon the expiration or earlier termination of the Term. Landlord’s obligations under this Section 23.3 shall survive the expiration or earlier termination of the Term.

23.4 Transfer of Letter of Credit.

Tenant, at Tenant’s expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord’s assignment of Landlord’s rights under this Lease to a Person that succeeds to Landlord’s interest in the Real Property, promptly after Landlord’s request from time to time.

23.5 Renewal of Letter of Credit.

If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 23 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 23). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the ninetieth (90th) day after the Expiration Date.

Article 24

END OF TERM

24.1 End of Term.

On the Expiration Date, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean, in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions hereof. Tenant expressly waives, for itself and for any Person claiming by, through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings that Landlord institutes to enforce the provisions of this Article 24.

24.2 Holdover.

If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to one hundred fifty percent (150%) of the aggregate Rental that was payable under this Lease during the last month of the Term, except that (i) Tenant shall pay an amount equal to one hundred seventy-five percent (175%) of the aggregate Rental that was payable under this Lease during the last month of the Term for the period commencing on the thirty-first (31st) day of such holdover period and (ii) Tenant shall pay an amount equal to two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term for the period commencing on the sixty-first (61st) day of such holdover period. Landlord’s right to collect such amount from Tenant for use and occupancy shall be in addition to any other rights or remedies that Landlord may have hereunder or at law or in equity (including, without limitation, Landlord’s right to recover Landlord’s damages from Tenant that derive from vacant and exclusive possession of the Premises not being surrendered to Landlord on the Expiration Date); provided, however, that Landlord shall not have the right to recover any consequential damages from Tenant unless Tenant (or a Person claiming by, through or under Tenant) holds over in possession of the Premises for more than sixty (60) days after the Expiration Date. Nothing contained in this Section 24.2 shall permit Tenant to retain possession of the Premises after the Expiration Date or limit in any manner Landlord’s right to regain possession of the Premises, through summary proceedings or otherwise. Landlord’s acceptance of any payments from Tenant after the Expiration Date shall be deemed to be on account of the amount to be paid by Tenant in accordance with the provisions of this Article 24.

Article 25

NO WAIVER

25.1 No Surrender.

(A) Landlord shall be deemed to have accepted a surrender of the Premises only if Landlord executes and delivers to Tenant a written instrument providing expressly therefor.

(B) No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the Expiration Date. The delivery of such keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. If Tenant at any time desires to have Landlord sublet the Premises on Tenant’s account, then Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of Tenant’s obligations under this Lease.

25.2 No Waiver by Landlord.

(A) Landlord’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules, shall not be deemed to be a waiver thereof. The receipt by Landlord of Rental with knowledge of the breach of any covenant of this Lease by Tenant shall not be deemed a waiver of such breach.

(B) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply such payment. No endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental shall be deemed to be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease or otherwise available to Landlord at law or in equity.

(C) Landlord’s failure during the Term to prepare and deliver any invoices, and Landlord’s failure during the Term to make a demand for payment under any of the provisions of this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any item of Rental which may have become due during the Term (except to the extent otherwise expressly set forth herein). Tenant’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

(D) No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing signed by Landlord.

25.3 No Waiver by Tenant.

(A) Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by Tenant.

(B) Tenant’s failure during the Term to make a demand for payment under any of the provisions of this Lease shall not in any way be deemed to be a waiver of, or cause Tenant to forfeit or surrender, its rights to collect any amount which may have become due during the Term (except to the extent otherwise expressly set forth herein). Landlord’s liability for such amounts shall survive the expiration or earlier termination of this Lease (except to the extent otherwise expressly set forth herein).

Article 26

JURISDICTION

26.1 Governing Law.

This Lease shall be construed and enforced in accordance with the laws of the State of New York.

26.2 Submission to Jurisdiction.

Tenant hereby (a) irrevocably consents and submits to the jurisdiction of any federal, state, county or municipal court sitting in the State of New York for purposes of any action or proceeding brought therein by Landlord against Tenant concerning any matters relating to this Lease, (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings, (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York, and (d) agrees that any final unappealable judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant further agrees that any action or proceeding by Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

26.3 Waiver of Trial by Jury; Counterclaims.

(A) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise.

(B) If Landlord commences any summary proceeding against Tenant, then Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding (except to the extent that applicable law precludes Tenant from asserting such counterclaim in another proceeding), and shall not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant. Nothing contained in this Section 26.3(B) limits Tenant’s right to assert claims against Landlord in a separate proceeding.

Article 27

NOTICES

27.1 Addresses; Manner of Delivery.

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:

if to Tenant, at:

Prior to the Commencement Date:

575 Madison Avenue, 10th Floor

New York, New York 10022

Attn.: Zachary Prensky, CEO

From and after the Commencement Date:

One Penn Plaza

New York, New York 10119

Attn.: Zachary Prensky, CEO

In either case, with a copy of any notice of default to:

Fox Rothschild LLP

101 Park Avenue, 17th Floor

New York, NY 10178

Attn.: Scott A. Lavin, Esq.

if to Landlord, at:

c/o Vornado Office Management LLC

888 Seventh Avenue

New York, New York 10019

Attn.: Executive Vice President, Co-Head of Real Estate

with a copy to:

c/o Vornado Realty Trust

210 Route 4 East

Paramus, New Jersey 07652

Attn.: President and Chief Financial Officer

or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 27. Any such bill, statement, consent, notice, demand, request, or other communication shall be deemed to have been given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) Business Days after the date that it is mailed, as aforesaid, or (z) on the first (1st) Business Day after the date that it is sent by a nationally-recognized overnight courier, as aforesaid. Any such bills, statements, consents, notices, demands, requests or other communications that the Person that is the property manager for the Building gives to Tenant in accordance with the terms of this Article 27 shall be deemed to have been given by Landlord (except that Landlord, at any time and from time to time, shall have the right to terminate or suspend such property manager’s right to give such bills, statements, consents, notices, demands, requests or other communications to Tenant by giving not less than five (5) days of advance notice thereof to Tenant). Notices hereunder may also be given on behalf of either party by its attorneys.

Article 28

BROKERAGE

28.1 Broker.

Landlord and Tenant each represent to the other that it has not dealt with any broker, finder or salesperson in connection with this Lease other than Newmark Company Real Estate, Inc. d/b/a Newmark (the “Broker”) and Jones Lang LaSalle Brokerage Inc. (the “Broker’s Cooperating Broker”). Landlord shall pay the Broker any commission or other compensation due in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and the Broker. Landlord and Tenant acknowledge that the Broker shall pay the Broker’s Cooperating Broker any commission or other compensation due in connection with this Lease pursuant to the terms of a separate written agreement between the Broker and the Broker’s Cooperating Broker.

Article 29

INDEMNITY

29.1 Tenant’s Indemnification of the Landlord Indemnitees.

(A) Subject to the terms of Section 14.3 and this Section 29.1, Tenant shall, to the fullest extent permitted by law, indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Landlord Indemnitee and that derive from a claim (a “Claim Against Landlord”) made by a third party against such Landlord Indemnitee arising from or alleged to arise from:

(1) a wrongful act or wrongful omission of any Tenant Indemnitee during the Term (including, without limitation, claims that derive from a Permitted Party’s conducting such Permitted Party’s business in the Premises) (it being understood that Tenant shall not have responsibility under this clause (1) for any wrongful act or wrongful omission of a Recapture Subtenant);

(2) an event or circumstance that occurs during the Term in the Premises or in another portion of the Building with respect to which Tenant has exclusive use pursuant to the terms hereof (subject, however, to Landlord’s rights of access under Article 9 hereof) (it being understood that Tenant’s liability under this clause (2) shall not apply to the extent that Landlord exercises Landlord’s rights under Section 17.3 hereof with respect to the Premises);

(3) the breach of any covenant to be performed by Tenant hereunder;

(4) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Section 28.1 hereof);

(5) a Person with whom a Permitted Party has dealt making a claim for a leasing commission or other similar compensation in connection with a Transfer; or

(6) Landlord’s cooperating with Tenant as contemplated by Section 7.4(A) hereof.

Tenant shall not be required to indemnify the Landlord Indemnitees, and hold the Landlord Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Landlord Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Landlord. Nothing contained in this Section 29.1 limits the provisions of Section 31.19 hereof.

(B) The term “Landlord Indemnitees” shall mean, collectively, Landlord, Landlord’s managing agent, each Lessor, each Mortgagee, the Condominium Board and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(C) The term “Tenant Indemnitees” shall mean each Permitted Party and their respective partners, members, managers, officers, directors, employees, trustees and agents.

(D) The parties intend that the Landlord Indemnitees (other than Landlord) shall be third-party beneficiaries of this Section 29.1.

29.2 Landlord’s Indemnification of the Tenant Indemnitees.

(A) Subject to the terms of Section 14.3 and this Section 29.2, Landlord shall, to the fullest extent permitted by law, indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, from and against, all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by a Tenant Indemnitee and that derive from a claim (a “Claim Against Tenant”) made by a third party against such Tenant Indemnitee arising from or alleged to arise from:

(1) the breach of any covenant to be performed by Landlord hereunder;

(2) a misrepresentation made by Landlord hereunder (including, without limitation, a misrepresentation of Landlord under Section 28.1 hereof);

(3) Landlord’s failure to pay the Broker a commission or other compensation in connection herewith; or

(4) a wrongful act or wrongful omission of any Landlord Indemnitee (including, without limitation, a wrongful act or wrongful omission of the Person that has the right to occupy the Premises by virtue of Landlord’s exercising Landlord’s rights under Section 17.3 hereof).

Landlord shall not be required to indemnify the Tenant Indemnitees, and hold the Tenant Indemnitees harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Tenant Indemnitee contributed to the loss or damage sustained by the Person making the Claim Against Tenant.

(B) The parties intend that the Tenant Indemnitees (other than Tenant) shall constitute third-party beneficiaries of this Section 29.2.

29.3 Indemnification Procedure.

(A) If at any time a Claim Against Tenant is made or threatened against a Tenant Indemnitee, or a Claim Against Landlord is made or threatened against a Landlord Indemnitee, then the Person entitled to indemnity under this Article 29 (the “Indemnitee”) shall give to the other party (the “Indemnitor”) notice of such Claim Against Tenant or such Claim Against Landlord, as the case may be (the “Claim”); provided, however, that the Indemnitee’s failure to provide such notice shall not impair the Indemnitee’s rights to indemnity as provided in this Article 29 except to the extent that the Indemnitor is prejudiced materially thereby. Such notice shall state the basis for the Claim and the amount thereof (to the extent such amount is determinable at the time that such notice is given).

(B) The Indemnitor shall have the right to defend against the Claim using attorneys that the Indemnitor designates and that the Indemnitee approves (it being understood that (I) the Indemnitee shall not unreasonably withhold, condition or delay such approval, (II) the Indemnitee shall be deemed to have approved such attorneys if the Indemnitee fails to respond within ten (10) days to the Indemnitor’s request for approval, and (III) the attorneys designated by the Indemnitor’s insurer shall be deemed approved by the Indemnitee for purposes hereof). The Indemnitor’s failure to notify the Indemnitee of the Indemnitor’s election to defend against the Claim within thirty (30) days after the Indemnitee gives such notice to the Indemnitor shall be deemed a waiver by the Indemnitor of its aforesaid right to defend against the Claim.

(C) Subject to the terms of this Section 29.3(C), if the Indemnitor elects to defend against the Claim pursuant to Section 29.3(B) hereof, then the Indemnitee may participate, at the Indemnitee’s expense, in defending against the Claim. The Indemnitor shall have the right to control the defense against the Claim (and, accordingly, the Indemnitee shall cause its counsel to act accordingly). If there exists a conflict between the interests of the Indemnitor and the interests of the Indemnitee, then the Indemnitor shall pay the reasonable fees and disbursements of any counsel that the Indemnitee retains in so participating in the defense against the Claim. Except as otherwise provided in this Section 29.3(C), the Indemnitor shall not be required to pay the costs that Indemnitee otherwise incurs in engaging counsel to consult with Indemnitee in connection with the Claim.

(D) If the Claim is a Claim Against Landlord, then Landlord shall cooperate reasonably with Tenant in connection therewith. If the Claim is a Claim Against Tenant, then Tenant shall cooperate reasonably with Landlord in connection therewith.

(E) The Indemnitor shall not consent to the entry of any judgment or award regarding the Claim, or enter into any settlement regarding the Claim, except in either case with the prior approval of the Indemnitee (any such entry of any judgment or award regarding a Claim to which the Indemnitor consents, or any such settlement regarding a claim to which the Indemnitor agrees, being referred to herein as a “Settlement”). The Indemnitee shall not unreasonably withhold, condition or delay the Indemnitee’s approval of a proposed Settlement, provided that (I) the Indemnitor pays, in cash, to the Person making the Claim, the entire amount of the Settlement contemporaneously with the Indemnitee’s approval thereof (so that neither the Indemnitor nor the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), or (II) the Person making the Claim releases the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof). If (x) the terms of the Settlement do not provide for the Indemnitor’s making payment, in cash, to the Person making the Claim, the entire amount of the Settlement, contemporaneously with the Indemnitee’s approval thereof (so that either the Indemnitor or the Indemnitee have any material obligations regarding the applicable Claim that remain executory from and after the consummation of the Settlement), (y) the Person making the Claim does not release the Indemnitee from any obligations owed to such Person pursuant to such Settlement that remain executory after the consummation thereof, and (z) the Indemnitee does not approve the proposed Settlement, then the Indemnitor’s aggregate liability under this Article 29 for the Claim (including, without limitation, the costs incurred by the Indemnitor for legal costs and other costs of defense) shall not exceed an amount equal to the sum of (i) the aggregate legal costs and defense costs that the Indemnitor incurred to the date that the Indemnitor proposes such Settlement, (ii) the amount that the Indemnitor would have otherwise paid to the Person making the applicable Claim under the terms of the proposed Settlement, and (iii) the aggregate legal costs and defense costs that the Indemnitor would have reasonably expected to incur in consummating the proposed Settlement.

(F) If the Indemnitor does not elect to defend against the Claim as contemplated by this Section 29.3, then the Indemnitee may defend against, or settle, such claim, action or proceeding in any manner that the Indemnitee deems appropriate, and the Indemnitor shall be liable for the Claim to the extent provided in this Article 29.

(G) The provisions of this Article 29 shall survive the Expiration Date.

Article 30

LANDLORD’S CONSENTS; ARBITRATION

30.1 Certain Limitations.

Subject to the terms of Section 30.2 hereof, Tenant hereby waives any claim against Landlord for Landlord’s unreasonably withholding, unreasonably conditioning or unreasonably delaying any consent or approval requested by Tenant in cases where Landlord expressly agreed herein not to unreasonably withhold, unreasonably condition or unreasonably delay such consent or approval. If there is a determination that such consent or approval has been unreasonably withheld, unreasonably conditioned or unreasonably delayed, then (1) the requested consent or approval shall be deemed to have been granted, and (2) Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding, conditioning or delaying consent or approval shall be as provided in this Article 30.

30.2 Expedited Arbitration.

(A) If (i) this Lease obligates Landlord to not unreasonably withhold, condition or delay Landlord’s consent or approval for a particular matter, (ii) Landlord withholds, delays or conditions its consent or approval for such matter, and (iii) Tenant believes that Landlord did so unreasonably, then Tenant shall have the right to submit the issue of whether Landlord unreasonably withheld, delayed or conditioned such consent or approval to an Expedited Arbitration Proceeding only by giving notice thereof to Landlord on or prior to the thirtieth (30th) day after the date that Landlord denied or conditioned such consent or approval, or the thirtieth (30th) day after the date that Tenant claims that Landlord’s delaying such consent or approval first became unreasonable, as the case may be.

(B) The sole decision to be made in the Expedited Arbitration Proceeding under Section 30.2(A) hereof shall be whether Landlord unreasonably withheld, delayed or conditioned its consent with respect to the particular matter being arbitrated. If the decision in the Expedited Arbitration Proceeding is that Landlord unreasonably withheld, conditioned, or delayed consent with respect to such matter, then (i) Landlord shall be deemed to have consented to such matter, and (ii) Landlord shall execute and deliver documentation that is reasonably requested by Tenant to evidence such consent.

(C) The term “Expedited Arbitration Proceeding” shall mean a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions thereof; provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Section E-4(b) shall be returned within five (5) Business Days from the date of mailing; (ii) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(c) as modified by clause (i) above; (iii) the notification of the hearing referred to in Section E-7 shall be four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator’s fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator’s fees).

(D) Nothing contained in this Section 30.2 impairs other sections of this Lease that provide for the submission of particular matters to an Expedited Arbitration Proceeding (in which case the provisions of Section 30.2(C) shall apply in respect thereof but the provisions of Section 30.2(A) and Section 30.2(B) shall not apply, except to the extent that a particular dispute involves Tenant’s contention that Landlord unreasonably withheld, conditioned or delayed a consent or approval for a particular matter).

Article 31

ADDITIONAL PROVISIONS

31.1 Tenant’s Property Delivered to Building Employees.

Any Building employee to whom any property is entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property.

31.2 Not Binding Until Execution.

This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered a fully executed counterpart of this Lease to each other.

31.3 No Third Party Beneficiaries.

Landlord and Tenant hereby acknowledge that they do not intend for any other Person to constitute a third-party beneficiary hereof, except to the extent otherwise set forth herein.

31.4 Extent of Landlord’s Liability.

(A) The obligations of Landlord under this Lease shall not be binding upon the Person that constitutes Landlord initially after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be (or upon any other Person that constitutes Landlord after the sale, conveyance, assignment or transfer by such Person of its interest in the Building or the Real Property, as the case may be), to the extent such obligations accrue from and after the date of such sale, conveyance, assignment or transfer.

(B) The members, managers, partners, shareholders, directors, officers and principals, direct and indirect, comprising Landlord shall not be liable for the performance of Landlord’s obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder.

(C) The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord’s interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

31.5 Extent of Tenant’s Liability.

If Tenant is a corporation, limited partnership, limited liability partnership or limited liability company, then (i) the members, managers, limited partners, shareholders, directors, officers and principals, direct and indirect, comprising Tenant shall not be liable for the performance of Tenant’s obligations under this Lease, and (ii) Landlord shall look solely to Tenant to enforce Tenant’s obligations hereunder. If more than one Person constitutes Tenant hereunder, then all such Persons that constitute Tenant shall have joint and several liability for the obligations of Tenant hereunder.

31.6 Survival.

Subject to the terms hereof, Tenant’s liability for all amounts that are due and payable to Landlord hereunder shall survive the Expiration Date.

31.7 Recording.

Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord’s submission thereof to Tenant.

31.8 Entire Agreement.

This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed, or supplemented, except by a written instrument executed by both parties.

31.9 Counterparts and Electronic Signatures.

This Lease may be executed in counterparts, it being understood that all such counterparts, taken together, shall constitute one and the same agreement. An executed counterpart of this Lease transmitted by email or other electronic transmission or using electronic signature technology (e.g., via DocuSign or similar electronic technology) shall be (i) deemed an original counterpart of this Lease and (ii) legally binding upon the parties hereto to the same extent as delivery of an original counterpart of this Lease.

31.10 Exhibits.

If any inconsistency exists between the terms and provisions of this Lease and the terms and provisions of the Exhibits hereto, then the terms and provisions of this Lease shall prevail.

31.11 Gender; Plural.

Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other gender and the singular to include the plural.

31.12 Divisibility.

If any term of this Lease, or the application thereof to any Person or circumstance, is held to be invalid or unenforceable, then the remainder of this Lease or the application of such term to any other Person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

31.13 Vault Space.

If (i) Tenant uses or occupies any vaults, vault space or other space outside the boundaries of the Real Property that in each case is located below grade, and (ii) such space is diminished by any Governmental Authority or by any utility company, then such diminution shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord.

31.14 Adjacent Excavation.

If an excavation is made upon land adjacent to the Building, or is authorized to be made, then Tenant, upon reasonable advance notice, shall grant to the Person causing or authorized to cause such excavation a license to enter upon the Premises for the purpose of doing such work as said Person deems necessary to preserve the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental. Landlord acknowledges that Landlord’s right to access the Premises as provided in this Section 31.14 is subject to the provisions of Article 9 hereof.

31.15 Captions.

The captions are inserted only for convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision thereof.

31.16 Parties Bound.

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

31.17 Authority.

(A) Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing under the laws of the State of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Tenant’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Tenant, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Lease by Tenant will not violate any Requirement, (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Lease have been obtained or made and (ix) the Office of Foreign Assets Control of the United States Department of the Treasury has not listed Tenant or any of Tenant’s Affiliates, or any Person that Controls, is Controlled by, or is under common Control with Tenant, on its list of Specially Designated Nationals and Blocked Persons.

(B) Landlord hereby represents and warrants to Tenant that (i) Landlord is duly organized, validly existing and in good standing under the laws of the State of New York, and possesses all licenses and authorizations necessary to carry on its business, (ii) Landlord has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on Landlord’s behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by Landlord, (v) this Lease constitutes a valid, legal, binding and enforceable obligation of Landlord (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by Landlord will not cause or constitute a default under, or conflict with, the organizational documents of Landlord or any agreement to which Landlord is a party, (vii) the execution, delivery and performance of this Lease by Landlord does not violate any Requirement, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Landlord for the execution, delivery and performance of this Lease have been obtained or made.

31.18 Rent Control.

If at the commencement of, or at any time or times during, the Term, the Rental reserved in this Lease is not fully collectible by reason of any Requirement, then Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to allow Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to the excess of (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, over (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

31.19 Consequential Damages.

Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers (it being understood, however, that nothing contained in this Section 31.19 limits Landlord’s right to recover damages (x) as expressly provided in Section 21.3(A) hereof and in Section 24.2 hereof, or (y) for Tenant’s failure to remove Specialty Alterations to the extent provided in Section 7.8(A) hereof). Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any Person claiming by, through or under Tenant.

31.20 Tenant’s Advertising.

Tenant shall not use a picture, photograph or drawing of the Building (or a silhouette thereof) in Tenant’s letterhead or promotional materials without Landlord’s prior approval.

31.21 Specially Designated Nationals; Blocked Persons; Embargoed Persons.

(A) Tenant represents and warrants to Landlord that (a) Tenant and each person or entity directly or indirectly owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by Requirements or that this Lease is in violation of Requirements, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by Requirements or Tenant is in violation of Requirements.

(B) Tenant covenants and agrees (a) to comply with all Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with Requirements.

(C) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Term shall be an Event of Default. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be an Event of Default.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE TO FOLLOW]

This page constitutes the signature page to the Lease, dated as of the 20th day of May 2024, between ONE PENN PLAZA LLC, as landlord, and LB PHARMACEUTICALS, INC., as tenant, for certain space in the building known as PENN 1 and by the street address of One Penn Plaza, New York, New York 10119

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease as of the date first above written.

ONE PENN PLAZA LLC, Landlord

By:	VNO PENN District Holdings II LLC, as managing member

	By:	VNO PENN District Holdings LLC, its sole member

		By:	Vornado Realty L.P., its sole member

			By:	Vornado Realty Trust, its general partner

				By:	/s/ Glen J. Weiss
Glen J. Weiss
Executive Vice President,
Co-Head of Real Estate

LB PHARMACEUTICALS, INC., Tenant

By:	/s/ Zachary Prensky
Name: Zachary Prensky
Title: President & CEO

Tenant’s EIN: 81-1854347